REGISTRATION STATEMENT AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
                               DECEMBER 30, 1998
                                                              FILE NO. 333-52687

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                  UNITED STATES FINANCIAL GROUP, INCORPORATED
              (Exact name of registrant as specified in charter)


        DELAWARE                   6749                 13-3922249
        State of           Standard Industrial       IRS Employer ID
      Incorporation      Classification Code No.          Number

                      110 WALL STREET, NEW YORK, NY 10005
                                (212) 785-4545
  (Address and telephone number of Registrant's principal executive offices)



                               MOHAMMAD ALI KHAN

                                110 WALL STREET
                               NEW YORK, NY 10005
                                 (212) 785-4545
      (Name, Address and telephone number of agent for service of process)


                                   Copies To:

       RONALD J. BRESCIA, ESQ.              RICHARD A. FRIEDMAN, ESQ.
        DOROS & BRESCIA, P.C.                GREGORY SICHENZIA, ESQ.
       1140 AVENUE OF THE AMERICAS       SICHENZIA, ROSS & FRIEDMAN, LLP
         NEW YORK, NY 10036                 135 WEST 50TH STREET
            212-921-0550                     NEW YORK, NY 10020
                                                212-664-1200
                                             212-664-7329 (FAX)

           (Name, Address and telephone number of Agent for Service)

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this registration statement.


If any of the Securities being offered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OF DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

                        CALCULATION OF REGISTRATION FEE



--------------------------------------------------------------------------------------------------------
                                                   PROPOSED MAXIMUM       AMOUNT OF
     TITLE OF EACH CLASS OF        AMOUNT TO BE     OFFERING PRICE        AGGREGATE         AMOUNT OF
   SECURITIES TO BE REGISTERED      REGISTERED         PER SHARE       OFFERING PRICE    REGISTRATION FEE
--------------------------------  --------------  ------------------  ----------------  -----------------
Common Shares ..................    2,200,000     $15                    $33,000,000      $     9,735
Common Shares underlying
 Underwriter's Warrant .........      202,500     $18                    $ 3,645,000      $  1,075.28
Common Shares (overallotment
 option) .......................      303,750     $15                      4,556,250         1,344.09
                                                                                          ------------
  Total ........................                                                          $ 12,154.37*
                                                                                          ============

--------------------------------------------------------------------------------------------------------

* Previously paid




     THE REGISTRATION FEE FOR COMMON SHARES IS DETERMINED PURSUANT TO RULE 457(G) AND PURSUANT TO RULE 457(I) FOR THE UNDERWRITERS' WARRANT. THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------

                             CROSS REFERENCE SHEET
                               [S-K ITEM 501(B)]




                     ITEM NUMBER AND CAPTION                    CAPTION OR LOCATION IN PROSPECTUS
        ------------------------------------------------  --------------------------------------------
   1.   Forepart of Registration Statement and Outside    Cover Page
        Front Cover Page of Prospectus
   2.   Inside Front and Outside Back Cover of            Inside Front Cover and Outside Back Cover
        Prospectus                                        of Prospectus
   3.   Summary Information; Risk Factors                 Prospectus Summary; Risk Factors
   4.   Use of Proceeds                                   Use of Proceeds
   5.   Determination of Offering Price                   Cover Page; Risk Factors; Underwriting
   6.   Dilution                                          Dilution
   7.   Selling Security Holders                          Not Applicable
   8.   Plan of Distribution                              Cover Page; Cover Page Notes
   9.   Legal Proceedings                                 Legal Proceedings
  10.   Directors, Executive Officers, Promoters          Management
        and Control Persons
  11.   Security Ownership of Beneficial Owners and       Principal and Selling Shareholders
        Management
  12.   Description of Securities to be Registered        Cover Page; Description of Securities
  13.   Interest of Named Experts and Counsel             Experts
  14.   Disclosure of Commission's Position               Underwriting
        on Indemnification for Securities
        Act Liabilities
  15.   Information with Respect to the Registrant        Prospectus Summary; Risk Factors; Dilution;
                                                          Management; Description of Securities;
                                                          Business; Executive Compensation
                                                          and Financial Statements
  16.   Management's Discussion and Analysis or Plan      Management's Discussion and Analysis of
        of Operation                                      Financial Condition
                                                          and Results of Operations
  17.   Description of Property                           Property
  18.   Certain Relationships and Related Transactions    Certain Transactions
  19.   Market for Common Equity and Related              Outside Front Cover
        Stockholder Matters
  20.   Executive Compensation                            Management--Executive Compensation
  21.   Financial Statements                              Consolidated Financial Statements

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER  , 1998


                  UNITED STATES FINANCIAL GROUP, INCORPORATED
                       2,200,000 SHARES OF COMMON STOCK


     United States Financial Group, Incorporated ("USFG" or the "Company") is offering 2,025,000 shares of its common stock (the "Common Stock" or "Shares"), par value $.0001 per share, at a price of $15.00 per Share (the "Offering"). This Prospectus also relates to the offering of 175,000 shares of Common Stock by a selling stockholder (the "Selling Stockholder"). The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholder.



     Prior to the Offering, there has been no public market for the Common Stock and no assurance can be given that any such market will develop upon completion of the Offering. The Company is applying for quotation of the Common Stock on The Nasdaq National Market System under the symbol "USFG." The initial public offering price of the Common Stock has been determined by negotiation between the Company and Kashner Davidson Securities Corporation (the "Underwriters") and does not necessarily bear any relation to the Company's earnings, assets, book value, net worth or any other recognized criteria of value. See "Underwriting."


AN INVESTMENT IN THE SHARES OF COMMON STOCK AND WARRANTS OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE
        "RISK FACTORS" COMMENCING ON PAGE 6 AND "DILUTION" ON PAGE 21.

                               ----------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.






----------------------------------------------------------------------------------------------------
                                            UNDERWRITING
                            PRICE TO     DISCOUNTS AND THE    PROCEEDS TO          PROCEEDS TO
                           PUBLIC (1)     COMMISSIONS (1)     COMPANY (2)    SELLING STOCKHOLDER (3)
                        --------------- ------------------- --------------- ------------------------
Per Share (4) .........   $     15.00       $     1.50        $     13.50
 Offering .............   $33,000,000       $3,300,000        $27,337,500           $362,500
----------------------------------------------------------------------------------------------------




----------

(1) Includes a non-accountable expense allowance ("Non-Accountable Expense Allowance") equal to 3% of the gross offering proceeds, or $990,000 ($1,138,500 if the Underwriters' Over-Allotment Option is exercised in full), of which $25,000 has been paid to date, (ii) warrants to be sold to the Underwriters (the "Underwriters' Warrants") to purchase up to 202,500 shares of the Common Stock upon the Closing. In addition, the Company also agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."


(2) After deducting discounts and commissions payable to the Underwriters, but before deducting the Underwriters' Non-Accountable Expense Allowance, or the other expenses of the Offering, estimated at $800,000 payable by the Company. See "Underwriting."


(3) After deducting Underwriting discounts and commissions and amounts attributable to the shares sold by the Selling Stockholder, but before deducting the Non-accountable Expense Allowance.

(4) The Company has granted the Underwriters an option, exercisable for 45 days after the date that the Securities and Exchange Commission declares the Company's registration statement effective (the "Effective Date") to purchase up to an additional 303,750 shares of Common Stock solely for the purpose of covering over-allotments, if any (the "Underwriters' Over-Allotment Option"). If the Over-Allotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $34,931,250, $3,493,125 and $31,438,125.
      See "Underwriting."


     The Shares are being offered as and if delivered to and accepted by the Underwriters, subject to prior sale, and other conditions and legal matters. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject orders, in whole or in part, for the purchase of any of the securities offered notwithstanding tender by check or otherwise. It is expected that delivery of the certificates representing the Shares will be made against payment therefor at the offices of Kashner Davidson Securities Corporation, 77 South Palm Avenue, Sarasota, Florida 34236.



                    KASHNER DAVIDSON SECURITIES CORPORATION




                  The date of this Prospectus is       , 1999.

--------------------------------------------------------------------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITER AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."


INFORMATION ON THE COMPANY'S WEBSITE SHALL NOT BE DEEMED TO BE PART OF THIS PROSPECTUS.

                               ----------------

     The Company intends to mail an annual report containing financial statements audited by its independent accountants for each fiscal year to all its stockholders and shall make available to all of its shareholders quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including "Risk Factors" and the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results suggested by the forward-looking statements and from the results historically experienced. Factors that may cause or contribute to such differences include, but are not limited to, those discussed under "Risk Factors" and elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes (i) no exercise of the Underwriters' Over-Allotment Option, and (ii) no exercise of the Underwriters' Warrants.


                                  THE COMPANY

     United States Financial Group, Incorporated ("USFG" or the "Company") is incorporated under the laws of the State of Delaware and is a holding company for three active subsidiaries: Klein, Maus & Shire, Inc. ("KMS"); Sureal International, Inc. ("Sureal") and KMS Asset Management Group, Incorporated ("KMS-AMG").

     KMS is a securities brokerage and investment banking firm registered with the Securities and Exchange Commission (the "SEC" or "Commission") and is a member firm of the National Association of Securities Dealers, Inc. (the "NASD"), Municipal Securities Rulemaking Board (known as the "MSRB"), and Securities Insurance Protection Corporation ("SIPC"). To date, KMS has co-managed a total of three public offerings of securities, raising an aggregate of approximately $15 million. KMS also regularly participates as a selling group member in public offerings managed by other underwriters. KMS also provides advisory services to over 3,000 high net worth individuals and institutions around the world. The Company believes that KMS' current and future success is attributable to its principal client base of high net worth international investors and institutions. The Company believes that KMS' client base puts KMS in a strong position to expand its investment banking activities without reliance on cold calling or high pressure marketing activities. KMS' growth plans are based on a corporate policy emphasizing generating revenues at a non-retail level, and maintaining a small sales force comprised of experienced financial consultants.

     Sureal distributes and sells high quality nutritional and air purification products in Russia and other republics of the former Soviet Union through a network marketing organization in which independent distributors purchase products for resale to retail customers as well as for their own personal use. The number of the Company's active distributors has increased from 333 at July 1995 to approximately 100,000 at May 31, 1997. Sureal's growth strategy is to expand its network of independent distributors to increase sales and to expand through acquisitions.

     In 1997, the Company formed KMS-AMG; however, to date, KMS-AMG has not generated any revenue. KMS-AMG was formed to serve as a financial advisor and money manager to institutions, individuals and governments. KMS-AMG currently acts as an advisor to several international corporations and individuals, as well as to quasi-public entities in Grenada, South Korea and Pakistan. KMS-AMG has agreements with or issued memorandums of understanding to the Grenadine and Pakistani governments whereby it will be acting as an advisor to Grenadine government on its tourism and infrastructure development project and to the Board of Investments in Pakistan which is establishing the first "Technology Science Park" in Pakistan. KMS-AMG's growth strategy is to increase revenue by expanding its money management business by increasing assets under management and increasing its international consultancy business by becoming advisors to additional institutions and governments of developing countries.

     The Company intends to use a substantial portion of the proceeds of this offering to engage in the business of acquiring undervalued or reasonably priced companies in industries well suited for roll up consolidation transactions. The Company's strategy is to locate acquisition candidates that operate in industry or market niches that are well established, are served in a fragmented way and do not compete directly with large competitors. Furthermore, these target companies must have experienced management teams and do not require significant expenditures for research and development.

     The Company was incorporated under the laws of the State of Delaware on August 10, 1995. The Company, KMS and KMS-AMG maintain offices at 110 Wall Street, New York, New York 10005, and their telephone number is (212) 785-4545. Sureal maintains offices in Orem, Utah.

                               ----------------


                                 THE OFFERING


Securities offered by the

 Company (1)................   2,025,000 shares of Common Stock



Securities offered by the Selling
 Stockholder................   175,000 shares of Common Stock


Common Stock outstanding prior to

 the Offering (1)...........   11,517,636 shares



Common Stock to be outstanding after

 the Offering (1)(2):.......   13,542,636


NASDAQ Symbol (3)...........   USFG




Use of proceeds.............   The net proceeds of this Offering will be used
                               for working capital and other general corporate purposes, including possible acquisitions, to develop and expand Sureal's and KMS-AMG's operations, open an office for KMS in Bahrain, expand KMS' proprietary trading operations and lease a seat for KMS on the New York Stock
                               Exchange. See "Use of Proceeds."



----------
(1) Assumes the conversion of 813,000 shares of Preferred Stock (including the portion that was issued by KMS) into 813,000 shares of Common Stock and includes the issuance of 750,000 shares of Common Stock to effect the Sureal Merger and the 2 for 1 reverse stock split effected December 8, 1997.


(2) Such amount excludes the Underwriters' Overallotment Option of 303,750 shares of Common Stock and 202,500 shares of Common Stock underlying the Underwriters' Warrant.

(3) The proposed Nasdaq symbol does not imply that a liquid and active market will develop or be sustained for the Common Stock upon completion of the Offering.

                         SUMMARY FINANCIAL INFORMATION


     The following summary financial data is qualified in its entirety by, and should be read in conjunction with, the Company's Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Results of Operations and Financial Condition." The summary financial data presented below as of December 31, 1997 and 1996 and for each of the three fiscal periods in the period ended December 31, 1997 are derived from the audited Consolidated Financial Statements of the Company, which Consolidated Financial Statements have been reported upon by independent certified public accountants, and are included in this Prospectus. The consolidated financial data for September 30, 1998 and 1997 and the nine month periods then ended has been extracted from the Company's unaudited consolidated financial statements. All per share amounts give retroactive effect to the two for one reverse stock split effected December 8, 1997.

     The amounts for Sureal for each of the three years in the period ended December 31, 1997 are derived from Sureal's audited financial statements included herein.





                                      AUGUST 10, 1995         FOR THE YEAR ENDED                    NINE MONTHS
                                        (INCEPTION)              DECEMBER 31,                   ENDED SEPTEMBER 30,
                                            TO         --------------------------------- ---------------------------------
THE COMPANY                          DECEMBER 31, 1995       1996             1997             1997             1998
----------------------------------- ------------------ ---------------- ---------------- ---------------- ----------------
Statement of Operations Data:
Revenue ........................... $   1,032          $   248,989      $ 2,867,851      $ 2,104,802      $ 3,789,755
Net Income (loss) ................. $     502          $(1,249,484)     $(1,646,007)     $(1,286,506)     $(1,554,625)
Basic Income (Loss) per share ..... $      --          $      (.13)     $      (.16)     $      (.13)     $      (.15)
Weighted average number of
 shares outstanding ............... 9,944,634            9,994,634       10,007,134        9,944,634       10,704,636




                                     AS OF
                                    9/30/98        AS OF 9/30/98
                                     ACTUAL       AS ADJUSTED (1)
                                 -------------   ----------------
Balance Sheet Data:
Total assets .................    $9,604,060        $33,640,058
Liabilities ..................     3,102,330          1,758,926
Stockholders' equity .........     6,500,990         32,127,240


----------

(1) Adjusted to give effect to the sale of Securities offered by the Company hereby (assuming no exercise of the Underwriters' Overallotment Option) and the application of the estimated net proceeds therefrom, including the repayment of $789,752 in loans due by Sureal ($210,000 of which are due to related parties).


Sureal:


Sureal was acquired by the Company in December 1997 in a transaction accounted for as a purchase. Accordingly, its results of operations are included in the Company's consolidated financial results commencing on the date of acquisition. Sureal's operating results for periods prior to December 1997 are not included in the Company's consolidated results.



                                        YEAR ENDED DECEMBER 31,
                               -----------------------------------------
                                   1995         1996           1997
                               ----------- -------------- --------------
Commissionable Sales .........  $ 995,670   $21,594,562    $31,720,456
Net income (loss)(1) .........    (81,494)      274,920        384,447


----------
(1) Sureal was an S corp for Federal income tax purposes until it was acquired by the Company in December 1997. The amounts reported have been reduced by pro forma income tax provisions of $111,000 in 1996 and $229,000 in 1997.

                                 RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Words or phrases such as "should result, are expected to, we anticipate, we estimate, we project" or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company's historical experience and its present expectations or projections. Caution should be taken not to place undue reliance on any such forward-looking statements, since such statements speak only as of the date of the making of such statements. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including those set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.



RISKS RELATED TO THE COMPANY


 Limited Operating History and Losses, Operations as a Holding Company

     The Company and each of its subsidiaries have operating histories of less than three years and has incurred operating losses. In addition, each subsidiary intends to change and expand its operations upon the completion of the Offering. As such, past history and performance are not necessarily an indication of future performance.


     The Company operates as a holding company and, accordingly, is dependent on the operations of its subsidiaries to generate profits and cash flow. Management has broad discretion with respect to allocating Company resources to individual subsidiaries. In addition, KMS, one of the Company's subsidiaries, is subject to rules governing its net capital requirements. Such requirements could limit the Company's ability to receive dividends from KMS. An inability of KMS to continue operations or pay dividends to the Company would materially adversely affect the Company's financial condition.


 Managing Changing Business

     The Company's business strategy includes introductions of potential acquisitions of products and businesses. The Company anticipates that the integration of newly acquired businesses, if any, would also require significant management time and attention. The Company's ability to manage change will require it to continue to implement and improve its operational, financial and management information systems and to motivate and effectively manage an increasing number of employees. Failure to manage such change effectively would materially adversely affect the Company's business, financial condition and results of operations.


RISK FACTORS RELATED TO KMS


 Volatile Nature of KMS' Business and Associated Market Risks

     KMS' securities business by its nature is subject to various risks, particularly in volatile markets. These include the occurrence of losses from trading and underwriting of securities, customer inability to meet commitments (such as margin obligations), customer default and employee misconduct and errors.

     KMS' revenues, like those of other firms in the securities industry, will be directly related to fluctuations in trading volume and price levels of securities. Such fluctuations are directly affected by regional, national and international economic, regulatory and political conditions, broad trends in business and finance and interest rates. Low trading volume and lack of increasing securities prices generally result in reduced commissions and investment banking revenues for firms such as KMS. In the past, heavy trading volume has caused clearing and processing problems for the securities industry and may do so in the future. In periods of reduced volume or decreasing securities prices, profitability for firms such as KMS may be adversely affected since many costs other than commission compensation are relatively fixed.

     Participation in underwriting of securities will subject KMS to a risk of loss if it is unable to resell the securities underwritten. In addition, in connection with underwriting activities, KMS will be subject to risk of liability and expense resulting from possible claims against the underwriter under Federal and state securities laws. There can be no assurance that KMS will not experience significant losses as a result of such activities.


     The Company could incur significant market risks if it were to enter into or invest in contracts or financial instruments that are linked to or fluctuate with interest rates or other market indices or factors. To date, it has not entered into such agreements or contracts. In addition, the Company has reduced its market risk by selling substantially all trading securities before the end of each market day. No assurances can be given that the Company will continue to avoid market risks associated with the securities industry. See "Business--Klein, Maus & Shire."


 Industry Is Subject to Significant Regulation

     KMS' business is, and the securities industry generally is, subject to extensive regulation at both the Federal and state level by various regulatory agencies which are charged with protecting the interests of customers. Self-regulatory organizations such as the National Association of Securities Dealers, Inc. (the "NASD") and state securities commissions require strict compliance with their respective rules and regulations. Failure to comply with any of these laws, rules and regulations could result in fines, suspension or industry expulsion or criminal prosecution, which could have a material adverse effect upon KMS.

     Certain regulatory bodies perform audits or other procedures to ensure compliance with their rules and regulations. The NASD completed an audit of KMS in February 1998, at which time it issued a letter setting forth certain alleged exceptions and areas of noncompliance noted during the performance of its audit procedures, including alleged deficiencies in written supervisory procedures, violations of the firm's restriction letter with respect to the number of securities for which it can make markets, record keeping violations with respect to new customer accounts and option agreement forms, discrepancies on tickets relating to trades, violations of rules relating to principal markup/markdown transactions on corporate equities and various administrative deficiencies. Management of KMS, based on its review of the letter and discussions with counsel, does not believe that the ultimate resolution of the matters set forth in the letter from the NASD will have a material adverse effect on KMS' results of operations or financial condition, although no assurances thereof can be given. See "Business--Klein, Maus & Shire."


 Effect of Net Capital Requirements

     The SEC's Net Capital Rule imposes minimum financial requirements for all registered broker-dealers doing business with the public. KMS is subject to the requirements of this rule. The Net Capital Rule places limits on certain of KMS' operations, such as underwriting activities and market making and other principal trading activities. A decrease below minimum net capital in the form of a significant operating loss or any unusually large charge against KMS' net capital could adversely affect the ability of KMS to expand or even maintain its present levels of business. See "Business--Klein, Maus & Shire."


 Risks Associated with Small Capitalization Companies

     KMS' business is focused on the underwriting, brokerage and trading of securities of small capitalization companies, a segment of the securities industry which may be subject to greater risks than the securities industry as a whole and, consequently, may be marketable to only a limited segment of the investing public. KMS believes that certain small capitalization companies have significant potential for growth, although such companies generally have limited product lines, markets, market shares and financial resources and their securities may trade less frequently and in more limited volume than those of more established companies. Additionally, in recent years, the stock market has experienced a high degree of price and volume volatility for the securities of many small capitalization companies. In particular, small capitalization companies that trade in the over-the-counter markets have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

 Risks to the KMS' Capital in Connection with Investment Banking Activities

     KMS' investment banking activities subject the Company's capital to certain risks. Such risks include market, credit and liquidity risks, which risks arise primarily when underwritten securities cannot be resold, for any reason, at anticipated price levels. Further, under applicable securities laws and court decisions with respect to underwriters' liability and limitations on indemnification by issuers, an underwriter may be exposed to substantial securities liability arising out of public and private offerings of equity and debt instruments.


 Risks to the KMS' Capital in Connection With Principal Transactions

     As a market maker, KMS may use its capital to maintain substantial inventories of long and/or short positions in securities in order to engage in principal transactions with customers as well as with other broker-dealers. The carrying values of these securities are marked to market with resulting unrealized gains and losses reported as revenue or expense from principal transactions. The maintenance of such positions exposes the Company to the possibility of significant losses when market prices of the securities comprising such positions change.


 Risks relating to the KMS' Investment Account

     KMS maintains an investment account in which securities are held for potential long-term appreciation. Securities in this account consist principally of common stock and warrants and rights to purchase same, most of which are restricted and non-marketable for varying periods of time. As required by generally accepted accounting principles for broker-dealers, these securities are marked to market with resulting unrealized gains and losses being reported as revenue from the investment account. Values of the securities in the investment account are volatile. Fluctuations due to general market conditions, the fundamentals of the issuer of such securities, or otherwise, may have a material effect on the Company's consolidated earnings.


 Risks Associated with Margin Credit

     KMS clears all transactions for its customers on a fully disclosed basis with its clearing agent, which carries and clears all customer securities accounts. The clearing firm also lends funds to KMS' customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing firm maintaining collateral in the form of saleable securities, cash or cash equivalents. Pursuant to the terms of the agreement between KMS and the clearing agent, in the event that customers fail to pay for their purchases, to supply the securities that they have sold, or to repay funds they have borrowed, and the clearing agent satisfies any customer obligations, KMS would be obligated to indemnify the clearing agent for any resulting losses.
See "Business--Klein, Maus & Shire."


 Potential Liability Relating to Legal Proceedings

     Many aspects of KMS' business involve substantial risks of potential liability and regulatory enforcement by state and Federal regulators. In recent years, there has been an increasing incidence of litigation involving participants in the securities industry. Underwriters and agents are subject to substantial potential liability for material misstatements and omissions in prospectuses and other communications with respect to underwritten offerings of securities. Claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty are regularly made against broker-dealers.


 Risks Relating to International Operations and Currency Fluctuations

     The Company intends to use a portion of the proceeds of the Offering to establish an office in Bahrain, to facilitate the provision of KMS' financial services and products in the Middle East. Although the Company attempts to structure its international transactions in United States dollars only, certain transactions may, in the future, be denominated in the local currency. The Company's foreign revenues may be disrupted by currency fluctuations or other events beyond its control, including political or regulatory changes. KMS is also subject to local rules and regulations which can substantially affect the profitability or ability of KMS and the Company to operate internationally. These rules and regulations could have the effect of delaying the introduction of new services or products to international customers and increase the cost of KMS' operations in the Middle East. See "Business--Government Regulation."



 Industry Is Highly Competitive


     All aspects of KMS' business are highly competitive. KMS competes or will compete directly with many other securities brokers and dealers, investment banking firms, life insurance sales agencies, investment advisors, leveraged buyout firms, venture funds and, indirectly with regard to investment funds, with commercial banks. Many of KMS' competitors have substantially greater capital and other resources than does KMS. Some commercial banks and thrift institutions also offer securities brokerage services and many commercial banks offer a variety of investment banking services. Competition among financial services firms also exists for investment representatives and other personnel.


     The securities industry has become considerably more concentrated and more competitive in recent years as numerous securities firms have either ceased operation or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but having substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than those of KMS. Furthermore, numerous commercial banks have petitioned the Board of Governors of the Federal Reserve System for permission to enter into various new business activities from which they are currently barred, such as underwriting certain mortgage-backed and municipal revenue securities and securities backed by consumer loans. Various legislative proposals, if enacted, would also permit commercial banks to engage in such activities. Ultimately, these developments or other developments of a similar nature may lead to the creation of integrated financial service firms that offer a broader range of financial services.

     The securities industry has experienced substantial commission discounting by broker/dealers competing for institutional and individual brokerage business, including many offering deeply discounted rates on the Internet. In addition, an increasing number of specialized firms now offer "discount" services to individual customers. These firms generally effect transactions for their customers on an "execution only" basis without offering other services such as portfolio valuation, investment recommendations and research. The continuation of such discounting and an increase in the number of new and existing firms offering such discounts could adversely affect KMS' retail business.


 Recent and Proposed Expansion

     The Company's growth strategy includes the expansion of KMS' international operations. This includes opening an office in Bahrain to serve clients in the Middle East more effectively. There can be no assurance that the business in Bahrain will be successfully integrated with that of the Company. Prospects of the success of this office must be considered in light of the risks, expenses, delays and difficulties frequently encountered in the establishment of a new business in an industry characterized by intense competition.

     The Company intends to apply a portion of the net proceeds of this Offering to further expand KMS' operations. There can be no assurance that KMS will be able to expand its operations successfully. Moreover, the proposed expansion of the Company's operations may materially increase KMS' operating expenses and could adversely affect KMS' profits.

     The Company may seek to expand its operations by acquiring suitable broker-dealers, research and/or trading firms or other complementary businesses, or by establishing or acquiring additional branch offices. As of the date of this Prospectus, the Company has no agreements, understandings or commitments, and is not engaged in any negotiations, relating to potential acquisitions. There can be no assurance that the Company will effect any acquisitions or that the Company will be able to integrate into its operations any acquired business or branch office successfully.

 Dependence on Key Personnel

     For the foreseeable future, the Company will place substantial reliance upon the personal efforts and abilities of Mohammed Ali Khan, the Company's Chairman of the Board, President and Chief Executive Officer and Asim S. Kohli, the Company's Executive Vice-President and Chief Operating Officer. The Company does not currently maintain key man life insurance on either of Mssrs. Khan or Kohli. The loss of the services of either of Mssrs. Khan or Kohli would have a material adverse effect on the business, operations, revenues and/or prospects of the Company. See "Management."



 Personnel Retention and Recruitment

     A substantial portion of KMS' revenue will be generated through the activities of its securities traders and registered representatives. The inability to recruit and retain traders or such representatives or the inhibition of such customer contact by regulation or otherwise could have a material adverse impact on KMS' business and financial condition. Similarly, implementation of KMS' overall strategy will require it to identify, recruit and retain professionals in the areas of corporate finance, research and similar areas. No assurance can be given that KMS will be successful in these undertakings.


 Use of Proceeds for Venture Capital Investments


     KMS may use a portion of the proceeds from the Offering to invest in late stage venture capital opportunities and/or private placements. Such investment decisions will be in the sole discretion of Management and the Board of Directors. Prospective shareholders of the Company will have no control over decisions to invest in any such capital venture opportunities, and no assurance can be given as to the likelihood of success.


RISK FACTORS OF SUREAL


 Reliance Upon Independent Distributors of Sureal


     Sureal distributes its products exclusively through independent distributors who have entered into agreements with Sureal. Sureal depends exclusively on the efforts and success of its distributors in generating revenue and growth for the Sureal. The agreement with the distributors allows the distributor to terminate the relationship at any time. Sureal will experience turnover in its distributors from year to year. This dependence requires the continued sponsoring and training of new distributors to maintain or increase the total number of distributors of Sureal. Sureal will experience seasonal decreases in distributor sponsoring and product sales in countries where it operates because of holidays and vacations recognized in those countries as well as other factors. Additionally, Sureal will experience fluctuations in the level of distributor sponsorship. Sureal, like other direct marketing companies, has little or no control over the level of sponsorship of new distributors. Sureal cannot predict the timing of these fluctuations or the degree of the fluctuations. There can be no assurance that Sureal will attract and retain sufficient distributors to permit profitable operations because of the number of direct sales opportunities that exist for potential dealers. The loss of a significant number of distributors, including any key distributors, for any reason, could adversely affect Sureal's sales and operating results, and could impair its ability to attract new distributors. There can be no assurance that Sureal's network marketing program will continue to be successful or that Sureal will be able to retain or expand its current network of independent distributors.


 Potential Negative Impact of Distributor Actions

     Sureal and its products can be negatively impacted by actions of distributors. The publicity resulting from distributor activities such as inappropriate earnings claims and product representations by distributors can make the sponsoring and retaining of distributors more difficult, thereby negatively impacting sales. There can be no assurance that distributor actions will not have a material adverse effect on Sureal's business or results or operations.

 Political Risks Inherent in Russia

     A favorable political climate in the Russian Market and the openness of its markets to United States trade are important to the success of Sureal. The Russian Federation appears to have embraced political reforms and market economies. However, there are no local procedures for such vast changes; the region has known only totalitarianism and a centrally-planned economy for most of this century. Any reversal in such perceived new political and economic trends and policies, or in international trade policy generally, could materially adversely affect Sureal's operations. Moreover, the political situation in the Russian Federation, where Sureal expects to generate a substantial portion of its revenues in the near future, remains in constant transition. Since the arrival of the Yeltsin government in December 1991, the Russian Federation has experienced a proliferation of political parties, an increase of nationalist sentiment, and a fragmentation of its economic and political institutions. In addition, there has been a dramatic increase in crime, including organized crime which may target businesses in the Russian Federation. The viability of the Russian government has been tested by various political factions gaining strength and unsuccessful coup d'etats; there can be no assurance that a coup d'etat will not again be attempted or that any future attempts will not be successful. In addition, the privatization process in other parts of the Russian Federation has been sporadic.

     Because the Russian Federation is in the early stages of development of a market economy, its commercial framework in still developing. New market-oriented laws are being enacted, but their application is still uncertain. Although Sureal believes that the Russian Federation has advanced in the area of commercial law, Russian laws and courts are not well tested in contract enforcement. Similarly, although Russian law regarding foreign investment provides protection against nationalization and confiscation, there is little or no judicial precedent in this area.

     The various government institutions and the relations between them, as well as the government's policies and the political leaders who formulate and implement them, are subject to rapid and potentially violent change. The Constitution of the Russian Federation (the "Russian Constitution") gives the President of the Russian Federation substantial authority, and any major changes in, or rejection of, current policies favoring political and economic reform by the President may have a material adverse effect on Sureal.

     The Russian Federation is constituted as a federation of republics, territories, regions (one of which is an autonomous region), cities of federal importance and autonomous areas, all of which are equal members of the Russian Federation. The delineation of authority among the regions, the internal republics and the federal governmental authorities is, in many instances, uncertain, and in some instances, contested. In Chechnya, for example, regional and local authorities openly defied the powers of the federal government, resulting in a protracted military confrontation. Lack of consensus between local and regional authorities and the federal government often results in the enactment of conflicting legislation at various levels and may result in political instability. This lack of consensus may have negative economic effects, which could be material to Sureal.

     Furthermore, the political and economic changes in Russia in recent years have resulted in significant dislocations of authority, as previously existing structures have collapsed and new structures are only beginning to take shape. The local and international press have reported a significant rise in organized criminal activity, particularly in large metropolitan centers. Moreover, the combination of the sudden loss of the tight social control that was characteristic of the Soviet Union, a large but poorly paid police force, an increase in unemployment, an influx of unemployed persons from outlying areas to metropolitan centers and a decline in real wages has led to a substantial increase in property crime in large cities. In addition, the local and international press have reported high levels of official corruption in the Moscow Region, and elsewhere in the Russian Federation. In an effort to decrease the levels of criminal activity and corruption, President Yeltsin has issued a series of decrees granting the security forces very broad powers. It has been acknowledged that many provisions of these anti-crime decrees violate the Russian Constitution, as well as the Criminal Code of the Russian Federation, and these decrees have been viewed by many as a threat to civil rights. While Sureal has not been adversely affected by these factors to date, no assurance can be given that the depredations of organized or other crime will not in the future have a material adverse effect on Sureal.

     The failure of many state-controlled enterprises to pay full salaries on a regular basis, and the failure of salaries and benefits generally to keep pace with the rapidly increasing cost of living have led in the past, and could lead, in the future, to labor and social unrest. Such labor and social unrest may have political, social and economic consequences, such as increased support for a renewal of centralized authority, increased nationalism (with restrictions on foreign involvement in the economy of the Russian Federation) and increased violence, any of which could have a material adverse effect on Sureal.

     The health of Russia's current president, Boris Yeltsin, has been reported to be poor and, as a result, he could be forced to step down, could become incapacitated or could die. In such event, under the Russian Constitution the prime minister would become acting president and would be required to call new presidential elections. Furthermore, Mr. Yeltsin appears to have lost a significant amount of political support and has been unable to obtain approval for key cabinet appointees. These situations could result in a period of political instability and a reversal of market reforms that could have a material adverse effect on companies operating in Russia.


 Currency Risks Associated with Russia

     The recent history of trading in the Russian rouble as against the U.S. dollar has been characterized by significant declines in value and considerable volatility. Although in recent months, the rouble has experienced relative stability against the U.S. dollar, there is a risk of further declines in value and continued volatility in the future. The rouble is generally not convertible outside Russia. A market exists within Russia for the conversion of roubles into other currencies, but it is limited in size and is subject to rules limiting the purposes for which conversion may be effected. The limited availability of other currencies may tend to inflate their values relative to the rouble and there can be no assurance that such a market will continue to exist indefinitely. Moreover, the banking system in Russia is not yet as developed as its Western counterparts and considerable delays may occur in the transfer of funds within, and the remittance of funds out of, Russia.

     All of Sureal's invoices to its distributors are denominated in U.S. dollars. To date, its distributors have always paid such invoices promptly. However, any delay in these distributors' ability to (i) convert Russian roubles into U.S. dollars or (ii) transfer such funds to the U.S. in order to make payments could have a material adverse effect on Sureal.


 Legal Risks Associated with Russia

     Russia lacks a fully developed legal system. Russian law is evolving rapidly and in ways that may not always coincide with market developments, resulting in ambiguities, inconsistencies and anomalies, and ultimately in investment risk that would not exist in more developed legal systems. For example, the ability of a creditor both to obtain a lien or other similar priority in payment and to enforce such priority is uncertain. Furthermore, effective redress in Russian courts in respect of a breach of law and regulation, or in an ownership dispute, may be difficult to obtain.

     Risks associated with the Russian legal system include: (i) the untested nature of the independence of the judiciary and its immunity from economic, political or nationalistic influences; (ii) the relative inexperience of judges and courts in commercial dispute resolution, and generally in interpreting legal norms; (iii) inconsistencies among laws, presidential decrees and governmental and ministerial orders and resolutions; (iv) oftentimes conflicting local, regional and national laws, rules and regulations, particularly in the Russian Federation; (v) the lack of judicial or administrative guidance on interpreting the applicable rules; and (vi) a high degree of discretion on the part of government authorities and arbitrary decision making which increases, among other things, the risk of property expropriation. The result has been considerable legal confusion, particularly in areas such as company law, property, commercial and contract law, securities law, foreign trade and investment law and tax law. No assurance can be given that the uncertainties associated with the existing and future laws and regulations of Russia will not have a material adverse effect on Sureal.

     Furthermore, the relative infancy of business and legal cultures in Russia is reflected in the inadequate commitment of local business people, government officials and agencies, and the judicial system to honor legal rights and agreements, and generally to uphold the rule of law. Accordingly, Sureal may, from time to time, confront threats of, or actual, arbitrary or illegal revision or cancellation of its licenses and agreements, and face uncertainty or delays in obtaining legal redress, any of which could have a material adverse effect on the results of Sureal's operations.

     Sureal is incorporated in the State of Delaware. However, a substantial portion of its assets will be located in the Russian Federation. By reason of the foregoing, it may not be possible for Sureal to effect service of process within the United States upon key distributors or warehouse operators, or to enforce in the United States or outside of the United States judgments obtained against such entities or individuals. No treaty exists between the United States and the Russian Federation for the reciprocal enforcement of foreign court judgments.


 Social Risks Inherent in Russia

     The political and economic changes in Russia since the breakup of the former Soviet Union have resulted in significant social dislocations, as existing structures of authority have collapsed and new ones are only beginning to take shape. The resulting broad decline in the standard of living has resulted in substantial political pressure on the government to slow or even reverse the economic reform policies currently being pursued.

     In addition, the local and international press have reported significant organized criminal activity, particularly in large metropolitan centers, directed at revenue-generated businesses, and an increased integration of Russian organized crime with major international criminal organizations. In addition, a substantial increase in property crime in large cities has been reported. Finally, the local and international press have reported high levels of official corruption in the locations where Sureal operates. No assurance can be given that organized or other crime or claims that Sureal's independent distributors have been involved in official corruption will not, in the future, have a material adverse effect on Sureal.


 Government Regulation of Direct Selling Activities

     Direct selling activities are regulated by various governmental agencies. These laws and regulations are generally intended to prevent fraudulent or deceptive schemes, often referred to as "pyramid" or "chain sales" schemes, that promise quick rewards for little or no effort, require high entry costs, use high pressure recruiting methods and/or do not involve legitimate products.



     Sureal may receive inquiries from various government regulatory authorities regarding the nature of its business and other issues such as compliance with local business opportunity and securities laws. Such inquiries may result in adverse publicity for Sureal. See "Business--Government Regulation."



 Government Regulation of Products and Marketing

     Sureal is subject to or affected by extensive governmental regulations not specifically addressed to network or direct marketing. Such regulations govern, among other things, (i) product formulation, labeling, packaging and importation, (ii) product claims and advertising, whether made by Sureal or distributors, (iii) fair trade and distributor practices, and (iv) taxes, transfer pricing and similar regulations that affect foreign taxable income and customs duties.


     Sureal cannot determine the effect, if any, that future governmental regulations or administrative orders may have on the Company's business and results of operations. Moreover, governmental regulations in countries where Sureal plans to commence or expand operations may prevent, delay or limit market entry of certain products or require the reformulation of such products. Regulatory action, whether or not it results in a final determination adverse to Sureal, has the potential to create negative publicity, with detrimental effects on the motivation and recruitment of distributors and, consequently, on Sureal's sales and earnings.


 Product Liability

     Sureal, like other marketers of products that are intended to be ingested, faces an inherent risk of exposure to product liability claims in the event that the use of its products results in injury. Sureal generally does not obtain contractual indemnification from parties manufacturing its products although it does require such suppliers to carry product liability insurance. Historically, Sureal has relied upon its manufacturers' product liability insurance for coverage. Sureal does not maintain product liability insurance coverage in its own name because claims in the Russian Federation are not considered likely. Although Sureal has never had a product liability claim, such claims against Sureal could result in material losses to Sureal or the Company.


 Reliance on Certain Distributors; Potential Divergence of Interests between Distributors and Sureal


     Sureal's Global Compensation Plan allows distributors to sponsor new distributors. The sponsoring of new distributors creates multiple distributor levels in the network marketing structure. Sponsored distributors are referred to as "down line" distributors within the sponsoring distributor's "down line network." If down line distributors also sponsor new distributors, additional levels of down line distributors are created, with the new down line distributors also becoming part of the original sponsor's "down line network". This structure may result in certain distributors developing large down line organizations. The loss of such distributors and their down lines could adversely affect sales and impair its ability to attract new distributors. See "Business--Sureal--Network Marketing."


 Entering New Markets


     Sureal intends to sell its products in additional countries such as the United States, Mexico, Canada and Japan, each of which represents a new market. Each of the proposed new markets will present additional unique difficulties and challenges. Modifications to product lines may be needed to accommodate the market conditions in each country, while maintaining the integrity of Sureal's products. No assurance can be given that Sureal will be able to reformulate its product lines successfully in any of its new markets or make other adjustments brought about by local customs or tastes to attract local consumers.



 Change in Nature of Business and Current Reliance on and Concentration of Outside Manufacturers

     Until September 1997, Sureal's independent distributors were supplied with branded products, which brands were not owned or controlled by Sureal. Until such time, the revenue generated by the sales of those products was distributed in an agreed upon manner among the supplier, shipper and Sureal pursuant to the terms of a verbal agreement. In September 1997, Sureal decided to develop and distribute its own branded products. Although the product line is similar to that of the past, this change represents a significant change in the way in which Sureal conducts its business and requires Sureal to increase its need for working capital to acquire and hold inventory. Virtually all of Sureal's branded products are sourced through and are produced by U.S. manufacturers unaffiliated with Sureal. Sureal currently has little or no direct contact with these manufacturers. Sureal's profit margins and its ability to deliver its existing products on a timely basis are dependent upon the ability of outside manufacturers to continue to supply products in a timely and cost-efficient manner. Furthermore, Sureal's ability to enter new markets and sustain satisfactory levels of sales in each market is dependent in part upon the ability of suitable outside manufacturers to reformulate existing products, if necessary, to comply with local regulations or market environments, for introduction into such markets. Finally, the development of additional new products in the future will likewise be dependent in part on the services of suitable outside manufactures.


     Sureal currently acquires products or ingredients from sole suppliers or suppliers that are considered by Sureal to be the superior suppliers of such ingredients. Sureal has not entered into any long-term supply agreements. All purchases are made pursuant to specific purchase orders. Sureal's management believes that, in the event that it is unable to source any products or ingredients from its current suppliers, Sureal could produce such products or replace such products or substitute ingredients without a significant disruption to its operations or prohibitive increases in the cost of goods sold. However, there can be no assurance that the loss of such a supplier would not have a material adverse effect on Sureal's business and results of operations. Similarly, no assurances can be given that Sureal's branded products will gain market acceptance.

 Competition

     The markets for personal care and nutritional products are large and intensely competitive. Sureal competes directly with companies that manufacture and market personal care and nutritional products in each of Sureal's product lines. Sureal competes with other companies in the personal care and nutritional products industry by emphasizing the value and premium quality of the Company's products and the convenience of the company's distribution system. Many of Sureal's competitors have much greater name recognition and financial resources than does Sureal. In addition, personal care and nutritional products can be purchased in a wide variety of channels of distribution. While Sureal believes that consumers appreciate the convenience of ordering products from home through a sales person or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. Sureal's product offerings in each product category are also relatively small compared to the wide variety of products offered by many other personal care and nutritional product companies. There can be no assurance that Sureal's business and results of operations will not be affected materially by market conditions and competition in the future.

     Sureal also competes with other direct selling organizations, many of which have longer operating histories and higher visibility name recognition and financial resources. The leading network marketing company in Sureal's markets is Amway Corporation and its affiliates. Sureal competes for new distributors on the basis of its Global Compensation Plan and its premium quality products. Management envisions the entry of many more direct selling organizations into the marketplace as this channel of distribution expands over the next several years. Sureal also believes that other large, well-financed corporations may launch direct selling enterprises which will compete with Sureal in certain of its product lines. There can be no assurance that Sureal will be able to successfully meet the challenges posed by this increased competition.


     Sureal competes for the time, attention and commitment of its independent distributor force. Given that the pool of individuals interested in the business opportunities presented by direct selling tends to be limited in each market, the potential pool of distributors for Sureal's products is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although management believes that Sureal offers an attractive business opportunity, there can be no assurance that other network marketing companies will not be able to recruit Sureal's existing distributors or deplete the pool of potential distributors in a given market.



 Operations Outside the United States; Currency and Political Risks


     Sureal's operations are located, and most of its revenues are derived from, operations outside the United States. Sureal's operations may be materially and adversely affected by economic, political and social conditions in the countries in which it operates. A material change in policies by any government in Sureal's markets could adversely affect Sureal and its operations through, among other things, changes in laws, rules or regulations, or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, currency repatriation or imports, or the expropriation of private enterprises. Although the general trend in these countries has been toward more open markets and trade policies and the fostering of private business and economic activity, no assurance can be given that the governments in these countries will continue to pursue such policies or that such policies will not be significantly altered in future periods. This could be especially true in the event of a change of leadership, social or political disruption or upheaval, or unforeseen circumstances affecting economic political or social conditions or policies.


DEPENDENCE ON KEY PERSONNEL

     Sureal's growth and future success depends in part on the continued availability of its three senior management personnel, Richard Worsch, Glen Jensen and R. Bret Jenkins. Neither the Company nor Sureal maintains life insurance covering the executive officers of Sureal. Sureal's continued growth and profitability also depends in part on its ability to attract and retain other management personnel. Although historically Sureal has not had any difficulty in attracting and retaining management personnel, there can be no assurance that it will continue to be able to do so in the future.

RISKS RELATED TO THE OFFERING


 Broad Discretion in Application of Proceeds

     Approximately 31% of the net proceeds of this Offering will be applied towards unidentified acquisitions, working capital and general corporate purposes. Accordingly, management of the Company has broad discretion over the application and allocation of the net proceeds of the Offering. See "Use of Proceeds."


 Substantial Control by Officers and Directors

     Based upon the number of shares of Common Stock that will be outstanding upon completion of the Offering, officers and directors of the Company and persons who may be deemed to be affiliates, as a group, beneficially own approximately 69.56% of the Company's outstanding Common Stock. As a result, officers and directors of the Company and their affiliates may be able to elect all members of the Board of Directors and may retain the voting power to approve all matters requiring approval by the shareholders of the Company, including a possible merger or similar transaction which, if effected, would result in a premium to shareholders. See "Principal and Selling Shareholders."


 Indemnification and Limits on Director Liability

     The Company has provisions in its charter, by-laws, or other contracts providing for the maximum indemnification of its officers and directors permitted by law and allow the Company, among other things, to pay for the expenses of an officer or director in connection with legal proceedings brought about because of the person's position with the Company. These provisions could have the effect of making it more difficult for the shareholders to recover damages against the officers and/or directors of the Company for alleged breaches of fiduciary duties and other matters.


 Competition

     The Company, through its subsidiaries, will compete with numerous companies worldwide. There are many large and financially stable competing companies in the United States and the world with substantially greater resources than has the Company. See "Competition."


 Arbitrary Nature of Offering Price

     The offering price of the Common Stock being offered hereby was arbitrarily determined by the Underwriter. In determining the offering price, the Company and the Underwriters considered such factors as the financial resources of the Company, the nature of the Company's assets, estimates of the business potential of the Company, the amount of equity or control desired to be retained by the Company's existing stockholders, the amount of dilution to public investors and the general conditions of the securities markets. The offering price has no relationship to the book value of the Company or any other accepted criteria of value. See "Underwriting."


 No Prior Public Market

     Prior to this Offering, there has been no public market for the Common Stock. Accordingly, there can be no assurance that an active trading market will develop and be sustained upon the completion of this Offering. The initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriters and does not necessarily bear any relation to the Company's asset value, earnings or other objective criteria. See "Underwriting." The stock market has, from time to time, experienced extreme price and volume fluctuations which often have been unrelated to the operating performance of particular companies. Although it has no obligation to do so, the Underwriters intend to engage in market-making activities or solicited brokerage activities with respect to the purchase or sale of the Common Stock on the Nasdaq National Market. However, no assurance can be given that the Underwriters will continue to participate as a market-maker in the securities of the Company or that other broker-dealers will make a market in such securities which may adversely impact the liquidity of the securities. Regulatory developments and economic and other external factors, as well as period-to-period fluctuations in financial results, may also have a significant impact on the market price of such securities. See "Description of Capital Stock."


 Immediate Significant Dilution and Benefits Realized by Original Stockholders

     Each purchaser of Common Stock in this Offering will suffer immediate and substantial dilution in the book value per share of Common Stock as compared to the purchase price thereof. If the Company's future operations are unsuccessful, the persons who purchase the Shares offered hereby will sustain the principal losses of cash investment. See "Dilution." The public shareholders purchasing shares of Common Stock in connection with this Offering will be bearing the risk for the Company. If the Offering it is successful, the original shareholders will benefit by the investment made by the public shareholders. If the Company is not successful, the public shareholders' investment is principally at risk. See "Dilution."


 Possible Rule 144 Sales

     A total of 11,517,636 shares (including 813,000 shares issuable upon the assumed conversion of 813,000 shares of preferred stock) have been issued by the Company prior to this Offering and are held by persons who are officers, directors, founders and others. These securities may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended, which provides, in essence, that officers, directors and others holding restricted securities (such as those described above) may each sell in brokerage transactions an amount equal to one percent of the Company's outstanding common stock every three months. Rule 144 provides that restricted shares must not be sold until they have been held for a period of one year from the date they were fully paid for and no sooner than one year from the date of incorporation. Hence, the possible sale of these restricted shares under Rule 144 may, in the future, have a depressive effect on the price of the Company's common stock in the over-the-counter market, if there is a market. Furthermore, persons holding restricted securities for one year who are or become non-affiliates of the Company may sell their securities pursuant to Rule 144 without limitation on the number of shares sold. Shares of the Company's stock first become eligible for Rule 144 Sales in one year from incorporation date. See "Description of Capital Stock."

     The officers and directors of the Company and its subsidiaries who individually hold five percent or more of the Company's Common Stock have agreed to hold their restricted shares of Common Stock for periods ranging from one to two years after the effective date.


 Board Can Issue Significant Number of Additional Shares

     There are enough shares of the Company's common stock authorized that the Board of Directors will have authority to issue a number of shares in excess of those that will be outstanding if all shares offered hereby are sold. The issuance of any such shares to persons other than the public would reduce the amount of control held by the public following the Offering. There are presently no commitments, contracts or intentions other than described herein to issue any additional stock to any other persons, but such contracts or commitments may occur in the future. See "Description of Capital Stock."


 No Dividends

     The Company has paid no dividends to date and does not intend to pay cash dividends in the foreseeable future. Management presently intends to retain any earnings to help finance the development of the Company's business. Future dividend policy will depend upon earnings (if any), expansion, capital requirements and other factors. See "Dividends."


 Year 2000

     The Company's review of its own operating systems does not indicate any Year 2000 problems. However, the Company is highly dependent on third party vendors. Failures and interruptions, if any, resulting from the inability of certain computing systems of third party vendors, including the Company's clearing broker, to recognize the Year 2000 could have a material adverse effect on the Company's results of operations. There can be no assurance that the Year 2000 issue can be resolved by any of such third parties prior to the upcoming change in the century. Although the Company may incur substantial costs, particularly costs resulting from charges by its third party service providers, in correcting Year 2000 issues, such costs are not sufficiently certain to estimate at this time. See "Managements Discussion and Analysis of Financial Conditions and Results of Operations."

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of 2,025,000 of the shares of the Common Stock offered hereby by the Company, based on an assumed initial public offering price of $15.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be $25,626,250 ($29,590,188 assuming exercise of the Underwriters' Over-Allotment Option in full). The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Stockholder. The Company expects to apply the net proceeds of the Offering as follows:





                                                                         APPROXIMATE
APPLICATION OF PROCEEDS                                                    AMOUNT
--------------------------------------------------------------------   --------------
Acquisitions and strategic investments (1) .........................    $ 8,000,000
Expand KMS (2) (including $250,000 for lease of NYSE seat) .........      5,750,000
Expand Sureal (3) ..................................................      5,000,000
Open brokerage office in Bahrain (4) ...............................      4,000,000
Repayment of indebtedness (5) ......................................      1,589,752
General Corporate and Working Capital (6) ..........................      1,286,498
                                                                        -----------
Total ..............................................................    $25,626,250
                                                                        ===========



(1) The Company seeks to acquire additional companies pursuant to its growth strategy. The Company is not currently in negotiations with any acquisition candidates; however, management of the Company has identified the direct marketing industry as a source of potential acquisition opportunities.

(2) Represents anticipated expenses in connection with the expansion of KMS-AMG, including hiring of additional personnel,
                          .

(3) Represents expenses anticipated in connection with implementing Sureal's growth strategy, which principally involves the purchase of inventories and expansion of the independent distributor network,
                          .

(4) Represents estimated U.S. Dollars needed for expenses relating to opening a brokerage office for KMS in Bahrain. Such expenses include the employment of additional personnel, rental of office space and payment of fees associated with opening a brokerage office, as well as a $2,000,000 deposit to meet capital requirements.

(5) Represents the repayment, in full, of an aggregate of approximately $600,000 to holders of promissory notes, which bear interest at 10% per annum, and are payable in March 1999. Such promissory notes were issued by the Company pursuant to a private offering completed in March 1999, the proceeds of which were used to pay expenses in connection with this offering. Also represents the repayment, in full, of approximately $645,153 principal amount of notes issued by Sureal throughout 1998, which notes bear interest at 8% per annum, and are payable on demand.

(6) The net proceeds allocated to working capital include funds for general corporate purposes including the employment of additional personnel to support the Company's anticipated growth and strategic acquisitions in furtherance of the Company's expansion plans. Since the Company cannot be certain as to its growth rate and personnel needs to sustain such growth, the Company cannot determine the exact amount of the net proceeds allocated to working capital that it will need for such purpose.

     The foregoing represents the Company's estimate of the allocation of the net proceeds of the Offering based upon the current status of its operations and anticipated business needs. It is possible, however, that the application of funds will differ considerably from the estimates set forth herein due to changes in the economic climate and/or the Company's planned business operations or unanticipated complications, delays and expenses, as well as any potential acquisitions that the Company may consummate, although no specific acquisition has been identified. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Any reallocation of the net proceeds will be at the discretion of the Board of Directors of the Company.

     Any additional net proceeds realized from the exercise of the Underwriters' Over-Allotment Option (up to approximately $3,963,938) will be added to the Company's working capital.


     Pending application, the net proceeds will be invested principally in short-term certificates of deposit, money market funds or other short-term interest-bearing investments.


     The Company estimates that the net proceeds from this Offering will be sufficient to meet the Company's liquidity and working capital requirements for a period of at least 12 months from the completion of this Offering. In the event that the Company or one of its subsidiaries acquires or introduces any additional product lines or services, such funds will be derived from the funds currently allocated to working capital or from revenues generated from the operations of a subsidiary.


                                DIVIDEND POLICY


     To date, the Company has paid no dividends on any shares of its Common Stock and the Company's Board of Directors has no present intention of paying any dividends on its Common Stock in the foreseeable future, as it intends to use its earnings, if any, to generate increased growth. The payment by the Company of dividends in the future, if any, rests solely within the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, capital requirements and financial condition, as well as other factors deemed relevant by the Company's Board of Directors. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may also limit the Company's ability to pay dividends.

                                   DILUTION



     Dilution represents the difference between the public offering price and the net tangible book value of shares immediately after the Offering. Net tangible book value per share is obtained by subtracting the total liabilities from total tangible assets (total assets less intangible assets). Prior to selling any shares under this Offering, based on the Company's Consolidated Financial Statements as of September 30, 1998, the Company has 11,517,636 shares of common stock issued and outstanding (including 813,000 shares issuable upon the assumed conversion of 813,000 shares of Preferred Stock, including those preferred shares issued by KMS) with a negative net tangible book value of $693,561 (or $.06 per share).


     Giving effect to the 2,025,000 Shares sold in this Offering by the Company and assuming no portion of the Underwriters' Overallotment Option is exercised, there will be a total of 13,542,636 shares issued and outstanding with a pro forma net tangible book value of $23,723,267 or $1.75 per share. The dilution to the public stockholders would be $13.25 per share or 88% per share based on a purchase price of $15 per share. The public stockholders would own 14.95% of the outstanding shares. The present stockholders would benefit by an increase in net tangible book value of $1.81 per share. The following table illustrates this dilution on a per-share basis:




Assumed public offering price per share ............................             $  15.00
                                                                                 --------
  Net tangible book value per share before Offering (1) ............   $ (.06)
  Increase per share attributable to new investors .................     1.81
                                                                       ------
Pro forma net tangible book value per share after Offering (1) .....                 1.75
                                                                                 --------
Dilution per share to public investors .............................             $  13.25
                                                                                 ========


     The following table sets forth, after giving effect to the assumed completion of the Offering, information relating to the number of shares purchased from the Company, the total consideration paid and the average price per share paid by existing shareholders and by the public participating in the Offering.




                                      SHARES PURCHASED             TOTAL CONSIDERATION
                                 --------------------------   -----------------------------    AVERAGE PRICE
                                  NUMBER (1)      PERCENT      AMOUNT (1)(2)      PERCENT        PER SHARE
                                 ------------   -----------   ---------------   -----------   --------------
Present Shareholders .........   11,517,636         85.05%      $ 3,569,441         10.52%       $   .31
Public Investors .............    2,025,000         14.95        30,375,000         89.48        $ 15.00
                                 ----------        ------       -----------        ------
 Total .......................   13,542,636        100.00%      $33,944,441        100.00%
                                 ==========        ======       ===========        ======



----------
(1) Gives effect to the issuance of 750,000 shares pursuant to the Share Exchange Agreement associated with the acquisition of Sureal (see "Business" and "Certain Transactions") and the two for one reverse stock split effective December 8, 1997 and assumes the issuance of 813,000 Common Shares upon the conversion of Preferred Stock but does not assume the exercise of the Underwriters' Overallotment Option (see "Description of Capital Stock").

(2) Before deduction of underwriting commissions and estimated expenses to be paid by the Company.

                                CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1998 and as adjusted to reflect the sale of the 2,025,000 of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. This table should be read in conjunction with the Company's Consolidated Financial Statements included elsewhere in this Prospectus.





                                                                                   SEPTEMBER 30, 1998
                                                                             -------------------------------
                                                                                  ACTUAL      AS ADJUSTED(1)
                                                                             --------------- ---------------
Total liabilities ..........................................................  $  3,102,330    $  1,758,926
                                                                              ------------    ------------
Stockholders' Equity:
 Preferred Stock, $.0001 par value; 10,000,000 shares authorized; 40,000
   shares issued and outstanding as of September 30, 1998 (actual) .........             4              --
 Common Stock, $.0001 par value; 30,000,000 shares authorized;
   10,704,636 shares issued and outstanding as of September 30, 1998
   (actual); 13,542,636 shares issued and outstanding as adjusted ..........         1,070           1,354
 Additional Paid-in capital ................................................    10,950,166      36,576,136
 Deficit ...................................................................    (4,450,250)     (4,450,250)
                                                                              ------------    ------------
   Total stockholders' equity ..............................................     6,500,990      32,127,240
                                                                              ------------    ------------
Total Capitalization .......................................................  $  9,603,320    $ 33,886,166
                                                                              ============    ============



----------
(1) The adjusted column reflects the changes that will occur upon completion of this Offering and does not assume the exercise of the Underwriters' Overallotment Option.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS



     The following discussion should be read in conjunction with the preceding Selected Financial Data and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Prospectus. This Prospectus contains forward-looking statements regarding the plans and objectives of management for future operations. The forward-looking statements included herein are based on current expectations and assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.


GENERAL


RESULTS OF OPERATION

 The Company



  Nine Months Ended September 30, 1998

     The Company incurred total expenses of $324,683 consisting of occupancy and administrative ($185,183), professional fees ($112,500) and officer compensation ($27,000). These costs were incurred by the Company to implement the preliminary phases of its overall Business Plan.


  Year Ended December 31, 1997


     The Company was organized under the laws of the State of Delaware in December 17, 1996. It had no operating activities in 1996. In 1997, it had no direct revenues other than those of its operating subsidiaries, KMS and Sureal, that are described individually in the sections that follow. Its expenses in 1997 consisted of:


      Officers' compensation ............    $342,500
      Start-up costs ....................     564,335
      Office and administrative .........      36,523
                                             --------
      Total .............................    $943,358
                                             ========

     The start-up costs relate principally to the costs of establishing a brokerage firm in Bahrain to take advantage of KMS' contacts in the Middle East. The Company is optimistic that all necessary approvals and authorizations will be obtained, but no assurances thereof can be given.

KMS


 Nine Months Ended September 30, 1998 and 1997




                                               9/30/98        PERCENT        9/30/97        PERCENT         CHANGE
Revenue:
Commissions on customer trades ..........    $  124,416       4.04%        $  616,367          29.28      $ (494,951)
Trading income ..........................     2,346,916      78.05          1,414,041          67.18         932,875
Other income ............................       198,768       6.61             74,394           3.54         124,374
Intercompany ............................       340,000      11.30                 --            --          340,000
                                              3,007,100     100.00          2,104,802         100.00         902,298
Expenses:
Officers compensation ...................       704,177      23.42            211,567          10.05         492,610
Compensation and related expenses .......       601,250      19.99          1,049,790          49.88        (448,540)
Clearance and floor brokerage ...........       215,793       7.18            113,144           5.38         102,649
Occupancy, office and administrative.....       600,561      19.97            478,184          22.72         122,377
Professional ............................       400,130      13.30            113,442           5.39         286,688
Communications ..........................       132,307       4.40            172,573           8.20         (40,266)
Regulatory fees and expenses ............        70,941       2.36             80,888           3.84          (9,947)
Other expenses ..........................        12,000        .40            282,483          13.41        (270,483)
                                              2,737,159      91.02          2,502,071         118.87         235,088
Income (loss) before income taxes .......       269,941       8.98           (397,269)       (18.87)         667,210
Less intercompany revenue ...............       340,000      11.30                 --            --          340,000
Net .....................................       (70,059)    ( 2.32)          (397,269)       (18.87)         327,210

     The principal differences during the nine months ended September 30, 1998 compared with the nine months ended September 30, 1997 are:


    o A significant decrease in commission income brought about by a reduction in the number of brokers employed during the period and the fact that the Company did not participate in public offerings during the 1998 period.


    o Trading income increased because of KMS' participation in public offerings and KMS' president devoted significantly more of his time to trading activities in 1998.

    o The intercompany revenue consists of the reversal of a portion of an allowance established in 1997 that related to loans made by KMS to the Company. A portion of such loans was repaid in 1998 from the proceeds of bridge financing. The impact of this transaction is eliminated in USFG's consolidated financial statements.



 1997 Compared to 1996





DESCRIPTION                                 12/31/97         PERCENT         12/31/96         PERCENT       DIFFERENCE
-------------------------------------   ---------------   ------------   ---------------   ------------   -------------
Commissions and trading .............    $  2,521,870                     $    243,097
Interest and other ..................         392,327                            5,892
Total ...............................       2,914,197         100.00%          248,989         100.00%     $2,665,208
Expenses:
Compensation and related ............       1,705,207          58.51%          481,678         193.45%      1,223,529
Clearance and floor brokerage .......         158,184           5.43%           68,385          27.47%         89,799
Occupancy and administrative ........         668,104          22.93%          525,427         211.02%        142,677
Professional services ...............         273,039           9.37%          310,032         124.52%        (36,993)
Communications ......................         317,447          10.89%           68,343          27.45%        249,104
Regulatory ..........................          93,919           3.22%           44,608          17.92%         49,311
Other ...............................       1,100,754          37.77%                                       1,100,754
Total ...............................       4,316,654         148.12%        1,498,473         601.82%      2,818,181
Net loss ............................      (1,402,457)                      (1,249,484)
Less--Intercompany expenses (1)......         818,271          28.08%
Net .................................    $   (584,186)                    $ (1,249,484)                    $  665,298



----------
(1) All intercompany expenses are eliminated in USFG's consolidated financial statements.



     The periods are not comparable because KMS activities were de minimis prior to May 1996. Revenues increased as follows:





                                         1997            1996         DIFFERENCE
                                    -------------   -------------   -------------
   Commission income ............    $  863,673      $  372,376      $  491,297
   Trading income--net ..........     1,658,197        (129,279)      1,787,476
   Interest .....................        37,656           5,892          31,764
   Other ........................       354,671              --         354,671
                                     ----------      ----------      ----------
     Total ......................    $2,914,197      $  248,989      $2,665,208
                                     ==========      ==========      ==========


     The increase in commission income reflects the (i) general increase in KMS' activities during the period and (ii) the receipt in 1997 of commissions of $333,755 associated with underwriting activities. The increase in trading income reflects (i) the increase in resources available for trading and (ii) the impact of net trading losses of approximately $165,000 during the last three months of 1996. KMS' trading activities involve trading equity securities, principally securities trading on the NASDAQ National Exchange. KMS' policy is to sell all or substantially all of its investment positions at the end of each trading day. Therefore, the carrying value of trading securities is generally not material. Other revenues increased because of significant increases in service and investment banking consulting fees.

     The overall level of expenses increased in 1997 because of the increase in sales and trading activities. Increases not related to increases in activity included consulting and legal fee increases of approximately $215,000. In addition, KMS settled a dispute involving a guarantee of a business transaction for a customer/preferred stockholder in the amount of $282,483. The matter involved a dispute over whether a letter issued by KMS on behalf of its customer constituted a guarantee of the customer's obligation by KMS. The matter was litigated, and a court determined the language in such letter to be deemed a guarantee thereby obligating KMS to pay when its customer defaulted. Overall executive compensation also increased by approximately $375,000.


     The intercompany expense for 1997 is described in detail in Note 4 to KMS' financial statements included elsewhere in this Prospectus. Such expense is eliminated in the Company's consolidated financial statements.


     No benefit has been recorded for KMS' net operating loss carryforwards because of the uncertainty of utilizing such carryforwards.


SUREAL

     Sureal was formed in August 1995, at which time it acted as the marketing, sales and administrative arm for Eastern Europe for an existing direct marketing company specializing in personal care and nutritional products. In October 1997, it decided to change its strategic focus by developing its own product line. These factors, taken as a whole, distort the comparability of the data set forth below. Sureal commenced its operations in August 1995 using a network of 333 independent distributors in Russia. The number of distributors in the network increased to 4,972 at December 31, 1995; 94,307 at December 31, 1996; and 172,221 at May 31, 1997, Commissionable sales levels, to a large extent, are a function of the number of distributors selling the product. On the other hand, commissionable sales were impacted in the last quarter of 1997 while Sureal was developing its own branded product line. It lacked sufficient inventory levels for its new products until January 1998.

     The nature of Sureal's business is such that it can process significant volumes of business without increasing administrative expenses. It has a highly automated administrative function and receives data from the major independent distributors in electronic form.



 Nine Months Ended September 30, 1998 and 1997






                                                    9/30/98          9/30/97
                                                 -------------   --------------
Revenue:
Commissionable sales .........................    $1,120,066      $32,267,456
Cost of commissionable sales .................       840,116       31,001,418
Net ..........................................       279,950        1,266,038
Other income .................................            --           57,875
                                                     279,950        1,323,913
Expenses:
Officers compensation ........................       270,000          189,646
Compensation and related expenses ............       284,094          153,886
Occupancy, office and administrative .........       330,752          152,991
                                                     884,846          496,523
Income (loss) before income taxes ............    $ (604,896)     $   827,390



     The two periods are not comparable because during 1998 Sureal devoted the significant portion of its time and resources to introducing its own product line. During this period, Sureal did not have sufficient levels of inventory to generate a significant volume of sales. To meet the challenges of the

Russian market, Sureal has revised its pricing and commission structures and has developed significant networks of independent distributors in Latvia, Lithuania and Kazakstak, as well as in Japan and the United States. Although sales levels will increase somewhat in succeeding months, Sureal needs the proceeds from this Offering to have sufficient working capital to generate the sales volume that its network of distributors is capable of selling. Therefore sales will not reach preacquisition levels until a portion of the proceeds of the Offering are available to provide adequate levels of inventory.



 1997 Compared to 1996




                                             1997           %           1996           %        DIFFERENCE        %
                                        -------------- ----------- -------------- ----------- -------------- ----------
Commissionable sales ..................  $31,720,456                $21,594,562                $10,125,894       46.9%
Cost of commissionable sales ..........   30,459,297                 20,720,459                  9,738,838
Net ...................................    1,261,159                    874,103                    387,056
Other revenues ........................       67,208                     65,261                      1,947        3.0%
Gross Margin ..........................    1,328,367       100.0%       939,364       100.0%       389,003       41.4%
Expenses:
Compensation and related ..............      463,693        34.9%       348,309        37.1%       115,384       33.1%
Occupancy and administrative ..........      251,227        18.9%       205,135        21.8%        46,092       22.5%
Total .................................      714,920        53.8%       553,444        58.9%       161,476       29.2%
Income (loss) before taxes ............      613,447        46.2%       385,920        41.1%       227,527       59.0%
Pro forma income taxes ................      229,000        17.2%       111,000        11.8%       118,000      106.3%
Pro forma Net Income ..................      384,447        28.9%       274,920        29.3%       109,527       39.8%

     Commissionable sales increased because of the greater number of independent distributors in 1997 compared with 1996. This increase was offset because Sureal changed its focus in 1997 and decided to introduce its own branded products. This decision offset the increase because it took several months to begin obtaining a sufficient quantity of inventory to meet the demand of the independent distributors and to complete the registration process for its products. Management believes that this new strategy will result in significantly higher margins on sales.


     Administrative expenses increased principally because of increased office salaries and related benefits. Facilities costs increased because Sureal increased the size of its office space to accommodate the growth in office personnel. No other expense category fluctuated significantly between periods.


     Sureal was an S corporation during the periods covered. The pro forma income tax provision reflected above represents the amounts that would have been reported as a provision for income taxes if Sureal was filing a separate return as a C corporation in each year.

 1996 Compared to 1995


                                                   1996             %           1995            %           DIFFERENCE
                                              --------------   ----------   -----------   -------------   --------------
Commissionable sales ......................    $21,594,562                   $ 995,670                     $20,598,892
Cost of commissionable sales ..............     20,720,459                     977,173                      19,743,286
Net .......................................        874,103         93.1%        18,497          33.7%          855,606
Other revenue .............................         65,261          6.9%        36,468          66.3%           28,793
Total .....................................        939,364        100.0%        54,965         100.0%          884,399
Expenses:
Compensation and related expense ..........        348,309         37.1%        83,885         152.7%          264,424
Occupancy and administrative ..............        205,135         21.8%        52,574          95.6%          152,561
Total .....................................        553,444         58.9%       136,459         248.3%          416,985
Income (loss) before taxes ................        385,920         41.1%       (81,494)       (148.3)%         467,414
Pro forma income taxes ....................        111,000         11.8%            --                         111,000
Pro forma net income (loss) ...............        274,920         29.3%       (81,494)       (148.3)%         356,414

     Sureal began operations in August 1995 and was a start-up operation for much of the period August 10, 1995 until December 31, 1995. Therefore, the two periods are not comparable. Other revenues in 1995 consisted principally of miscellaneous product sales outside the direct marketing network. The amount of such sales decreased in each subsequent period as the direct marketing network was put in place.


INFLATION

     The Company's business and operations have not been materially affected by inflation during the periods ended December 31, 1997 and April 30, 1998. However, KMS, by the nature of its business, would be impacted by a period of inflation. Sureal could be affected to the extent that inflation in the Russian Market causes its products to be sold at unattractive price points.


LIQUIDITY AND CAPITAL RESOURCES


     As of September 30, 1998, the Company had stockholders' equity of $6,500,990. Management of the Company believes that the proceeds from the initial public offering will be sufficient to meet its liquidity and capital needs for more than one year based on the current Business Plan and Strategies. The Company has not entered into any material commitments regarding capital expenditures or any significant supply agreements. However, it will spend $4 million of proceeds from this Offering to open an office for KMS in Bahrain, of which $2 million will be used as a required cash deposit as specified by Bahraini authorities. Management believes, based on discussions with counsel, that all necessary approvals will be received to open the office in Bahrain within six months after the receipt of offering proceeds provided that no destabilizing political events occur in the Middle East. No assurances can be given that such approvals will be received, however. The Company believes that the anticipated proceeds from this Offering are sufficient to finance all current plans including the development of Sureal.

     The Company and its subsidiary, Sureal, have financed certain of their working capital needs by obtaining short-term bridge financing and loans from private investors. All such amounts are anticipated to be repaid from a portion of the proceeds of the Offering. The Company does not have formal credit facilities, and no assurance can be given that additional short-term financing can be obtained if needed.


SEASONALITY

     The demand for the Company's products and services generally declines during the summer months.


 New Accounting Pronouncements

     The Financial Accounting Standards Board has issued Statements of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share"; No. 129, "Disclosure of Information about Capital Structure"; No. 130, "Reporting Comprehensive Income"; and No. 131, "Disclosure about Segments of an Enterprise and Related Information." These new accounting pronouncements are not expected to have a significant impact on the Company. SFAS No. 128 requires the presentation of Basic Earnings Per Share that the Company believes will, in its case, approximate the amounts reported as Primary Earning Per Share. The disclosure requirements in SFAS No. 129 and 130 are not expected to impact the Company's financial statements. The merger with Sureal results in the Company being required to provide segment information in its consolidated financial statements.



YEAR 2000 AND EUROPEAN CURRENCY


 Year 2000


     The Company's review of its own operating systems does not indicate any Year 2000 problems. However, the Company is highly dependent on third party vendors. Failures and interruptions, if any, resulting from the inability of certain computing systems of third party vendors, including KMS' clearing broker, to recognize the Year 2000 could have a material adverse effect on the Company's results of operations. There can be no assurance that the Year 2000 issue can be resolved by any of such third parties prior to the upcoming change in the century. Although the Company may incur substantial costs, particularly costs resulting from charges by its third party service providers, in correcting Year 2000 issues, such costs are not sufficiently certain to estimate at this time.


     The European Community's conversion to a common monetary unit will not have a material impact on any of the Company's operations.

                                   BUSINESS



 The Company

     United States Financial Group, Incorporated ("USFG" or the "Company") is incorporated under the laws of the State of Delaware and is a holding company for three operating subsidiaries: Klein, Maus & Shire, Inc. ("KMS"); Sureal International, Inc. ("Sureal") and KMS Asset Management Group, Incorporated ("KMS-AMG"). KMS is a full service securities brokerage and investment banking firm registered with the SEC and is a member firm of the NASD. Sureal distributes and sells high quality nutritional and air purification products in Russia and other republics of the former Soviet Union through a network marketing organization. KMS-AMG is a financial advisor and money manager to institutions, individuals and governments.

     The Company believes that acquisitions will be an integral part of its future growth. The Company intends to use a substantial portion of the proceeds of this offering to engage in the business of acquiring undervalued or reasonably priced companies in industries well suited for rollup consolidation transactions. The Company's strategy is to locate acquisition candidates that operate in industry or market niches that are well established, are served in a fragmented way and do not compete directly with large competitors. Furthermore, these target companies must have experienced management teams and do not require significant expenditures for research and development. Additionally, as part of the Company's growth strategy, the Company intends to continue to expand the operations of its existing subsidiaries either through internal growth or acquisitions.


 Klein Maus & Shire, Inc.

     KMS is a broker-dealer of securities duly registered with the SEC and a member firm of the NASD, was incorporated under the laws of the State of Indiana on August 15, 1994 under the name Comprehensive Financial Products, Inc. It changed its name to "Khan, Edwards & Company" on December 9, 1994 and adopted its current name on February 26, 1996.


     KMS is an investment bank providing full service investment banking, trading, research and advisory services to over 3,000 high net worth individuals and institutions around the world. The key to KMS' current and future success is its principal client base of high net worth international investors and institutions. KMS' access to this client base through its senior management puts it in a strong position to expand its investment banking activities without reliance on cold calling, high pressure marketing activities.

     A significant portion of KMS' revenues are derived from commissions, concessions, mark-ups and mark-downs and trading (collectively "commissions"). For the year ended December 31, 1997, commissions accounted for approximately 87% of KMS' revenues. Commissions are charged to KMS' individual and institutional clients for executing buy and sell orders of securities on national and regional exchanges and in the over-the-counter ("OTC") markets. When a buy or sell order for a security in which KMS makes a market or has inventory is received, KMS may act as a principal and purchase from, or sell to, its customers the desired security on a disclosed basis at a price set in accordance with applicable securities regulations. As of June 30, 1998, KMS employed an aggregate of 41 registered representatives and served more than 3000 active customer accounts.

     KMS conducts its business through several operating divisions, each of which Management believes will become more distinctive as KMS expands its operations. These divisions are: (i) the Banking Group; (ii) the Capital Markets Group, which includes the Fixed-Income, Institutional Equities, and other retail operations; and (iii) KMS-AMG, which engages in the business of providing fee-based advisory services to corporate and institutional customers. The Capital Markets Group comprises substantially all of KMS' activities to date.


     THE BANKING GROUP has participated in raising capital and providing financial and business advice to companies throughout the U.S. and anticipates expanding its activities abroad. It also manages and underwrites public offerings of securities, arranges private placements and provides advisory and other services in connection with mergers, acquisitions, restructurings and other financial transactions. To date, KMS has co-managed a total of three public offerings of securities, raising an aggregate of approximately $15 million. KMS also regularly participates as a selling group member in public offerings managed by other underwriters. In addition, it assists developing countries to obtain project financing and the privatization of state-owned enterprises. It was recently engaged as the investment banker by quasi-public entities in Grenada, South Korea and Pakistan. KMS intermediate and long-term plans are to invest funds in projects and financing arranged by the Banking Group.


     In connection with its investment banking activities, KMS usually receives warrants which entitle it to purchase securities of the companies for which KMS raises capital or provides advisory services. These warrants, which are placed in KMS' investment account, vary in value based upon the market prices of the underlying securities. Warrants are usually exercisable for four years beginning one year after issuance and are valued by management based on a significant discount to the current market values of the underlying securities.



     THE CAPITAL MARKETS GROUP provides a broad range of services, including retail trading, research origination and distribution of equity and fixed-income securities, private equity investments and late stage venture capital. Its Fixed-Income Division provides institutional and individual clients with research, trading and sales services for a broad range of fixed-income products, including high-yield corporate, investment grade, U.S. government and asset-backed securities. The Institutional Equities Division provides institutional clients with research, trading and sales services in listed and over-the-counter equity securities.



     The Capital Markets Group also engages in proprietary trading. Historically, KMS has devoted insignificant amounts of capital and derived insignificant revenues from taking proprietary trading positions. KMS intends to increase its capital allocation to principal trading activities after this Offering.


     KMS' retail customer accounts are carried on a "fully disclosed" basis by Cowen & Co., members of the New York and other principle stock exchanges, pursuant to a clearing agreement. This agreement provides, among other things, that customer securities positions and credit balances are insured up to $500,000 by the Securities Investors Protection Corp. ("SIPC") and supplementary private insurance coverage of $49,500,000. All customer credit balances are subject to immediate withdrawal from Cowen & Co., at the discretion of the individual customer.


     The Company's trading and retail activities benefit from the utilization of automated trading systems such as Selectnet, SOES and ACT. The company's trading and retail activities will further benefit from the utilization of other automated trading systems such as Instinet, BNET, and the automated ticketless Brass trading program. The Brass system, which, in effect, makes trading "paperless", enhances the ability of traders to focus on market conditions by eliminating the prior administrative burden inherent in trading. The Selectnet and Instinet networks link a company with trading partners throughout the United States, including other brokerage firms, block trading desks and specialists on the regional exchanges. These systems provide KMS with access into every major securities exchange on a global basis. As it grows, KMS will also employ an electronic volume monitoring system that will allow it to determine the percentage of its relative trading volume in a specific security.

     KMS is currently registered for retail distribution in the following jurisdictions:


        Alabama        Massachusetts     South Dakota
        Alaska           Michigan           Texas
        Arizona          Minnesota           Utah
       Arkansas         Mississippi        Vermont
      California          Montana          Virginia
       Colorado           Nevada       Washington, D.C.
      Connecticut       New Jersey        Washington
       Delaware          New York       West Virginia
        Florida       North Carolina      Wisconsin
        Georgia            Ohio            Wyoming
       Illinois          Oklahoma
        Kansas            Oregon           Pending:
       Kentucky        Pennsylvania        Indiana
       Louisiana       Rhode Island         Maine
       Maryland       South Carolina       Nebraska


     KMS' trading and retail operations are regulated by the NASD. The NASD places various restrictions and limitations on the operations of member firms, subject to revision based on the NASD's experience with each firm. KMS may make markets in 15 NASDAQ securities and employ up to 55 registered representatives. KMS is allowed to co-manage a best efforts or a firm commitment public offering of securities. KMS does not and is not permitted to participate in transactions involving penny stocks.

     KMS ASSET MANAGEMENT GROUP, INCORPORATED was formed to serve as a financial advisor and money manager to institutions, individuals and governments. KMS-AMG currently acts as an advisor to several international corporations and individuals, as well as to quasi-public entities in Grenada, South Korea and Pakistan. KMS-AMG is engaged in agreements with Grenadine government whereby it will be acting as an advisor to Grenadine government on its tourism and infrastructure development project and with the Pakistani government and to the Board of Investments in Pakistan which is establishing the first "Technology Science Park" in Pakistan. KMS-AMG's growth strategy is to increase revenue by expanding its money management business by increasing assets under management and by increasing its international consultancy business by becoming advisors to additional institutions and governments of developing countries. To date, KMS-AMG has generated only marginal revenue.

     The minimum investment that will be required for investors within KMS-AMG group is $250,000. Each account will be insured up to $50 million by an "A" rated insurance company, but will be subject to normal market risks associated with investing. KMS-AMG will charge fees equal to one percent of the average assets under management plus performance bonuses.


 Government Regulation

     The SEC is the Federal agency responsible for the administration of the Federal securities laws. KMS is registered as a broker-dealer with the SEC. Much of the regulation of broker-dealers has been delegated to self-regulated organizations, principally the NASD and national securities exchanges such as NASDAQ. These self-regulatory organizations adopt rules (subject to approval by the SEC) that govern the industry and conduct periodic examinations of KMS' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. KMS is currently registered as a broker/dealer in 47 states and the District of Columbia.

     Broker-dealers are subject to regulation covering all aspects of the securities business, including sales method, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record-keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules may directly affect the mode of operation and profitability of broker-dealers. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers.


     Certain regulatory bodies perform audits or other procedures to ensure compliance with their rules and regulations. The NASD completed an audit of KMS in February 1998, at which time it issued a letter setting forth certain alleged exceptions and areas of noncompliance noted during the performance of its audit procedures, including alleged deficiencies in written supervisory procedures, violations of the firm's restriction letter with respect to the number of securities for which it can make markets, record keeping violations with respect to new customer accounts and option agreement forms, discrepancies on tickets relating to trades, violations of rules relating to principal markup/markdown transactions on corporate equities and various administrative deficiencies. Management of KMS, based on its review of the letter, discussions with counsel and with the NASD auditors, does not believe that the ultimate resolution of the matters set forth in the letter from the NASD will have a material adverse effect on KMS' results of operations or financial condition, although no assurances thereof can be given.


NET CAPITAL REQUIREMENTS

     As registered broker-dealers and member firms of the NASD, KMS is subject to the Commission's net capital rule. The net capital rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and less certain mandatory deductions that result from excluding assets not readily convertible into cash and from valuing certain other assets, such as a firm's positions in securities, conservatively. Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition.

     Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NASD, the commission and other regulatory bodies and ultimately may require its liquidation. The net capital rule also prohibits payments of dividends, redemption of stock and the prepayment or payment in respect of principal of subordinated indebtedness if net capital, after giving effect to the payment, redemption or repayment, would be less than specified percentage (120%) of the minimum net capital requirement. Compliance with the net capital rule could limit those operations of the Company's brokerage subsidiaries that require the intensive use of capital, such as underwriting and trading activities, and also could restrict the Company's ability to withdraw capital from its operating subsidiaries, which in turn, could limit the Company's ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.


 Competition

     All aspects of KMS' business are highly competitive. KMS competes or will compete directly with numerous other securities brokers and dealers, investment banking firms, life insurance sales agencies, investment advisors, leveraged buyout firms, venture funds and, indirectly for investment funds, with commercial banks. Many of KMS' competitors have substantially greater capital and other resources than does KMS. Some commercial banks and thrift institutions also offer securities brokerage services and many commercial banks offer a variety of investment banking services. Competition among financial services firms also exists for investment representatives and other personnel.

     The securities industry has become considerably more concentrated and more competitive in recent years as numerous securities firms have either ceased operation or have been acquired by or merged into other firms. In addition, companies not engaged primarily in the securities business, but having substantial financial resources, have acquired leading securities firms. These developments have increased competition from firms with greater capital resources than those of KMS. Furthermore, numerous commercial banks have petitioned the Board of Governors of the Federal Reserve System for permission to enter into various new business activities from which they are currently barred, such as underwriting certain mortgage-backed and municipal revenue securities and securities backed by consumer loans. Various legislative proposals, if enacted, would also permit commercial banks to engage in such activities. Ultimately, these developments or other developments of a similar nature may lead to the creation of integrated financial service firms that offer a broader range of financial services.

     The securities industry has experienced substantial commission discounting by broker/dealers competing for institutional and individual brokerage business, including many offering deeply discounted commission rates on the Internet. In addition, an increasing number of specialized firms now offer "discount" services to individual customers. These firms generally effect transactions for their customers on an "execution only" basis without offering other services such as portfolio valuation, investment recommendations and research. The continuation of such discounting and an increase in the number of new and existing firms offering such discounts could adversely affect KMS' retail business.



GROWTH STRATEGY

     To date, most of KMS' activities involve the retail trading and selling of securities. KMS has also participated as a member of the selling group on seven initial public offerings and one secondary public offering and has co-managed one initial public offering. Its clients are located throughout the country and around the world and include institutional investors.

     KMS' goal is to continue providing full service investment banking services, including research and advisory capabilities, to sophisticated high net worth individuals and institutions. The key to building upon this goal is the expansion of KMS--AMG that manages funds for a fee (see below). KMS also intends to lease a seat on the New York Stock Exchange because its principal client base is and is likely to continue being high net worth international investors and institutions. KMS access to this client base through its senior management which puts it in a strong position to expand its investment banking activities.

     KMS' principal strategy is to focus its resources on certain core businesses where Management believes KMS can compete profitably and be among the leading participants in each targeted market. In addition, KMS emphasizes economic and investment research in the development of its business. Over feet. the next several years, KMS plans to expand significantly the scope of its business activities and its customer base, both in the U.S. and internationally. This strategy will allow KMS to establish strong positions in selected high-margin activities, including equity and high-yield corporate securities underwriting. Mr. Khan, KMS' President, currently manages investments for several international institutional investors and has KMS poised to expand this aspect of its business. KMS' ability to identify, recruit and retain experienced and talented professionals is and will be the key element of its success in implementing its expansion strategy. These professionals will augment the capabilities of the existing officers and directors who have experience in capital market transactions and mergers and acquisitions. No assurances can be given that KMS will be successful in implementing its plans.


SUREAL

     Sureal is a direct marketing company involved in the distribution and sale of high quality nutritional and air purification products. Sureal was founded as Legacy Export, Inc. ("Legacy") in 1995 by Richard Wogksch, R. Bret Jenkins, and Glen Jensen for the purpose of creating, developing and expanding direct marketing businesses internationally, with an emphasis on Russia and other republics of the former Soviet Union. The founders had experience in the direct marketing industry, including the international aspects thereof. Legacy commenced its operations as the marketing, sales and administrative arm for Eastern Europe for an existing direct marketing company specializing in personal care and nutritional products. Legacy commenced its operations in August 1995 using a network of 333 independent distributors in Russia. The number of distributors in the network increased to in excess of 100,000 at May 31, 1997. Monthly commissionable sales to these distributors rose from $20,000 in July 1995 to $5,009,000 in February 1997. Sureal, which changed its name in October 1997, is headquartered in Orem, Utah.

     Sureal discontinued its relationship with other product companies in September 1997, at which time it made a decision to introduce its own branded products to be distributed through its sales network. Through September 1997, the revenue generated by the sales of those products was distributed in an agreed upon manner among the supplier, shipper and Sureal pursuant to the terms of a verbal agreement. Sureal's product philosophy is to introduce its own branded products based on researching the best that science and nature can offer and produce, using contract manufacturers, innovative products that are specifically designed for a network marketing distribution channel. Sureal presently offers nutritional products and a line of air purification products. It plans on expanding both of these lines, as well as introducing a personal care line and other specialty products.



 Nature of Direct Marketing

     Sureal distributes its products through a system of direct or network marketing. Under most network marketing systems, independent distributors purchase products for retail sale or personal consumption. Direct marketing involves the sale of products through a network of independent distributors who enter into contract agreements or licenses with the direct marketer. Pursuant to Sureal's Global Compensation Plan, products are sold exclusively to or through independent distributors who are not employees of Sureal.

     Direct marketing sales have increased rapidly in recent years. Many products sold by direct marketers are characterized as having high margins. Typically, distributor incentives and commissions represent the highest cost for a direct marketer.

     Network marketing is an effective vehicle to distribute Sureal's products because (i) a consumer can be educated about a product in person by a distributor, which is more direct than the use of television and print advertisements; (ii) direct sales allow for actual product testing by a potential consumer; (iii) the impact of distributor and consumer testimonials is enhanced; and (iv) as compared to other distribution methods, distributors can give customers higher levels of service and attention, by, among other things, delivering products to a consumer's home and following up on sales to ensure proper product usage, customer satisfaction, and to encourage repeat purchases. Under most network marketing systems, independent distributors purchase products either for resale or for personal consumption.

     International direct selling as a distribution channel has been enhanced in the past decade because of advances in communications, including telecommunications, the Internet and World Wide Web, and the proliferation of the use of videos, email and fax machines. Direct selling companies can now produce or purchase high quality videos and web sites for use in product education, demonstrations, and sponsoring sessions that project a desired image for the company and product line. Sureal is committed to utilizing current and future technological advances fully to enhance the effectiveness of its direct selling program.

     Sureal's management believes that the distributor incentive program is the most integral factor in developing a strong distributor network. Sureal's network marketing program is specifically designed for the needs of international distributors and differs from the compensation plans of many other network marketing programs in several respects. First, Sureal's Global Compensation Plan allows distributors to develop a seamless global network of down line distributors (see below). Second, the Global Compensation Plan is among the most financially rewarding plans offered to distributors by network marketing companies, and can result in commissions to distributors aggregating up to a maximum of 63% of a product's wholesale price.

     Global Compensation Plan -- Sureal believes that the two principal strengths of its Global Compensation Plan are (i) the potential level of commissions and bonuses available to distributors and (ii) its seamless integration across all markets in which Sureal products are sold. Sureal believes that the Global Compensation Plan is potentially among the most financially rewarding plans offered to distributors by network marketing companies. There are two fundamental ways in which distributors can earn money
(i) through retail markups, for which Sureal recommends a range of approximately 30% and (ii) through a series of commissions on each product sale which can result in commissions to distributors aggregating up to a maximum of 63% of such product's wholesale price. However, Sureal believes the actual commissions paid will be significantly less. Commissions have averaged from 40% to 42% of revenue from commissionable sales since inception.

     By entering into written distributor agreements with Sureal, distributors are authorized to sponsor new distributors in each country where Sureal has operations. This policy allows distributors to receive commissions for sales at the same rate for sales in foreign countries as for sales in their home country. This is a significant benefit to distributors because they are not required to establish new distributorships or requalify for higher levels of commissions within each new country in which they begin to operate. The seamless integration of the Global Compensation Plan means that distributor knowledge and experience can be used to rapidly build distributor leadership in new markets.

     Sureal's compensation plans for distributors also include:

    o Permitting past ordering performance (during the period when Sureal represented other direct marketers) to count in the new incentive program;

    o Establishing an investment program at a broker/dealer in which a portion of bonuses may be retained and invested for the benefit of distributors;

    o Permitting distributors to represent more than one direct marketing company;

    o Providing products that management believes are needed in the marketplace at price points that are realistic and attractive; and

    o Continuing its distributor administrative program that includes timely reporting and people who speak the local language fluently.

These programs, taken as a whole, are believed to be unique in the direct marketing industry.


 Sponsoring

     Sureal relies solely on its existing distributor force to sponsor new distributors. While Sureal provides product samples, brochures, and other sales materials, distributors are primarily responsible for educating new distributors with respect to products, the Global Compensation Plan, and how to build a successful distributorship.

     The sponsoring of new distributors creates multiple levels in the network marketing structure. Persons whom a distributor sponsors are referred to as "down line" distributors. If down line distributors also sponsor new distributors, they create additional levels in the structure, but their down line distributors remain part of the same down line network as their original sponsoring distributor.

     Sponsoring activities are not required of distributors. However, because of the financial incentives provided to those who succeed in building a distributor network, Sureal believes that most of its distributors attempt, with varying degrees of effort and success, to sponsor additional distributors. Generally, distributors invite friends, family members and acquaintances to sales meeting where Sureal products are presented and where the Global Compensation Plan is explained. Individuals are attracted to become distributors after using Sureal products and becoming regular retail customers. Once a person becomes a distributor, he or she is able to purchase products directly from Sureal at wholesale prices for resale to consumers or for personal consumption. The distributor is also entitled to sponsor other distributors in order to build a network of distributors and product users. Major distributors earn incentives or bonuses based on the sales volume of their down lines.

     A potential distributor must sign a distributor agreement with Sureal that obligates the distributor to abide by Sureal's established policies and procedures.


 Russian Market

     For the purpose of this section, the "Russian Market" incorporates the markets of all of the republics of the former Soviet Union and several countries in Eastern Europe. This market has a population in excess of 400 million people and is characterized by:

      o Inadequate supplies of many basic consumer products at affordable prices;

      o Cumbersome and redundant government regulations and even corruption;

      o Inadequate shipping services within a country; and

Many people seeking opportunities to benefit within the new capitalistic framework.

     To succeed in this environment a company, among other things, must:

      o Establish an effective relationship with a reliable and influential local business associate or "partner";

      o Have a methodology for being paid in United States dollars on a timely basis;

      o Establish a system for warehousing, shipping and clearing customs in a manner that minimizes delay and risk of loss through theft;

      o  Understand the needs of prospective dealers and customers; and

      o Have a system in place to manage a business that is growing rapidly.

In addition, a direct marketing company, among other things, must:

      o Have an effective system of accumulating information that gives rise to distributor incentives;

      o Have an effective program of distributor incentives tailored for particular markets;

      o Have key employees with knowledge of the language and culture of the countries in which distributors operate;

      o An efficient and fair means of resolving disputes and misunderstandings on a timely basis; and

      o An effective inventory control and distribution system.

Sureal believes that it has systems in place that accomplish each of the foregoing requirements.

     Sureal has developed relationships with reliable and influential local collaberative distributors in Russia to help Sureal:

      o Get products certified for sale through the appropriate governmental authorities and required approval processes;

      o Clear incoming products through customs; and

      o Repatriate currency.

     Substantially all of Sureal's commissionable sales have been made in the Russian Market. All transactions involving Sureal are denominated in United States dollars. Sureal does not assume any risk with respect to currency fluctuations. Typically, products are shipped and billed (in United States dollars) to a limited number of major distributors. These distributors have the responsibility of getting shipments through customs and into a warehouse, redistributing the products to smaller distributors, collecting sales proceeds, converting currencies and remitting payment to Sureal (see "Risk Factors").

 Products

     Substantially all of Sureal's products are manufactured from readily available ingredients and materials. Management believes that if any source of ingredients becomes unavailable, alternative sources of supply are available at comparable prices and delivery schedules. In the event that Sureal were unable to procure such alternate sources at competitive prices and on a timely basis for its principal products, Sureal's operations would be materially adversely affected. See "Risk Factors". Ingredients are stored by the contract manufacturers. Finished products are shipped directly to foreign warehouses by ship.

     Sureal offers products in two distinct categories--nutritional supplement products and air purification products. In addition to products, Sureal offers a variety of sales aids to distributors, including starter kits, introductory kits, brochures, and product catalogs. All sales aids and brochures are targeted for the local markets and are written in the local language.

     The following chart sets forth the Sureal branded products that are available as of April 15, 1998.



                                    TOTAL
                                   PRODUCTS
                                   OFFERED
PRODUCT NAME                      BY SUREAL     UNITED STATES     RUSSIAN MARKET
------------------------------   -----------   ---------------   ---------------
Classical Herbs ..............         6               6                 6
Children's Nutrition .........         1               1                 1
Specialty ....................         7               4                 4
Herbal Teas ..................         5               4                 4
Weight Loss ..................         6               6                 0
Sports Nutrition .............         3               3                 0
Preferred Pet ................         2               2                 2
Air Purification .............         2               2                 2
Total ........................        32              32                19

NUTRITIONAL SUPPLEMENTS PRODUCTS

     The nutritional supplements product category is comprised of 17 products in the following lines: classical herbs, children's nutrition, specialty, herbal teas, and Preferred Pet. Sureal's nutritional supplements are designed and marketed to promote a healthy, active lifestyle and general well being through proper diet, exercise and nutrition.

     Sureal believes that the nutritional supplement market is expanding in Russia and the United States because of changing dietary patterns, a health-conscious population and recent reports supporting the benefits of using vitamin and mineral nutritional supplements. This product line is particularly well suited to network marketing because the average consumer is often uneducated regarding nutritional products. Sureal believes that network marketing is a more efficient method than traditional retailing channels in educating consumers regarding the benefits of nutritional products. Because of the numerous over-the-counter vitamin and mineral supplements available in Russia and the United States, Sureal believes that individual attention and testimonials by distributors are effective methods of providing information to a potential consumer.


CLASSICAL HERBS

     ALFALFA -- Alfalfa is a medicinal plant known to improve general health. This herb contains most of the necessary vitamins and minerals required by the human body. It aids the immune system, helps the body protect itself from disease, and cleanses the blood. Alfalfa is often used by people with gastrointestinal problems, as well as by people seeking relief from achy muscles and joints, coughs and colds.

     BEE POLLEN -- Bee pollen is traditionally known to provide the body with additional energy and relief from fatigue and also helps increase the body's ability to heal and build resistance to disease. Bee pollen is often used by individuals and athletes seeking to increase energy or stamina. Bee pollen is also used to improve mental activity, facilitate sleep, and strengthen the nerves.

     ECHINACEA -- Echinacea, sometimes referred to as the "King of Blood Purifiers", and a natural infection fighter, increases the body's ability to combat infection. Echinacea is used to ward off any infection and is especially effective in minimizing the symptoms of the common cold.

     GOTU-KOLA -- Gotu-kola is traditionally known as the "food for the brain." Gotu-kola is used to increase mental and physical capacity, combat stress, improve reflexes, and energize the cells of the brain. Gotu-Kola is also used to promote relaxation and strengthen memory. This product is recommended to relax the central nervous system or for those who may be in danger of nervous breakdown. It is also used by individuals who are confined to a bed and by women recovering from childbirth.

     PASSIONFLOWER -- Passionflower is a naturally occurring relaxant, used to soothe and calm muscles, nerves and joints. It also is used to relieve headaches and calm nerves and anxiety. Passionflower is used for insomnia and other sleep disorders; for the anxiety women experience during menses, childbirth or menopause; and for restless children.

     RED CLOVER -- Red clover is famous for its ability to purify the blood of toxins. It is also used to relieve coughing, sore throats and skin irritations.



CHILDREN'S NUTRITION

     LIL NIBBLES CHILDREN'S CHEWABLE VITAMIN AND MINERAL SUPPLEMENT -- Because they are growing, children have unique nutritional needs for proper nutrients, vitamins and minerals. Sureal's balanced formula features a combination of multivitamins and minerals, including vitamin A, vitamin C, the B vitamins, Folic and Pantothenic Acid, as well as providing anti-oxidant protection.


SPECIALTY

     MIGHTY APHRODITE FEMALE FACTORS -- Mighty Aphrodite Female Factors contains specific vitamins, minerals, and herbs that are used to resolve typical female issues, fight fatigue and increase endurance. The principal ingredient, Pau d'Arco Bark has been used for centuries in South America for relief from female issues such as PMS, cramps and infections. It also includes Siberian Ginseng, an herb that is used to relieve stress, mental fatigue and weakness.

     HERCULES MALE FACTORS -- Hercules Male Factors contains a specialized blend of botanicals, vitamins and minerals designed for men. The principal ingredients are Saw Palmetto powder for the prostate and Vitamin E and Garlic for the heart. It also features one of the most advanced known anti-oxidants, Lipoic Acid that acts as a substitute for other vitamins. Chromium is also included to help develop lean muscle mass.

     CUPIDS ARROWS APHRODISIAC -- Cupids Arrows Aphrodisiac combines traditional folk ingredients with supplements and is used by men and women to enhance sexual desire, function, and performance. The principal ingredient, Siberian Ginseng, is a naturally occurring aphrodisiac. The other featured ingredient, Yohimbe Bark, is an aphrodisiac that increases desire and performance. The product also includes Arginine, an herb used by men, and Green Oats extract, an herb used by women, to stimulate the sex drive.

     EARTH SUPERFOODS COMPLEX -- Earth Superfoods Complex contains land and sea greens, anti-oxidants, vitamins, minerals, probiotic cultures, herbs, digestive plant enzymes, cruciferous vegetables and fruits, and other beneficial cofactors. It also contains phytonutrients, digestive enzymes such as vitamins E, A, C and B and Probiotics (known as "friendly bacteria").

     ENERGY COMPLEX -- Energy Complex uses four well known energizing herbs that give a continual boost to energy levels without making a user feel nervous or jittery.

     BODYGUARD -- BodyGuard contains the liver oil of deepwater sharks, which is a source of Alkylglycerols. Taken as a food supplement, BodyGuard adds to a person's own Alkylglycerol levels to provide dietary support for the immune system.

     12-HDP ANTI-AGING COMPLEX -- 12-HDP features a blend of powerful Human Growth Hormone Releasers, DHEA, Pregnenalone, and natural Progesterone. These hormones are believed to be some of the most powerful anti-aging compounds known to man.


HERBAL TEAS

     PURITEA CLEANSING TEA -- PURITea contains a blend of natural herbs helpful for regulating the bowels and urinary tract. The formula helps to cleanse and soothe rather than irritate. This mild, yet effective, formula aids in flushing stored waste from the body. This tea features Senna Leaf, a cathartic that serves as a laxative to cleanse the colon and Uva Ursi, an herb used for centuries to cleanse the bladder and kidneys.

     ZESTEA ENERGY TEA -- ZESTea contains a blend of natural herbs that stimulate the body to produce energy, overcome stress, fatigue and weakness. The principal ingredients in this tea are Kola Nut and Yerba Mate. Kola Nut is a natural stimulant to the body's circulatory and respiratory system. Yerba mate has been used for centuries to eliminate fatigue and rejuvenate the body.

     LESS-O-ME WEIGHT LOSS TEA -- Less-O-Me Weight Loss Tea contains a blend of herbs that increase metabolism and burn body fat. These ingredients help block fat and aid in appetite suppression. The principal ingredients in this tea, gymnema sylvestra and garcinia cambogia, reduce the body's ability to absorb fats and sugars, and help block the formation of fat cells. This tea is used as a part of a weight management or general nutrition program.

     TRANQUILITEA RELAXING TEA -- TRANQUILITea contains an assortment of medicinal herbs used to quiet and soothe the nervous system and promote restful sleep. The principal ingredients in this product are St. John's wart and Chamomile. St. John's Wart is a natural anti-depressant that is used to promote deeper, more restful sleep. Chamomile is used to relax nerves and relieve tension.

     APP-A-TAC -- App-A-Tac is a homeopathic medication which helps to suppress appetite and balance metabolism.

     BODYZONE -- BodyZone represents an easy to use weight loss plan. Each BodyZone Metabolic Management System contains a 28-day supply of products to control appetite, provide energy, burn fat, and detoxify the body.

     ULTIMATE FAT BINDER -- The Ultimate Fat Binder binds fat to prevent the body from absorbing it.

     PERFECT BURN -- Perfect Burn helps make fat metabolism as efficient as possible and provides necessary fatty substances in a form that the body can readily utilize.

     BIOSLIM DUTCH CHOCOLATE -- BioSlim meets the dietary requirements of a meal and yet appeals to a consumer's sense of taste. BioSlim, which comes in two flavors -- Chocolate Malt and Banana Creme -- has a protein base derived from soy and the formula is entirely lactose free.


SPORTS NUTRITION

     CYBERPLEX STRENGTH ENHANCER -- CyberPlex Strength Enhancer provides the nutrients that athletes need to build strength while, at the same time, supplying essential elements necessary for lean muscle gain.

     THERAPLEX RECOVERY ENHANCER -- TheraPlex Recovery Enhancer provides nutrients necessary for the synthesis of connective tissues, bones, muscle, ligaments, and tendons. It also enhances the normal growth processes and accelerates recovery from workouts.

     METAPLEX METABOLIC ENHANCER -- MetaPlex Metabolic Enhancer provides nutrients that interact with the major metabolic pathways, cycles, systems and functions of the body to enhance the formation of lean muscle.


PREFERRED PET

     DIGESTIVE AID -- Pet Digestive Aid assists pets in food digestion. Pet Digestive Aid contains digestive enzymes that help pets digest processed food, as well as absorb the essential vitamins, minerals, and phytonutrients they need. The principal ingredient, Lacto Bacillius Sporogenes ("LBS"), is a friendly bacteria that exists in the intestines and helps keep the intestinal tract clean and free from disease.

     ESSENTIAL GREENS -- Pet Essential Greens contains an assortment of vital greens from the land and the sea. These greens contain important Phytonutrients that provide pets with anti-oxidant protection and help to keep them safe from the diseases and illnesses.


AIR PURIFICATION PRODUCTS

     The air purification product category is comprised of two products that use negative ions, ozonation, and germicidal UV light to deliver cleaner, fresher and safer air.

     Sureal believes that the air purification market is expanding in Russia and the United States because of various reports ranking indoor air pollution at or near the top of environmental health risks in the United States, and findings that indoor air is, on the average, more polluted than outdoor air. This product line is particularly well suited to network marketing because the average consumer is generally uneducated regarding methods of air purification. Sureal believes that network marketing is a more efficient method than traditional retailing channels in educating consumers regarding the unique benefits of air purification.

     SUREAL AIR 2700 -- The Sureal Air 2700 is an air purification system uses ozone and negative ions and adds the germicidal effects of UV light to purify the air. The Sureal Air 2700 is designed for use in areas of 2700 square feet or less.

     SUREAL AIR 70 -- The Sureal Air 70 is designed for use in areas of 70 square feet or less, including cars and tables at restaurants.


 Sales Aids

     Sureal provides an assortment of sales aids to distributors. Sales aids include audiocassette tapes, promotional clothing, pens, and other miscellaneous items to help create consumer awareness of Sureal and its products. Sales aids are priced at Sureal's approximate cost and are not commissionable items (i.e., distributors do not receive commissions on purchases of sales aids).


 Product Guarantees

     Sureal believes that it is among the most consumer protective companies in the direct selling industry. Sureal's product return policy allows a retail purchaser to return any product to the distributor from whom the product was purchased for a full refund for a period of 30 days from the date of purchase. After 30 days from the date of purchase, the return privilege is at the discretion of the distributor. Because distributors may return unused and resalable products to Sureal for a refund of 90% of the purchase price for one year, they are encouraged to provide consumer refunds beyond 30 days. The product returns policy is a material aspect of the success of distributors in developing a retail customer base.

 Product Development Philosophy

     Sureal is committed to building its brand name and distributor and customer loyalty by selling premium quality, innovative personal care and nutritional products that appeal to broad markets. Sureal's product philosophy is to combine the best of science and nature and to include in each of its products the highest quality ingredients. This philosophy has also led to Sureal's commitment to avoid any ingredients in nutritional supplements that are reported or believed to have any long-term addictive or harmful effects, even if short-term effects may be desirable. Independent distributors need to have confidence that they are distributing the best products available in order to have a sense of pride in their association with the Sureal and to have products that are distinguishable from "off the shelf" products. Sureal is committed to developing and providing quality products that can be sold at an attractive retail price and allow Sureal to maintain reasonable profit margins.


     Sureal is also committed to constantly improving its product formulations to incorporate innovative and proven ingredients into its product line. Whereas many consumer product companies develop a formula and stay with that formula for years, and sometimes decades, Sureal believes that it must stay current with product and ingredient evolution to maintain its reputation for innovation to retain distributor and consumer attention and enthusiasm.

     In addition, Sureal believes that timely and strategic product introductions are critical to maintaining the growth of independent distribution channels. Distributors become enthusiastic about new products and are generally excited to share new products with their customer base. An expanding product line helps to attract new distributors and generate additional revenues.


 Production

     Virtually all Sureal's branded products are sourced through U.S. contract manufacturers unaffiliated with Sureal. Sureal's profit margins and its ability to deliver its existing products on a timely basis are dependent upon the ability of Sureal's outside manufacturers to continue to supply products in a timely and cost-efficient manner. Furthermore, Sureal's ability to enter new markets and sustain satisfactory levels of sales in each market are dependent in part upon the ability of suitable outside manufacturers to reformulate existing products, if necessary to comply with local regulations or market environments, for introduction into such markets. Finally, the future development of new products will be dependent upon the services of suitable outside manufacturers.


     Sureal currently acquires products or ingredients from sole suppliers or suppliers that are considered by Sureal to be the superior suppliers of such ingredients. Sureal purchases its products and ingredients by placing purchase orders pursuant to verbally negotiated agreements. No long-term contracts exist with any supplier. All purchases are made pursuant to routine purchase orders. Sureal believes that, in the event it is unable to source any products or ingredients from its current suppliers, Sureal could replace such suppliers or products or substitute ingredients without much difficulty or prohibitive increases in the cost of goods sold. However, there can be no assurance that the loss of such a supplier would not have a material adverse effect on Sureal's business and results of operations.


 Operating Strengths

     Sureal believes that its success has been based upon its commitment to providing high quality service and products together with a unique business opportunity to its independent distributors. Sureal believes that it will continue to be successful by providing high quality servicing to its distributors and by providing premium quality, innovatively packaged products and an appealing global business opportunity. Sureal is committed to building its brand name and distributor and customer loyalty by selling premium quality, innovative nutritional products that appeal to broad markets.

     All products are manufactured in the United States and shipped to warehouses in the Russian markets. Sureal consigns all shipments to collaborative Russian distributors who are responsible for ensuring that products are properly registered, pass through customs in a timely fashion and are transported to warehouses safely with a minimal amount of pilferage. Products are shipped by truck from the warehouse to distribution points. The collaborative Russian distributors assume all responsibilities for administrative functions and cash collections. To date, this system has been effective although no assurances can be given that it will continue to function effectively in light of changing circumstances in Russia.


 Growth Strategy

     Sureal plans to develop a disciplined approach to opening new markets. Each market opening will be preceded by a thorough analysis of economic and political conditions, regulatory standards and other business, tax and legal issues. Prior to a market opening, Sureal's management team will work to obtain all necessary regulatory approvals and establish facilities capable of meeting distributor needs. Sureal plans to consider a variety of options in opening new markets. Sureal may decide to open the market, or contract with a partner, or license the market.

     Sureal plans to increase its growth by introducing new products, opening new markets, attracting new distributors and through promotions.

     Introduce New Products -- Sureal plans to introduce new products on a continuing basis. The introduction of new products has a tendency to increase the sales of existing distributors and helps attract new distributors.

     Introduce New Markets -- Sureal will pursue attractive new market opportunities. Japan, Mexico, Canada India and the Middle East are the next markets Sureal plans to pursue.

     Attract New Distributors -- Sureal plans to contract new distributors by providing unique and exciting business building promotions. For example, it offered a 10% volume incentive to distributors on each nutritional product purchased through March 1998. Sureal intends to continue to create and maintain a business climate to promote the growth in the number of active distributors and to increase distributor retention, motivation and productivity. Sureal will do this by continuing to enhance distributor recognition programs.

 Competition


     The markets for personal care and nutritional products are large and highly competitive. Sureal competes directly with companies that manufacture and market personal care and nutritional products in each of Sureal's product lines. Sureal competes with other companies in the personal care and nutritional products industry by emphasizing the value and premium quality of the Company's products and the convenience of the company's distribution system. Many of Sureal's competitors have much greater name recognition and financial resources than does Sureal. In addition, personal care and nutritional products can be purchased in a wide variety of channels of distribution. While Sureal believes that consumers appreciate the convenience of ordering products from home through a sales person or through a catalog, the buying habits of many consumers accustomed to purchasing products through traditional retail channels are difficult to change. Sureal's product offerings in each product category are also relatively small compared to the wide variety of products offered by many other personal care and nutritional product companies. There can be no assurance that Sureal's business and results of operations will not be affected materially by market conditions and competition in the future.


     Sureal also competes with other direct selling organizations, some of which have longer operating histories and greater name recognition and financial resources. The leading network marketing company in Sureal's markets is Amway Corporation and its affiliates. Sureal competes for new distributors on the basis of its Global Compensation Plan and premium quality products. Management envisions the entry of more direct selling organizations into the marketplace as this channel of distribution expands over the next several years. Sureal also believes that other large, well-financed corporations may launch direct selling enterprises that will compete with Sureal in certain product lines. There can be no assurance that Sureal will be able to successfully meet the challenges posed by this increased competition.


     Sureal competes for the time, attention and commitment of its independent distributors. Given that the pool of individuals interested the business opportunities presented by direct selling tends to be limited in each market, the potential pool of distributors for Sureal's products is reduced to the extent other network marketing companies successfully recruit these individuals into their businesses. Although management believes that Sureal offers an attractive business opportunity, there can be no assurance that other network marketing companies will not be able to recruit Sureal's existing distributors or deplete the pool of potential distributors in a given market.


EMPLOYEES


     At June 30, 1998, KMS had 46 employees, of which 41 were registered with the NASD. Sureal had 11 employees at such date. None of these employees is covered by a collective bargaining agreement.


FACILITIES


     KMS leases 14,000 square feet of office space at 110 Wall Street, New York, NY subject to an agreement expiring on August 31, 2002 with minimum annual rent increasing from $310,000 to $315,000.


     Sureal rents a 4,080 square foot facility in Orem, Utah subject to a lease calling for minimum annual rentals of $55,000.

LEGAL PROCEEDINGS


     KMS was a co-defendant in an arbitration proceeding filed with the NASD Office of Dispute Resolution and a complaint filed with the Commissioner of Financial Institutions of the Government of Puerto Rico, entitled Perez vs Klein, Maus & Shire, Mohammad Ali Khan and Asim Kohli in which the plaintiff alleged that KMS and certain of its representatives sold securities to the plaintiff through fraudulent sales practices, misrepresentations and omissions and that certain trades were unauthorized. The complaint demanded compensatory damages of $254,000, rescission damages of $100,000, unspecified punitive damages and attorneys' fees and other legal costs. The matter was resolved in April 1998 when KMS agreed to repurchase the preferred shares for $110,000, payable in five equal monthly installments commencing April 1998. This settlement is reflected in the accompanying unaudited consolidated financial statements for the six months ended June 30, 1998.


     On June 5, 1998, the Securities and Exchange Commission issued an order directing a private investigation of certain activities of KMS, including a private placement of KMS securities in 1996 and 1997, the firm's operational capability and the qualifications of the firm and certain of its personnel to do business as broker-dealer, record-keeping, and transactions in penny stocks.
KMS is cooperating fully in the SEC investigation.

                                  MANAGEMENT


 Executive Officers and Directors

     The executive officers and directors of the Company are as follows:





NAME                             AGE                      POSITION WITH THE COMPANY
-----------------------------   -----   ------------------------------------------------------------
Mohammad Ali Khan ...........    31     Chairman of the Board, President, Chief Executive Officer
Asim S. Kohli ...............    32     Executive Vice President, Chief Operating Officer, Director
A. Rushdi Siddiqui ..........    33     Vice President of Business Development for KMS, Director
Edward A. Heil ..............    47     Consultant and Director
R. Bret Jenkins .............    39     President of Sureal and Director
Steven Jacobson .............    54     Consultant and Director
William Walling .............    65     Chief Investment Advisor
William Triebel .............    46     Chief Financial Officer
Joseph Antonini .............    56     Director
Jamil Asghar ................    39     Director
Leonard Yablon ..............    68     Director
Jaffer Naqvi ................    52     Director


     All Directors hold office until the next annual meeting of shareholders of the Company or until their successors have been elected. All officers are appointed annually by the Board of Directors and, subject to existing employment agreements, serve at the discretion of the Board.

     Outside (nonexecutive) directors shall receive $15,000 and 10,000 shares of Common Stock per year as compensation for serving on the Board of Directors. All Directors are reimbursed by the Company for any expenses incurred in attending Directors' meetings and receive $500 for attending committee meetings. The Company also intends to obtain Officers and Directors liability insurance, although no assurances can be given that such coverage will be obtained.


 Background of Executive Officers and Directors

     MOHAMMAD ALI KHAN is the founder of the Company and serves as the Chairman of the Board, President and CEO. He has also been the President of KMS since 1995. Mr. Khan started his career in the financial industry as a financial consultant at Prudential Securities in 1990. Mr. Khan has served in a variety of sales management and corporate finance positions with other investment banks. In addition, he has been a member of the New Jersey State Governor's counsel since 1997. Mr. Khan holds a Bachelors Degree in Physics and Mathematics from Karachi University in Pakistan and a Bachelor of Arts Degree in Finance from Rutgers University.


     ASIM S. KOHLI has served as the Executive Vice-President and Chief Operating Officer and a Director of the Company since January 1996. Mr. Kohli was Director of Operations for Hardees Corporation from July 1991 to May 1992; Regional Sales Manager for Birov, Incorporated from September 1992 to February 1993; Senior Real Estate Appraiser for Appraisal Network Associates from September 1993 to January 1994; Senior Real Estate Appraiser for Lin Holz Associates from January 1994 to May 1995; Director of Operations for The Rose Group from May 1995 to August 1995; and Director of Operations for CFS Management, Incorporated from August 1995 until December 1995. Mr. Kohli holds a Bachelor of Business Administration degree from Northern Illinois University.


     A. RUSHDI SIDDIQUI has served as the Vice-President of Business Development and Director of the Company since 1997. Mr. Siddiqui founded and was a principal in Siddiqui Rose & Associates, a marketing consulting firm, from 1992 to 1993. From 1993 to 1996, he was Chief Operating Officer of Welsh Technologies, Inc., which is engaged in the alternate fuel vehicle conversion industry. He served as a Marketing Officer for Mashreq Bank in 1996. Mr. Siddiqui holds a Bachelor of Science degree from New York University, a Master of Business Administration degree from Baruch College and a Juris Doctorate from Albany Law School of Union University.

     EDWARD A. HEIL has served as a consultant to and Director of the Company since 1997. Mr. Heil is a certified public accountant and a managing director, since January 1992, in Independent Network Group, Inc., a financial consulting firm. From 1984 through December 1991 he was a partner in the accounting firm, Deloitte & Touche, LLP. From 1973 to 1984 he was employed in various professional capacities by Deloitte & Touche, LLP. Mr. Heil, who is also a director of Laminaire Corporation (a New Jersey-based public company), holds Bachelor of Arts and Master of Business Administration degrees from New York University.

     R. BRET JENKINS has been Chairman of Sureal since its inception and a Director of the Company since 1997. He has also been a shareholder in the law firm Boyack, Ashton & Jenkins, P.C. since 1994 and practiced law with several law firms prior thereto. Mr. Jenkins holds a Bachelor of Arts and Juris Doctorate degrees from the University of Utah.

     STEVEN R. JACOBSON has served as a Consultant and Director of the Company since 1997. Mr. Jacobson is a founder and principal of Steven R. Jacobson & Co., a broker/dealer specializing in restricted security lending, venture capital and investment banking. He is also a partner in SRJ Financial Group which is engaged in a variety of corporate financing activities, and is a member of the Board of Directors of Enhance Reinsurance Company. Mr. Jacobson holds a Bachelor of Business Administration degree from Iona College.

     WILLIAM WALLING became Chief Investment Advisor in July 1996. Prior thereto, from 1992, he held supervisory roles with RAS Securities. Mr. Walling, who has received numerous awards and citations for his research reports and other writings, holds a Bachelor of Arts degree from Michigan State University and a Master of Business Administration from New York University.

     WILLIAM TRIEBEL became KMS' Chief Financial Officer in July 1997. He has served as Chief Financial Officer of USFG since 1997. Prior thereto, he was a senior accountant for Gettenberg Consulting Group from June 1996 to June 1997. Mr. Triebel was the manager for financial operations of Prime Capital Services, which was located in Poughkeepsie, NY, from March 1984 to May 1996. Mr. Triebel is a graduate of Marist College.

     JOSEPH E. ANTONINI has served as a Director since 1997. Mr. Antonini has more than 30 years of experience managing one of America's largest retailing chains. He is the former Chairman, President, and CEO of Kmart Corporation, one of the world's largest retailers. Mr. Antonini also directed the expansion of Kmart's specialty retail group, which included Borders Bookstores, Payless Drug Stores, Office Max, Sports Authority and Builders Square. Since then, Mr. Antonini has served as a director and advisor to various enterprises. He is currently the President of JEA Enterprises, an investment firm which he founded, and serves as a director of American Speedy Printing Centers, Inc., Ziebart, Inc., Shell Oil Company, Andretti Wine Group, LTD., NAMS Net and numerous civic and charitable organizations. He holds a Bachelor of Science degree from West Virginia University.

     SYED JAMIL ASGHAR has served as a Director since 1997. Mr. Asghar was President of National Telecommunication, a long distance telephone company, from 1991 until 1993. Since then, he has been President of Laser Dimension Graphics & Printing, Inc. Mr. Asghar holds a Bachelor of Science degree from Southern Illinois University.

     LEONARD YABLON has served as a Director since 1997. Mr. Yablon has been employed by Forbes Company since 1963 and currently serves as Executive Vice President and Chief Financial Officer. In addition, he is also the President of Sangre de Cristo Ranches, Forbes Trinchera, Fiji Forbes and Forbes Europe. He is also the Vice President of Forbes investors Advisory Institute and Secretary and Treasurer of the Forbes Foundation. Mr. Yablon holds a Bachelor of Science degree from Long Island University and a Master of Business Administration in Taxation from City College in New York.

     JEFF A. NAQVI has served as a Director since 1997. Mr. Naqvi is the Founder and President of Interactive Network for Continuing Education, which conducts educational seminars for physicians throughout the United States on behalf of major pharmaceutical companies as part of their effort to launch new drugs. Prior thereto, Mr. Naqvi was a director of The Medicine Group, Ltd. of Abbington, England. Mr. Naqvi has been in the pharmaceutical industry for over 30 years holding high level management positions at major companies. He holds a Master of Business Administration degree from New York University.

 Remuneration


     The following officers received compensation in excess of $100,000 in 1997 or 1996. The Board of Directors intends to establish a compensation committee comprised of outside directors to review compensation matters and any new employment contracts. The Company will not enter into any new employment contracts until after the Offering is completed.

     The Company has or plans to adopt a health and disability plan and a 401(k) plan for its employees.



 Committees

     The Board of Directors will create Audit and Compensation Committees comprised of independent members.

 Summary Compensation Table


                                    ANNUAL COMPENSATION
                            -----------------------------------
                                                       OTHER
NAME AND                                SALARY        ANNUAL       OTHER LONG-TERM
PRINCIPAL POSITION           YEAR      COMPEN.      COMPEN.(1)      COMPENSATION
-------------------------   ------   -----------   ------------   ----------------
KMS:
M. Ali Khan .............   1997      $617,839
Asim S. Kohli ...........   1997      $103,700
Sureal:
R. Bret Jenkins .........   1997      $ 82,923        $8,000          $208,424
                            1996      $ 80,500        $8,000          $ 97,533
Richard Wogksch .........   1997      $ 82,923        $8,000          $208,424
                            1996      $ 80,500        $8,000          $ 97,533
Glen Jensen .............   1997      $ 82,923        $8,000          $208,424
                            1996      $ 80,500        $8,000          $ 97,533



----------
(1) Other annual compensation relates to the estimated costs of health insurance and automobiles provided by Sureal.

(2) The Other Long-Term Compensation amounts paid to Messrs. Jenkins, Wogksch and Jensen were S corporation distributions made to permit the recipients to pay their personal income tax liabilities.


 Employment Agreements



     The Company has entered into employment agreements with Messrs. Khan and Kohli under which it has agreed to pay them annual salaries of $350,000 and $250,000 through 2003. The contracts, which contain two three-year renewal clauses, provide for additional bonuses based at the discretion of the Board of Directors.

     Sureal has entered into employment agreements with Messrs. Jenkins, Wogksch and Jensen providing that each receive annual compensation of $120,000 through 2003. These contracts provide for additional compensation linked to Sureal's performance.

     Sureal and the Company have also entered into a consulting arrangement with a firm associated with Mr. Heil under which they have agreed to pay minimum annual fees of $120,000, subject to upward adjustment based on work performed. The agreement also provides for performance fees with respect to certain types of transactions.


     KMS also has informal consulting agreements with Mr. Jacobson and a former director, Maurice Gross, under which each is entitled to receive fees linked to business referred to KMS. The aggregate fees paid to Messrs. Gross and Jacobson amounted to $192,000 in 1997 and $229,000 for the first nine months of 1998.




 Indemnification

     The Company has provisions in its charter, by-laws, or other contracts providing for indemnification of its officers and directors which allows, the Company, among other things, to pay for the expenses of an officer of director in connection with legal proceedings brought about because of the person's position with the Company.

 Stock Option Plan


     The United States Financial Group, Incorporated 1998 Stock Incentive Plan (the "Plan"), which expires ten years from the date adopted, enables the Company to grant incentive stock options, nonqualified options and stock appreciation rights ("SARs") for up to 1,000,000 shares of the Company's Common Stock. Incentive stock options granted under the Plan must conform to applicable Federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant (110% of fair market value for ten percent or more stockholders). Other options and SARs may be granted on terms determined by a committee of the Board of Directors. As of June 30, 1998, no options were outstanding under the Plan.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock at the date of this Prospectus by (i) each person known by the Company to own, directly or beneficially, more than 5% of the Company's Common Stock, (ii) each of the Company's directors, and (iii) all officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws, where applicable.





                                              SHARES OF COMMON
                                                 STOCK OWNED
                                               BEFORE OFFERING
                                     -----------------------------------     SHARES OF COMMON
                                                                                  STOCK
NAME AND ADDRESS OF                     NUMBER OF         PERCENT OF              OWNED
BENEFICIAL OWNER (1)                  SHARES OWNED     SHARES OWNED (1)     AFTER OFFERING (2)
----------------------------------   --------------   ------------------   -------------------
Mohammad Ali Khan (3) ............      9,444,634             82.00                68.45
Asim S. Kohli ....................             --               --                   --
A. Rushdi Siddiqui ...............             --               --                   --
Edward A. Heil ...................         18,750               .16                  .13
R. Bret Jenkins ..................        133,333              1.16                  .98
Steven Jacobson ..................             --               --                   --
Joseph Antonini ..................             --               --                   --
Leonard Yablon ...................             --               --                   --
Jamil Asghar .....................             --               --                   --
Jaffer Naqvi .....................
Directors and Officers
 as a Group (10 persons) .........      9,596,717             83.32                69.56


----------
(1) The address for each officer and director is c/o United States Financial Group, Incorporated, 110 Wall Street, 24th floor, New York, NY 10005.

(2) Assumes that Mr. Khan, the Selling Stockholder, sells 175,000 shares as part of the Maximum Offering.

(3) Mr. Khan plans on contributing 1,000,000 shares to a charitable foundation following the closing of the Offering. He will exercise no control over such shares after making the contribution.



                              PLAN OF DISTRIBUTION

     The Selling Stockholder is free to offer and sell his shares of Common Stock at such times, in such manner and at such prices as he shall determine. Such Common Stock may be offered by Selling Stockholder in one or more types of transactions, which may or may not involve brokers, dealers or cash transactions. The Selling Stockholder may also use Rule 144 under the Securities Act, to sell such securities, if he meets the criteria and conform to the requirements of such Rule. There is no underwriter or coordinating broker acting in connection with the proposed sale of Common Stock by the Selling Stockholder.

     The Selling Stockholder has advised the Company that sales of Common Stock may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through the writing of options on the Common Stock, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholder may effect such transactions by selling Common Stock directly to purchasers or to or through broker/dealers which may act as agents or principals. Such broker/dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholder and/or the purchasers of Common Stock for whom such broker/dealers may act as agents or to whom they sell as principal, or both (which compensation as to particular broker/dealer may act as agents might be in excess of customary commissions). The Selling Stockholder and any broker/dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholder may agree to indemnify any agent, dealer or broker/dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.


     Because the Selling Stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities, he will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of his Common Stock, the Selling Stockholder, any selling broker/dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act which prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with the Offering.


                             CERTAIN TRANSACTIONS


 Merger with Sureal


     On December 3, 1997, the Company exchanged 750,000 shares of its common stock for all of the outstanding shares of common stock of Sureal. This transaction was accounted for as a purchase in accordance with Opinion No. 16 of the Accounting Principles Board.


 Bridge Financing


     From January through March 1998, the Company sold 12 units of Bridge Financing. Each Unit consists of (i) a 10 percent Promissory Note in the principal amount of $50,000 due one year from the date of issuance and (ii) 1,667 shares of the Company's Common Stock. The holders of such shares have certain registration rights. For financial reporting purposes, a portion of the net proceeds of $575,000 was allocated to the value of the Common Stock. The resulting debt discount of $150,030 (which was determined based on a fair value estimate of $15 per share) is being amortized to expense over the term of the Promissory Notes.


 Other


     Ronald J. Brescia, a principal in the law firm of Doros & Brescia, P.C. ("D&B"), counsel to the Company, shall receive as partial compensation for services rendered and to be rendered by D&B to the Company as Company counsel, 10,000 shares of the Company's Common Stock per year for a minimum of three years or as long as D&B serves as Company counsel, whichever is longer, at a price per share of $.01.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, each of the Underwriters named below, for whom Kashner Davidson Securities Corp. is acting as Representative, has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, on a firm commitment basis, the respective number of shares of Common Stock set forth below opposite each such Underwriter's name:




UNDERWRITERS                                    NUMBER OF SHARES
--------------------------------------------   -----------------
Kashner Davidson Securities Corp. ..........
 Total .....................................       2,025,000
                                                   =========

     The Underwriters have advised the Company that they propose to offer the Shares to the public at the public offering price set forth on the cover page of this Prospectus and that they may allow to selected dealers who are members of the NASD, concessions of not in excess of $ per Share, of which not more than $ per Share may be reallowed to certain other dealers who are members of the NASD. After the initial public offering, the public offering price, concession and reallowance may be changed.

     The Underwriting Agreement further provides that the Underwriters will receive a non-accountable expense allowance of 3% of the aggregate public offering price of the Shares sold hereunder (including any Shares sold pursuant to the Over-Allotment Option), which allowance amounts to $911,250 (or $1,047,937.50 if the Over-Allotment Option is exercised in full), of which $25,000 has been paid to date.

     The Company has granted to the Underwriters an Over-Allotment Option, which is exercisable for a period of 45 days after the Closing, to purchase up to an aggregate 303,750 additional shares (up to 15% of the shares being offered by the Company hereby) at the public offering price, less underwriting discounts and commissions, solely to cover over-allotments, if any.

     The Underwriters have informed the Company that they will not make sales of the Shares offered by this Prospectus to accounts over which they exercises discretionary authority.


     The Company has agreed to sell to the Underwriters, for a nominal consideration, an Underwriters' Warrant to acquire an aggregate of shares of Common Stock in the amount equal to one (1) share of Common Stock for every ten
(10) shares of Common Stock sold to the public (up to 202,500 shares of Common Stock), exclusive of securities offered by the Selling Shareholder and the Over-Allotment Option. The Underwriters' Warrant will be nonexercisable for one year after the date of this Prospectus. Thereafter, for a period of four years, the Underwriters' Warrants will be exercisable to purchase Common Stock at $18.00 per Share (120% of the initial public offering price). The Underwriters' Warrants will be restricted from sale, transfer, assignment, pledge or hypothecation for a period of one year from the effective date of the Offering except to officers and partners (not directors) of the Underwriters and members of the selling group. The Company has agreed to file, during the four year period beginning one year from the Effective Date of this Prospectus, on one occasion at the Company's cost, at the request of the holders of a majority of the Underwriters' Warrants and the underlying securities, and to use its best efforts to cause to become effective, a post-effective amendment to the Registration Statement or a new registration statement under the Securities Act, as required to permit the public sale of Common Stock issued or issuable upon exercise of the Underwriters' Warrants. In addition, the Company has agreed to give advance notice to holders of the Underwriters' Warrants of its intention to file certain registration statements commencing one year and ending four years after the Effective Date, and in such case, holders of such Underwriters' Warrants or underlying shares of Common Stock shall have the right to require the Company to include all or part of such shares of Common Stock underlying such Underwriters' Warrants in such registration statement at the Company's expense.

     For the life of the Underwriters' Warrants, the holders thereof are given, at nominal costs, the opportunity to profit from a rise in the market price of the Company's securities with a resulting dilution in the interest of other stockholders. Further, the holders may be expected to exercise the Underwriters' Warrants at a time when the Company would in all likelihood be able to obtain equity capital on terms more favorable than those provided in the Underwriters' Warrants.


     The public offering price of the Shares offered hereby has been determined by negotiation between the Company and the Representative. Factors considered in determining the offering price of the Shares offered hereby included the business in which the Company is engaged, the Company's financial condition, an assessment of the Company's management, the general condition of the securities markets and the demand for similar securities of comparable companies.


     Each of the Company's officers and directors who individually hold 5% or more of the Company's Common Stock have agreed not to publicly sell or otherwise dispose of any of their Common Stock for a period of 18 months following the Effective Date without the consent of the Representative, which consent would be subject to the nature of the market for the Company's securities, the volume and price of the Common Stock, and the operations and financial condition of the Company.


     In connection with this Offering, the Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing their respective market prices. The Underwriters also may create a short position for the account of the Underwriters by selling more shares of Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase shares of Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position by exercising the Over-Allotment Option. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken they may be discontinued at any time.


     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain liabilities in connection with this Offering, including liabilities under the Securities Act.



     The foregoing is a summary of the material terms of the Underwriting Agreement and the Underwriters' Warrant. Reference is made to the copies of the Underwriting Agreement and the Underwriters' Warrant, both of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

                         DESCRIPTION OF CAPITAL STOCK

     The Company is presently authorized to issue 40,000,000 Shares of its $.0001 par value common stock, of which 11,507,634 Shares are presently issued and outstanding or subscribed. A total of 3,000,000 Shares are offered for sale hereby.


 Preferred Stock

     The Company is authorized to issue up to 2,000,000 shares of preferred stock. Shares of preferred stock have no voting rights and are not entitled to receive dividends unless voted by the Board of Directors. Such shares are convertible into shares of Common Stock and receive preferences in the event of Company liquidation.


 Common Stock

     All Shares of Common Stock, when issued, will be fully-paid and non-assessable. All Shares are equal to each other with respect to voting, liquidation and dividend rights. Holders of Shares of Common Stock are entitled to one vote for each Share they own at any stockholders' meeting. Holders of Shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor, and upon liquidation are entitled to participate pro rata in a distribution of assets available for such a distribution to stockholders. There are no conversion, preemptive, redemption, or other rights or privileges with respect to any Shares. Reference is made to the Company's Articles of Incorporation and its by-laws as well as to the applicable status of the State of Delaware for a more complete description of the rights and liabilities of holders of Common Stock. The Company hereby undertakes to provide any stockholder at any time with a copy (at a nominal charge) of its articles of incorporation and by-laws. Also these documents are on public record as exhibits to the Registration Statement on file with the Securities and Exchange Commission. The Common Stock of the Company does not have cumulative voting rights which means that the holders of more than 50% of the Shares voting for the election of directors may elect all of the directors if they choose to do so. In such event, the holders of the remaining Shares aggregating less than 50% will not be able to elect any directors.


 Market For Shares

     Application will be made to list the Shares of Common Stock on NASDAQ's National Market System, if it meets the applicable entry standards. There is no assurance the Company will be accepted by NASDAQ's National Market System or that the Company will have sufficient income, assets, shareholders publicly held shares and market makers to meet the requisite standards for initial inclusion. If the Company qualifies and is included on NASDAQ's National Market System, it will use its best efforts to maintain the listing. If the Company fails to achieve or maintain its eligibility for listing on NASDAQ's National Market System, the liquidity of the shares purchased by investors may be reduced.


                                   DIVIDENDS


     The Company can give no assurance that it will generate earnings from which cash dividends can be paid. However, Management may follow a policy of retaining all such earnings to finance the development of its business. Such a policy could be maintained so long as necessary to provide working capital for the Company's operations. Any dividends that may be paid in the future will be dependent upon the financial requirements of the Company and all other relevant factors.


                            REPORTS TO SHAREHOLDERS


     The Company will furnish annual reports to its shareholders that will include audited financial statements and such other interim reports as management or the Board of Directors deems appropriate.



                         TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Company's Common Stock is Continental Stock Transfer and Trust Company, New York, New York.

                               LEGAL PROCEEDINGS



     Legality of the Shares of Common Stock being offered hereunder and certain other matters have been passed upon for the Issuer by Doros & Brescia, P.C. 1140 Avenue of the Americas, New York, NY 10036. Certain legal matters will be passed upon for the Underwriter by Sichenzia, Ross & Friedman, LLP, 135 West 50th Street, New York, NY 10020.


                                    EXPERTS


     The consolidated financial statements of the Company as of December 31, 1997 and 1996, and for each of the three fiscal periods in the period ended December 31, 1997, included herein, have been included in this Prospectus in reliance upon the report of Eichler Bergsman & Co., LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The financial statements of KMS as of December 31, 1996 and 1995 and for each of the years then ended, included herein, have been included in this Prospectus in reliance upon the separate reports of Lilling & Company and Hagan & Burns CPAs, PC, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firms as experts in accounting and auditing.



     There were no disagreements between the Company and any of the predecessor accounting firms. In each case, the Company changed accounting firms to engage the services of a larger firm. The changes were approved by the Company's Board of Directors.


                              FURTHER INFORMATION


     The Company has filed with the Washington D.C. Office of the Securities and Exchange Commission, a Registration Statement on form S-1 under the Securities Act of 1933, as amended, with respect to the Common Shares to which this Prospectus relates. As permitted by the Rules and Regulations of the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement, including exhibits thereto, which may be reviewed and copies obtained from the Public Reference Branch, Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The URL address of such site is http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS





AUDITED FINANCIAL STATEMENTS:
 UNITED STATES FINANCIAL GROUP, INCORPORATED:
   Independent Auditors' Report .........................................................    F-2
   Consolidated Balance Sheets at December 31, 1996 and 1997 ............................    F-3
   Consolidated Statements of Operations for the Years Ended
    December 31, 1995, 1996 and 1997 ....................................................    F-4
   Consolidated Statements of Stockholders' Equity for the Years Ended
    December 31, 1995, 1996 and 1997 ....................................................    F-5
   Consolidated Statements of Cash Flows for the Years Ended
    December 31, 1995, 1996 and 1997 ....................................................    F-6
   Notes to Consolidated Financial Statements ...........................................    F-7
 SUREAL INTERNATIONAL, INC.:
   Independent Auditors' Report .........................................................   F-15
   Balance Sheets at December 31, 1996 and 1997 .........................................   F-16
   Statements of Operations for the period August 10, 1995 (inception) to
    December 31, 1995 and the Years ended December 31, 1996 and 1997 ....................   F-17
   Statements of Stockholders' Equity for the period August 10, 1995 (inception) to
    December 31, 1995 and the Years ended December 31, 1996 and 1997 ....................   F-18
   Statements of Cash Flows for the period August 10, 1995 (inception) to
    December 31, 1995 and the Years ended December 31, 1996 and 1997 ....................   F-19
   Notes to Financial Statements ........................................................   F-20
 KLEIN, MAUS & SHIRE, INC.:
   Independent Auditors' Reports ........................................................   F-23
   Balance Sheets at December 31, 1996 and 1997 .........................................   F-26
   Statements of Operations for the Years Ended December 31, 1995, 1996 and 1997 ........   F-27
   Statements of Stockholders' Equity for the Years Ended December 31, 1995, 1996 and
    1997 ................................................................................   F-28
   Statements of Cash Flows for the Years Ended December 31, 1995, 1996 and 1997 ........   F-29
   Notes to Financial Statements ........................................................   F-30
UNAUDITED FINANCIAL STATEMENTS:
 UNITED STATES FINANCIAL GROUP, INCORPORATED:
   Consolidated Balance Sheet, September 30, 1998 .......................................   F-35
   Consolidated Statements of Operations for the Nine Months Ended September 30, 1998
    and 1997 ............................................................................   F-36
   Consolidated Statements of Stockholders' Equity for the Nine Months Ended
    September 30, 1998 ..................................................................   F-37
   Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1998
    and 1997 ............................................................................   F-38
   Notes to Consolidated Financial Statements ...........................................   F-39

                         INDEPENDENT AUDITORS' REPORT


United States Financial Group, Incorporated
New York, NY


     We have audited the consolidated balance sheets of United States Financial Group, Incorporated and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the three years ended December 31, 1995, 1996, and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Klein Maus & Shire, Inc , a wholly-owned subsidiary, which statements reflect total assets of $1,960 and $932,837 as of December 31, 1995 and 1996, respectively, and total revenues of $1,031 and $248,989 for the years then ended. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for Klein Maus & Shire, Inc., is based solely on the reports of the other auditors.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.


     In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of United States Financial Group, Incorporated and subsidiaries as of December 31, 1996 and 1997, and the results of their operations, stockholders' equity, and their cash flows for the three years ended December 31, 1995, 1996, and 1997 in conformity with generally accepted accounting principles.



Eichler Bergsman & Co., LLP




New York, New York
March 9, 1998, except for the second paragraph of
  Note 4 which is as of April 10, 1998, the third paragraph of Note 4 which is as of December 11, 1998 and Note 7 and the first paragraph of
  Note 12 which are as of July 23, 1998

                  UNITED STATES FINANCIAL GROUP, INCORPORATED
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS





                                                                                     DECEMBER 31,
                                                                           ---------------------------------
                                                                                 1996              1997
                                                                           ---------------   ---------------
                                 ASSETS
Cash and cash equivalents (Note 2) .....................................    $     17,461      $    394,493
Deposit at clearing broker (Note 5) ....................................         255,651           103,285
Securities owned at market value (Notes 2f and h) ......................         361,506            99,729
Accounts receivable ....................................................              --             4,231
Inventories (Note 2e) ..................................................              --           118,554
Fixed assets at cost, net of accumulated depreciation and amortization
 (Notes 2g and 6) ......................................................         103,122           317,457
Other assets (Note 7) ..................................................         195,098           242,462
Goodwill (Notes 2m and 3) ..............................................              --         7,372,538
                                                                            ------------      ------------
   Total Assets ........................................................    $    932,838      $  8,652,749
                                                                            ============      ============
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Due to clearing broker (Note 5) .......................................    $         --      $     32,250
 Accounts payable ......................................................          69,437            93,016
 Accrued expenses, and other ...........................................         144,207           263,404
 Securities sold, not yet purchased at market value (Notes 2f and 8)....           1,113             1,575
 Notes payable to officers/stockholders (Note 9) .......................              --           210,000
 Long-term capitalized lease obligations (Note 10) .....................              --            46,179
                                                                            ------------      ------------
   Total Liabilities ...................................................         214,757           646,424
                                                                            ------------      ------------
Minority interest (Note 11) ............................................             504               773
                                                                            ------------      ------------
Commitments and contingencies (Note 12) Stockholders' equity (Notes 1, 3, and
11):
 Preferred stock, $.0001 par value; 10,000,000 shares authorized;
   40,000 (1997) shares issued and outstanding .........................              --                 4
 Common stock, $.0001 par value; 30,000,000 shares authorized;
   10,694,634 (1997) shares issued and outstanding .....................              --             1,069
 Paid-in capital .......................................................       1,967,195        10,900,104
 Deficit ...............................................................      (1,249,618)       (2,895,625)
                                                                            ------------      ------------
   Total stockholders' equity ..........................................         717,577         8,005,552
                                                                            ------------      ------------
   Total liabilities and stockholders' equity ..........................    $    932,838      $  8,652,749
                                                                            ============      ============


         The accompanying notes are an integral part of this statement.

                  UNITED STATES FINANCIAL GROUP, INCORPORATED
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS





                                                                        YEAR ENDED DECEMBER 31,
                                                           --------------------------------------------------
                                                               1995             1996               1997
                                                           ------------   ----------------   ----------------
Revenues:
 Commissions on brokerage trades .......................   $      --        $    243,097       $    863,673
 Trading income (Notes 2f and h) .......................          --                  --          1,658,197
 Other income ..........................................       1,032               5,892            345,981
                                                           ---------        ------------       ------------
   Total revenue .......................................       1,032             248,989          2,867,851
                                                           ---------        ------------       ------------
Expenses:
 Officers' compensation ................................          --                                738,986
 Compensation and related expenses .....................          --             481,678          1,355,444
 Clearance and floor brokerage .........................          --             272,035            158,184
 Occupancy, office, and administrative expense .........         530             321,777            776,367
 Professional fees .....................................          --             310,032            273,039
 Communications ........................................          --              68,343            317,447
 Regulatory fees and expenses ..........................          --              44,608             93,919
 Other expenses (Note 13) ..............................          --                  --            800,472
                                                           ---------        ------------       ------------
   Total expenses ......................................         530           1,498,473          4,513,858
                                                           ---------        ------------       ------------
Net income (loss) ......................................   $     502        $ (1,249,484)      $ (1,646,007)
                                                           =========        ============       ============
Basic loss per share ...................................   $      --        $       (.13)      $       (.16)
                                                           =========        ============       ============
Weighted average number of shares outstanding ..........   9,944,634           9,944,634         10,007,134
                                                           =========        ============       ============


         The accompanying notes are an integral part of this statement.

                  UNITED STATES FINANCIAL GROUP, INCORPORATED
                                AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  FOR THE THREE YEARS ENDED DECEMBER 31, 1997





                                      PREFERRED STOCK          COMMON STOCK
                                  ----------------------- -----------------------
                                               PAR VALUE     NUMBER     PAR VALUE
                                   NUMBER OF     $.0001        OF        $.0001       PAID-IN
                                     SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL        (DEFICIT)         TOTAL
                                  ----------- ----------- ------------ ---------- --------------- --------------- ---------------
Balance--
 January 1, 1995 ..............          --       $ --             --      $ --     $     9,890    $       (636)   $      9,254
Capital contributions .........          --         --             --        --           2,093              --           2,093
Distributions .................                                                          (9,890)                         (9,890)
Net income ....................          --         --             --        --              --             502             502
                                         --       ----             --  --------     -----------    ------------    ------------
Balance--
 December 31, 1995 ............          --         --             --        --           2,093            (134)          1,959
Issuance of shares ............          --         --             --        --       1,965,102              --       1,965,102
Capital contributions .........          --         --             --        --              --              --              --
Net loss ......................          --         --             --        --              --      (1,249,484)     (1,249,484)
                                     ------       ----      ---------  --------     -----------    ------------    ------------
Balance--
 December 31, 1996 ............          --         --             --        --       1,967,195      (1,249,618)        717,577
Issuance of shares ............      40,000          4      9,944,634       994       1,432,909              --       1,433,907
Acquisition of Sureal .........          --         --        750,000        75       7,500,000              --       7,500,075
Net loss ......................          --         --             --        --              --      (1,646,007)     (1,646,007)
                                     ------       ----      ---------  --------     -----------    ------------    ------------
Balance--
 December 31, 1997 ............      40,000       $  4     10,694,634    $1,069     $10,900,104    $ (2,895,625)   $  8,005,552
                                     ======       ====     ==========  ========     ===========    ============    ============


Note--The information above gives retroactive effect to the one for two reverse stock split declared on December 8, 1997.


         The accompanying notes are an integral part of this statement.

                  UNITED STATES FINANCIAL GROUP, INCORPORATED
                               AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                                          YEAR ENDED DECEMBER 31,
                                                             -------------------------------------------------
                                                                 1995            1996               1997
                                                             -----------   ----------------   ----------------
Cash flows from operating activities:
 Net income (loss) .......................................    $    502       $ (1,249,484)      $ (1,646,007)
 Adjustments to reconcile net loss to net cash used
   in operating activities:
   Depreciation and amortization .........................          --             10,911            103,502
   (Increase) in deposit at clearing broker ..............          --                 --           (103,285)
   (Increase) decrease in securities owned ...............          --           (361,506)           261,777
   (Increase) decrease in accounts receivable ............          --                 --             (4,231)
   (Increase) in inventories .............................          --                 --           (118,554)
   (Increase) decrease in other assets ...................          --           (195,097)            44,971
   Increase (decrease) in due to clearing brokers,
    net ..................................................          --           (255,651)           287,901
   Increase (decrease) in accounts payable ...............          --                 --             23,579
   Increase in accrued expenses ..........................          --            213,643            119,197
   Increase in securities sold, not yet purchased ........          --              1,113                462
   Increase in notes payable to officers/stockholders.....          --                 --            210,000
                                                              --------       ------------       ------------
    Total adjustments ....................................          --           (586,587)           825,319
                                                              --------       ------------       ------------
      Net cash provided/(used) by operating
       activities ........................................         502         (1,836,071)          (820,688)
                                                              --------       ------------       ------------
Cash flows from investing activities: ....................
 Purchase of furniture, equipment, and leasehold
   improvements ..........................................          --           (114,033)          (256,059)
                                                              --------       ------------       ------------
Cash flows from financing activities:
 Increase in capitalized lease obligation, net ...........          --                 --             46,179
 Capital contributions, including from preferred
   shareholders ..........................................       2,093          1,965,605          1,499,935
 Loans to officers/stockholders ..........................      (9,890)                --            (92,335)
                                                              --------       ------------       ------------
      Net cash used provided by financing
       activities ........................................      (7,797)         1,965,605          1,453,779
                                                              --------       ------------       ------------
Net increase (decrease) in cash ..........................      (7,295)            15,501            377,032
Cash--beginning of year ..................................       9,255              1,960             17,461
                                                              --------       ------------       ------------
Cash--end of year ........................................    $  1,960       $     17,461       $    394,493
                                                              ========       ============       ============
Supplemental disclosures of cash flow information:
 Cash paid during the period for:
   Interest expense ......................................    $     --       $      4,513       $     20,383
                                                              ========       ============       ============
   Income taxes ..........................................    $     --       $         --       $      2,800
                                                              ========       ============       ============


         The accompanying notes are an integral part of this statement.

                  UNITED STATES FINANCIAL GROUP, INCORPORATED

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- ORGANIZATION

     United States Financial Group, Incorporated ("USFG or the "Company") is a holding company, incorporated under the laws of the State of Delaware in December 1996. USFG's main business purpose is to acquire undervalued or reasonably priced companies in diversified, well-established industries.

     The Company has four subsidiaries, two of which are currently active. Klein, Maus & Shire, Inc. ("KMS") is an investment banking firm, a member of the National Association of Securities Dealers, Inc. (the "NASD") and registered with the Securities and Exchange Commission (the "SEC"). Sureal International, Inc. ("Sureal") is a direct marketing company that distributes personal care and nutritional products in Russia and other republics of the former Soviet Union through a network of independent distributors.

     The two inactive subsidiaries were formed for specific purposes. KMS Asset Management Group, Incorporated was formed to be an asset management and international financial consultancy company. U.S. Military Resale Group, Incorporated was established to acquire military commissaries and other suppliers of consumer products to the Army and Air Force Exchange System.

     The Company acquired KMS through a share exchange effected on March 31, 1997 in which KMS' sole common shareholder exchanged 18,889,267 shares of KMS' common stock (representing 100% of the total outstanding common shares of KMS) for 18,889,267 shares of the Company's Common Stock. This merger involving two entities under common control was accounted for as a pooling of interests. On December 8, 1997 the Company effected a one for two reverse stock split affecting all shares outstanding prior to December 3, 1997. Thus, 18,889,267 shares affected by the reverse split were converted into 9,444,634 shares.

     On December 3, 1997 the Company entered into an exchange agreement with Sureal and its stockholders to exchange all outstanding common shares of Sureal for newly-issued Common Shares of USFG. The transaction was accounted for as a purchase in accordance with the provisions set forth in Opinion No. 16 of the Accounting Principles Board (see Note 3).


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING
         POLICIES

   A summary of the Company's significant accounting and reporting policies is as follows:

 a. Principles of Consolidation

     The accompanying Consolidated Financial Statements include the accounts of the Company and its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

 b. Use of Estimates

     The preparation of these consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include determining the need for reserves and accruals for product returns, outcome of contingencies, obsolete inventory and taxes. Actual results could differ from these estimates.


 c. Credit Risks

     KMS maintains its cash accounts primarily with one bank. At December 31, 1997, KMS had an amount on deposit with such bank that exceeded the balance insured by the Federal Deposit Insurance Corporation in the amount by $257,070.


     KMS executes, as agent, securities transactions on behalf of its customers. If either a customer or a counterparty fails to perform, KMS may sustain a loss if the market value of the security is different from

                  UNITED STATES FINANCIAL GROUP, INCORPORATED

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING
         POLICIES (CONTINUED)

the contract value of the transaction. KMS as a nonclearing broker does not handle any customer funds or securities. The responsibility for processing customer activities resides with KMS' clearing agent, Cowen & Company. KMS' customers are located throughout the United States as well as in foreign countries.


 d. Cash and Cash Equivalents


     For the purposes of reporting cash flows, cash and cash equivalents include cash due from banks and brokerage accounts, certificates of deposit and highly liquid instruments with original maturities of 90 days or less.


 e. Inventories


     Inventories consist of merchandise purchased by Sureal for resale and are stated at the lower of cost or market using the first-in, first-out cost flow assumption.


 f. Fair Value of Financial Instruments


     The carrying amounts reflected in the balance sheet for cash, cash equivalents, receivables and payables approximate their respective fair values because of the short maturities of these instruments. The fair values of securities owned and securities sold, not yet purchased are recorded primarily at quoted prices for those or similar instruments. Changes in the market value of these securities are reflected currently in the results of operations for the year.


 g. Fixed Assets


     Fixed Assets are recorded at cost less accumulated depreciation or amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of such assets. At December 31, 1997 and 1996, all such assets had an estimated useful life of five years. Leasehold improvements are amortized over the lesser of their estimated useful lives or the remaining terms of their respective leases. Expenditures for maintenance and repairs are charged to expense as incurred.


 h. Revenue Recognition


     Commissions on product sales are recognized when products are shipped and title passes to independent distributors.


     Securities transaction and related revenue are recorded on a trade date basis. Managers' fees, underwriters' fees, and other underwriting revenues are recognized at the time the related underwriting is completed.


 i. Income Taxes


     The Company uses the liability method in compliance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.


     Prior to its merger with the Company, Sureal had elected to be taxed as an S corporation whereby the Federal and state income tax effects of Sureal's activities accrued directly to its stockholders. There are no pro forma Federal, state and local income tax provisions for any of the three years in the period ended December 31, 1997 because on a consolidated basis net losses were incurred in each of those years.

                  UNITED STATES FINANCIAL GROUP, INCORPORATED

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING
         POLICIES (CONTINUED)

     USFG intends to file a consolidated Federal corporation income tax return for the year ended December 31, 1997. Net operating loss carrryforwards amount to approximately $2,740,000 expiring in 2011 and 2012. No deferred tax assets have been established for the potential benefits associated with these carryforwards because of the uncertainty in utilizing net operating loss carryforwards.

 j. Basic Loss Per Share

     The basic loss per share is based on the weighted average number of common outstanding shares for each year presented which gives retroactive effect to the
(i) two-for-one reverse split effected on December 3, 1997 and (ii) the 750,000 shares of common stock issued in connection with the Sureal merger (see Note 3). The calculation does not assume the conversion of Preferred Stock because the impact of such conversions would be anti-dilutive.

 k. Restatement and Reclassification for Reverse Stock Splits

     On December 8, 1997, the Company ratified a one-for-two reverse stock split of common stock. All share and per share amounts affecting net loss per share, weighted average number of common and common equivalent shares outstanding, common stock and preferred stock issued and outstanding, additional paid-in-capital and all other stock transactions presented in these financial statements have been restated to reflect the one-for-two-reverse stock split.

 l. Industry Segment and Geographic Area

     KMS operates as a broker-dealer of securities. Its customers are located throughout the United States as well as internationally.

     Sureal operates in a single industry, which is the direct marketing of personal care and nutritional products, and in a single geographic area, which is Russia and the republics of the former Soviet Union. In 1998 and subsequent years, Sureal expects to operate in additional countries, including the United States.

 m. Goodwill


     The goodwill arising from the acquisition of Sureal is being amortized on a straight-line basis over 10 years.



NOTE 3 -- ACQUISITION OF SUREAL

     Sureal International, Inc. ("Sureal"), a Delaware corporation established on August 10, 1995 as Legacy Export, Inc., changed its name in October 1997, and is headquartered in Orem, Utah. Through December 31, 1997 Sureal's income was primarily earned from commissions. At the end of 1997 the nature of Sureal's business changed. Sureal beginning in November 1997 began to buy its products directly from manufacturers and sell such products in January 1998 directly through a network of independent distributors.


     On December 3, 1997 Sureal agreed to exchange all of its outstanding shares of common stock for 750,000 shares of USFG Common Stock. USFG accounted for the foregoing transaction, which resulted in Sureal becoming a wholly-owned subsidiary of USFG, as a purchase in conformity with Opinion Number 16 of the Accounting Principles Board. Accordingly, the net assets acquired have been recorded at their respective fair market values and the excess of the purchase price over the aggregate fair values of the net assets acquired was recorded as goodwill. For the purpose of valuing the transaction, the shares issued were estimated to have a value of $10 per share at December 7, 1997. The results of Sureal's operations are included in the accompanying consolidated financial statements commencing with the date of acquisition.

                  UNITED STATES FINANCIAL GROUP, INCORPORATED

NOTE 3 -- ACQUISITION OF SUREAL (CONTINUED)

     The following unaudited pro forma operating data assumes that the acquisition of Sureal had occurred as of the opening date of each period presented.





                                                     AUGUST 10, 1995
                                                       (INCEPTION)                  YEAR ENDED
                                                     TO DECEMBER 31,               DECEMBER 31,
                                                    -----------------   -----------------------------------
                                                           1995               1996               1997
                                                    -----------------   ----------------   ----------------
Commissionable sales ............................      $  995,670         $ 21,594,562       $ 31,720,456
Cost of commissionable sales ....................         977,173           20,720,459         30,459,297
                                                       ----------         ------------       ------------
                                                           18,497              874,103          1,261,159
Other revenue ...................................          37,500              314,250          2,935,059
Expenses (including $743,400 per year of goodwill
 amortization) ..................................         446,739            2,795,017          5,853,716
Net loss ........................................      $ (390,742)        $ (1,606,904)      $ (1,657,498)
                                                       ==========         ============       ============


NOTE 4 -- REGULATORY MATTERS


 KMS

     KMS is subject to the Securities and Exchange Commission's uniform net capital rule (Rule 15c3-1) which requires the maintenance of minimum net capital, as defined, and also requires that the ratio of aggregate indebtedness to aggregate net capital shall not exceed 15 to 1. Dividends may not be paid nor capital withdrawn if such action results in the ratio of aggregate indebtedness to aggregate net capital exceeding 10 to 1. At December 31, 1997, KMS' aggregate net capital as defined was $234,481 (compared to a requirement of $100,000) and its ratio of aggregate indebtedness to aggregate net capital was 1.40 to 1 (compared to a requirement of not more than 15 to 1).


     KMS is subject to the rules and regulations promulgated by various Federal, state and industry regulatory and governmental agencies, including the SEC and the NASD. Failure to comply with rules and regulations of these organizations could result in fine, suspension or other civil or criminal remedies. Certain of these regulatory bodies perform audits or other procedures to ensure compliance with their rules and regulations. The NASD completed an audit of KMS in February 1998, at which time it issued a preliminary letter of audit findings in which it set forth certain alleged exceptions and areas of noncompliance noted during the performance of its audit procedures, including alleged deficiencies in written supervisory procedures, violations of the firm's restriction letter with respect to the number of securities for which it can make markets, record keeping violations with respect to new customer accounts and option agreement forms, discrepancies on tickets relating to trades, violations of rules relating to principal markup/markdown transactions on corporate equities and various administrative deficiencies. Based on a review of the letter and discussions with the NASD auditors, management of KMS and its counsel do not believe that the ultimate resolution of the matters described in such letter will have a material adverse effect on KMS' financial position or results of operations. However, the ultimate outcome of this matter cannot be determined at this time. As of April 10, 1998, the NASD has not issued any further correspondence to KMS or had further discussions with KMS' management concerning its audit.

     On June 5, 1998, the Securities and Exchange Commission issued an order directing a private investigation of certain activities of KMS, including a private placement of KMS securities in 1996 and 1997, the firm's operational capability and the qualifications of the firm and certain of its personnel to do business as broker-dealer, record-keeping, and transactions in penny stocks.
KMS is cooperating fully in the SEC investigation.

                  UNITED STATES FINANCIAL GROUP, INCORPORATED

NOTE 4 -- REGULATORY MATTERS (CONTINUED)

 Sureal

     Sureal is subject to governmental regulations pertaining to product formulation, labeling and packaging, product claims and advertising and to Sureal's direct selling system. Although management believes that Sureal is in compliance, in all material respects, with the statutes, laws, rules and regulations of every jurisdiction in which it operates, no assurance can be given that Sureal's compliance with applicable statutes, laws, rules and regulations will not be challenged by domestic or foreign authorities or that such challenges will not have a material adverse effect on Sureal's future financial position or results of operations or cash flows.


NOTE 5 -- RECEIVABLE FROM AND PAYABLE TO BROKER-DEALER AND CLEARING
         ORGANIZATIONS

     KMS introduces all customer transactions in securities traded on U.S. securities markets to its clearing broker on a fully disclosed basis. The agreement between KMS and its clearing broker provides that KMS is obligated to assume any exposure related to nonperformance by customers or counterparties. KMS monitors clearance and settlement of all customer transaction on a daily basis. In accordance with the clearing agreement, KMS deposited $100,000 in a standby money reserve fund with Cowen & Company. Such deposit earns interest at a rate defined in the agreement.

     The exposure to credit risk associated with the nonperformance of customer and counterparties in fulfilling their contractual obligations pursuant to these securities transactions can be directly impacted by volatile trading markets which may impair the customers's or counterparty's ability to satisfy their obligations to KMS. In the event of nonperformance, KMS may be required to purchase or sell financial instruments at unfavorable market prices resulting in a loss. Management does not anticipate material instances of nonperformance by customers and counterparties in the above situations.


NOTE 6 -- FIXED ASSETS

     Fixed assets consist of the following:


                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------   -----------
   Furniture and fixtures .................................    $ 63,372     $161,335
   Equipment ..............................................      71,099      191,403
   Leasehold improvements .................................          --       32,302
                                                               --------     --------
   Total ..................................................     134,471      385,040
   Less accumulated depreciation and amortization .........      17,691       67,583
                                                               --------     --------
   Fixed assets -- net ....................................    $116,780     $317,457
                                                               ========     ========

                  UNITED STATES FINANCIAL GROUP, INCORPORATED

NOTE 7 -- OTHER ASSETS

     Other assets consist of the following:


                                                                    DECEMBER 31,
                                                              ------------------------
                                                                  1996         1997
                                                              -----------   ----------
   Employee and broker receivables ........................    $106,128      $ 46,082
   Prepaid expenses and miscellaneous receivables .........      94,604        68,647
   Due from officers/stockholders .........................          --        92,335
   Deposits ...............................................       1,389        35,398
                                                               --------      --------
   Total ..................................................    $202,121      $242,462
                                                               ========      ========

     The employee and broker receivables relate principally to advances and expenses in excess of commission earnings and inventory losses charged to registered representatives. The amount due from officers/stockholders represents the excess of cash distributions made by Sureal over its reported earnings and has no specified terms but is expected to be repaid in periods beyond 1998.


NOTE 8 -- TRADING AND INVESTMENT SECURITIES

     Trading securities and securities sold, not yet purchased, represent the market value of securities held long and short by KMS.


NOTE 9 -- NOTES PAYABLE TO OFFICERS/STOCKHOLDERS

     At December 31, 1997, Sureal is obligated under the term of 8% demand notes payable in the aggregate principal amount of $210,000 due to three officers/stockholders. The proceeds of such notes were principally used to purchase inventory.


NOTE 10 -- CAPITALIZED LEASE OBLIGATIONS

     Included in fixed assets are the following assets held under capital leases at December 31, 1997:



      Equipment .............................  $52,003
      Less accumulated depreciation .........    5,200
                                               -------
                                               $46,803
                                               =======

     Future minimum lease payments for assets under capital leases are as follows:



      1998 ................................................  $16,304
      1999 ................................................   16,304
      2000 ................................................   16,304
      2001 ................................................   16,304
      2002 ................................................    3,682
                                                             -------
      Total minimum lease payments ........................   68,898
      Less amount representing interest ...................   22,719
                                                             -------
      Present value of net minimum lease payments .........  $46,179
                                                             =======

     There were no such assets at December 31, 1996.


NOTE 11 -- CAPITAL STRUCTURE

     USFG is a Delaware corporation with its principal offices located at 110 Wall Street, New York, New York. It is authorized to issue up to 30,000,000 shares of Common Stock and 10,000,000 shares of

                  UNITED STATES FINANCIAL GROUP, INCORPORATED

NOTE 11 -- CAPITAL STRUCTURE (CONTINUED)

Preferred Stock. Each share of Common Stock entitles the holder thereof to one vote. There are no cumulative voting rights or privileges. The Preferred Shares are nonvoting and do not have a stated dividend rate. Holders of the preferred shares do receive preference over holders of common shares in the event of liquidation. In 1997, USFG received $200,000 from the issuance of 40,000 Preferred Shares.

     KMS issued 773,275 shares of Series A convertible preferred stock and raised an aggregate of $2,744,500 in 1996 and 1997 pursuant to a private placement offering memorandum dated April 15, 1996. Each such share was convertible into one share of KMS' common stock. The conversion feature remains in effect for a period of three years from the date of issuance. The preferred share agreement was amended to permit the holders of each preferred share to convert such share into a Common Share of USFG. The par value of the KMS preferred shares is shown as minority interest in the accompanying consolidated balance sheets.

     From January to March 1998, the Company sold 12 Units of Bridge Financing for an aggregate of $600,000 resulting in net proceeds of approximately $575,000. Each Unit consists of (i) a 10% Promissory Note in the principal amount of $50,000 due one year from the date of issuance and (ii) 1,667 shares of the Company's Common Stock. The holders of such shares of Common Stock have certain registration rights. For financial reporting purposes, a portion of the net proceeds will be allocated to the value of the Common Stock. The resulting debt discount will be amortized to operations over the term of the Promissory Notes.


NOTE 12 -- COMMITMENTS AND CONTINGENCIES

 Litigation


     KMS was a co-defendant in an arbitration proceeding filed with the NASD Office of Dispute Resolution and a complaint filed with the Commissioner of Financial Institutions of the Government of Puerto Rico in which the plaintiff alleged that KMS and certain of its representatives sold securities to the plaintiff through fraudulent sales practices, misrepresentations and omissions and that certain trades were unauthorized. The complaint demanded compensatory damages of $254,000, rescission damages of $100,000, unspecified punitive damages and attorneys' fees and other legal costs. The matter was resolved in April 1998 when KMS agreed to repurchase the preferred shares for $110,000 payable in five equal monthly installments commencing April 1998.


 Lease Agreements

     The Company leases office space under noncancelable long-term operating leases having minimum future operating lease obligations as follows at December 31, 1997:



     YEAR ENDING
     DECEMBER 31,          AMOUNT
---------------------   -----------
  1998 ..............    $366,000
  1999 ..............     370,000
  2000 ..............     348,000
  2001 ..............     315,000
  2002 ..............     210,000

     Rental expense for operating leases totaled $8,000, $146,000, and $295,000 for the years ended December 31, 1995, 1996, and 1997, respectively.

 Employment Agreements


     USFG has entered into employment agreements with two officers under which it has agreed to pay such officers annual aggregate salaries of $600,000 through 2003. Sureal has entered into employment agreements with three officers under which it has agreed to pay such officers annual aggregate salaries of $360,000 through 2003. Sureal has also entered into a consulting agreement with a member of the Board of Directors calling for the annual payment of $75,000, subject to adjustment based on actual work performed, through 2001.

                  UNITED STATES FINANCIAL GROUP, INCORPORATED

NOTE 13 -- OTHER EXPENSES



     Other expenses for the year ended December 31, 1997 consist of:


       Settlement of customer guarantee .....................    $282,483
       Preoperating costs for office in Bahrain (a) .........     517,989
                                                                 --------
        Total ...............................................    $800,472
                                                                 ========

----------
(a) The Company has incurred such costs to open an office of a broker-dealer in Bahrain. Although the Company anticipates that all necessary approvals for this branch will be obtained, no assurances thereof can be given. Therefore, all such costs have been charged to operations as incurred.


NOTE 14 -- SEGMENT REPORTING


     Until December 8, 1997, the Company operated in one segment, as a broker-dealer of securities. In future periods, it will report its operations in two segments. KMS is a broker-dealer of securities and Sureal is a direct marketing company involved in the distribution of personal care and nutritional products in Russia and other republics of the former Soviet Union.

                         INDEPENDENT AUDITORS' REPORT

Sureal International, Inc.
Orem, Utah


     We have audited the accompanying balance sheets of Sureal International, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity, and cash flows for the period August 10, 1995 (date of inception) through December 31, 1995 and for the two years ended December 31, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sureal International, Inc. as of December 31, 1996 and 1997, and the results of its operations, stockholders' equity, and its cash flows for the period August 10, 1995 (date of inception) through December 31, 1995 and for the two years ended December 31, 1996 and 1997 in conformity with generally accepted accounting principles.


Eichler Bergsman & Co., LLP



New York, New York
March 9, 1998
 (except for the first
 paragraph of Note 5 for
 which the date is July 23, 1998)

                          SUREAL INTERNATIONAL, INC.

                                BALANCE SHEETS




                                                                           DECEMBER 31,
                                                                      -----------------------
                                                                         1996         1997
                                                                      ----------   ----------
                                ASSETS
Current assets:
 Cash and cash equivalents (Note 2b) ..............................    $ 38,659     $ 29,750
 Accounts receivable ..............................................     149,662        4,231
 Inventories (Note 2d) ............................................          --      118,554
 Due from employees ...............................................       3,984           --
 Prepaid expenses and other current assets ........................       1,650       24,141
                                                                       --------     --------
   Total current assets ...........................................     193,995      176,676
Furniture and equipment, net of accumulated
 depreciation (Notes 2f and 4) ....................................      13,658       50,536
Due from officers/stockholders (Note 5) ...........................          --       92,335
Deposits ..........................................................       1,389        5,289
                                                                       --------     --------
                                                                       $209,002     $324,836
                                                                       ========     ========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable .................................................    $  8,494     $ 93,016
 Accrued expenses .................................................      21,189       12,820
 Notes payable to officers/stockholders (Note 5) ..................          --      210,000
                                                                       --------     --------
   Total current liabilities ......................................      29,683      315,836
                                                                       --------     --------
Commitments and contingencies (Notes 1, 3, and 6) Stockholders' equity (Note 1):
 Preferred stock, 5,000 shares authorized .........................          --           --
 Common stock, $1 par value; 10,000 shares authorized; 9,000 shares
   issued and outstanding .........................................       9,000        9,000
 Paid-in capital ..................................................     158,492           --
 (Deficit) retained earnings ......................................      11,827           --
                                                                       --------     --------
   Total stockholders' equity .....................................     179,319        9,000
                                                                       --------     --------
   Total liabilities and stockholders' equity .....................    $209,002     $324,836
                                                                       ========     ========

         The accompanying notes are an integral part of this statement.

                          SUREAL INTERNATIONAL, INC.

                           STATEMENTS OF OPERATIONS




                                                                  PERIOD FROM
                                                                AUGUST 10, 1995
                                                                      TO                 YEAR ENDED
                                                                 DECEMBER 31,           DECEMBER 31,
                                                               ---------------- -----------------------------
                                                                     1995            1996           1997
                                                               ---------------- -------------- --------------
Revenues:
 Commissionable sales (Notes 1 and 2f) .......................    $ 995,670      $21,594,562    $31,720,456
 Cost of commissionable sales ................................      977,173       20,720,459     30,459,297
                                                                  ---------      -----------    -----------
                                                                     18,497          874,103      1,261,159
 Other income ................................................       36,468           65,261         67,208
                                                                  ---------      -----------    -----------
   Total revenue .............................................       54,965          939,364      1,328,367
                                                                  ---------      -----------    -----------
Expenses:
 Officers' compensation ......................................       65,250          234,173        253,615
 Compensation and related expenses ...........................       18,635          114,136        210,078
 Occupancy, office, and administrative expense ...............       52,573          205,135        251,227
                                                                  ---------      -----------    -----------
   Total expenses ............................................      136,458          553,444        714,920
                                                                  ---------      -----------    -----------
Net income (loss) ............................................    $ (81,493)     $   385,920    $   613,447
                                                                  =========      ===========    ===========
Pro forma data (Note 2h):
 Income (loss) before pro forma income tax provision .........    $ (81,493)     $   385,920    $   613,447
 Pro forma income tax provision ..............................           --          111,000        229,000
                                                                  ---------      -----------    -----------
 Pro forma net income (loss) .................................    $ (81,493)     $   274,920    $   384,447
                                                                  =========      ===========    ===========

         The accompanying notes are an integral part of this statement.

                          SUREAL INTERNATIONAL, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                PERIODS ENDED DECEMBER 31, 1995, 1996 AND 1997




                                          COMMON STOCK
                                       -------------------
                                        NUMBER                                  RETAINED          TOTAL
                                          OF                    PAID-IN         EARNINGS      STOCKHOLDERS'
                                        SHARES     AMOUNT       CAPITAL        (DEFICIT)         EQUITY
                                       --------   --------   -------------   -------------   --------------
Balance--August 10, 1995 ...........       --      $   --     $       --      $       --       $       --
Issuance of shares .................    9,000       9,000        155,714              --          164,714
Net loss ...........................       --          --             --         (81,493)         (81,493)
                                        -----      ------     ----------      ----------       ----------
Balance--December 31, 1995 .........    9,000       9,000        155,714         (81,493)          83,221
Capital contribution ...............       --          --          2,778              --            2,778
Net income .........................       --          --             --         385,920          385,920
Distributions ......................       --          --             --        (292,600)        (292,600)
                                        -----      ------     ----------      ----------       ----------
Balance--December 31, 1996 .........    9,000       9,000        158,492          11,827          179,319
Net income .........................       --          --             --         613,446          613,446
Distributions ......................       --          --       (158,492)       (625,273)        (783,765)
                                        -----      ------     ----------      ----------       ----------
Balance--December 31, 1997 .........    9,000      $9,000     $       --      $       --       $    9,000
                                        =====      ======     ==========      ==========       ==========

         The accompanying notes are an integral part of this statement.

                          SUREAL INTERNATIONAL, INC.

                           STATEMENTS OF CASH FLOWS




                                                                PERIOD FROM
                                                              AUGUST 10, 1995
                                                                    TO                YEAR ENDED
                                                               DECEMBER 31,          DECEMBER 31,
                                                             ---------------- ---------------------------
                                                                   1995            1996          1997
                                                             ---------------- ------------- -------------
Cash flows from operating activities:
 Net income (loss) .........................................    $ (81,493)     $  385,920    $  613,447
 Adjustments to reconcile net loss to net cash used in
   operating activities:
   Depreciation ............................................        1,780           5,000         8,700
   (Increase) decrease in accounts receivable ..............           --        (149,662)      145,431
   (Increase) in inventories ...............................           --              --      (118,554)
   (Increase) decrease in other assets .....................      (12,203)          5,180       (22,408)
   Increase (decrease) in accounts payable .................       11,706          (3,212)       84,522
   Increase (decrease) in accrued expenses .................        8,305          12,884        (8,369)
   Increase in notes payable to officers/stockholders ......           --              --       210,000
                                                                ---------      ----------    ----------
    Total adjustments ......................................        9,588        (129,810)      299,322
                                                                ---------      ----------    ----------
      Net cash used by operating activities ................      (71,905)        256,110       912,769
                                                                ---------      ----------    ----------
Cash flows from investing activities:
 Purchase of fixed assets ..................................       (7,117)        (13,321)      (45,578)
                                                                ---------      ----------    ----------
Cash flows from financing activities:
 Proceeds from issuance of common stock ....................      164,714           2,778            --
 Distributions and loans to stockholders ...................           --        (292,600)     (876,100)
                                                                ---------      ----------    ----------
      Net cash (used) provided by financing activities .....      164,714        (289,822)     (876,100)
                                                                ---------      ----------    ----------
Net increase (decrease) in cash ............................       85,692         (47,033)       (8,909)
Cash--beginning of period ..................................           --          85,692        38,659
                                                                ---------      ----------    ----------
Cash--end of period ........................................    $  85,692      $   38,659    $   29,750
                                                                =========      ==========    ==========
Supplemental disclosures of cash flow information:
 Cash paid during the period for:
   Interest expense ........................................    $      --      $      904    $      727
                                                                =========      ==========    ==========
   Income taxes ............................................    $      --      $       --    $       --
                                                                =========      ==========    ==========

         The accompanying notes are an integral part of this statement.

                          SUREAL INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 -- ORGANIZATION

     Sureal International, Inc. ("Sureal" or the "Company"), a Delaware corporation established on August 10, 1995 as Legacy Export, Inc., is a direct marketing company involved in the distribution of personal care and nutritional products in Russia and other republics of the former Soviet Union. Sureal changed its name in October 1997 and is headquartered in Orem, Utah.

     Through December 31, 1997 Sureal's income was primarily earned from commissions. At the end of 1997 the nature of Sureal's business changed. Sureal beginning in November 1997 began to buy its products directly from manufacturers and sell such products in January 1998 directly through a network of independent distributors.

     On December 3, 1997, Sureal agreed to exchange all of its outstanding shares of Common Stock for 750,000 shares of common stock of United States Financial Group, Incorporated ("USFG").


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING

     A summary of the Company's significant financial accounting and reporting policies is as follows.

 a. Use of Estimates

     The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates include reserves for product returns, outcome of contingencies, obsolete inventory and taxes. Actual results could differ from these estimates.

 b. Cash and Cash Equivalents

     For the purpose of the Statement of Cash Flows, cash equivalents are short-term, highly liquid instruments with original maturities of 90 days or less.

 c. Inventories

     Inventories consist of merchandise purchased for resale and are stated at the lower of cost or market using the first-in, first-out method.

 d. Fair Value of Financial Instruments

     The carrying amounts reflected in the balance sheet for cash, cash equivalents, receivables and payables approximate their respective values due to the short maturities of these instruments.

 e. Fixed Assets

     Fixed assets are recorded at cost less accumulated depreciation or amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of such assets. At December 31, 1996 and 1997, all such assets had an estimated useful life of five years. Expenditure for maintenance and repairs are charged to expense as incurred.

 f. Revenue Recognition

     Commissions on product sales are recognized when products are shipped and title passes to independent distributors.

 g. Income Taxes

     The Company complies with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes." Under SFAS 109, the liability method is used in accounting for income

                          SUREAL INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING (CONTINUED)

taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     Prior to its merger with USFG, Sureal elected to be taxed as an S corporation whereby the Federal and state income tax effects of Sureal's activities accrued directly to its stockholders. The pro forma income tax amounts reflect the amount of income tax provisions that would have been recorded if Sureal had been a C corporation utilizing a net operating loss carryover during all periods presented.


NOTE 3 -- REGULATORY MATTERS

     Sureal is subject to governmental regulations pertaining to product formulation, labeling and packaging, product claims and advertising and to Sureal's direct selling system. Although management believes that Sureal is in compliance, in all material respects, with the statutes, laws, rules, and regulations of every jurisdiction in which it operates, no assurance can be given that Sureal's compliance with applicable statutes, laws, rules and regulations will not be challenged by domestic or foreign authorities or that such challenges will not have a material adverse effect on Sureal's future financial position or results of operations or cash flows.


NOTE 4 -- FIXED ASSETS

     Fixed assets consists of the following:




                                                 DECEMBER 31,
                                             ---------------------
                                                1996        1997
                                             ---------   ---------
   Furniture and fixtures ................    $ 6,666     $ 7,090
   Equipment .............................     13,772      58,926
                                              -------     -------
                                               20,438      66,016
   Less accumulated depreciation .........      6,780      15,480
                                              -------     -------
                                              $13,658     $50,536
                                              =======     =======

NOTE 5 -- NOTES RECEIVABLE FROM AND PAYABLE TO OFFICERS/STOCKHOLDERS

     The amount due from officers at December 31, 1997 represents the excess of cash distributions made over reported earnings. Such amount has no specified maturity date but is expected to be repaid in periods beyond 1998.

     At December 31, 1997, Sureal is obligated under the terms of 8% demand notes payable in the aggregate principal amount of $210,000 due to three officers/stockholders. The proceeds of such notes were principally used to purchase inventory.

                          SUREAL INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 6 -- COMMITMENTS AND CONTINGENCIES


 Lease Agreements


     The Company leases office space, under noncancelable long-term operating leases having minimum future operating lease obligations as follows at December 31, 1997:




YEAR ENDING DECEMBER 31,        AMOUNT
---------------------------   ----------
  1998 ....................    $55,000
  1999 ....................    $55,000
  2000 ....................    $32,000

     Rental expense for operating leases totaled $8,000 for the period August 10 (inception) through December 31, 1995 and $19,000 and $36,000 for the years ended December 31, 1996 and 1997, respectively.


 Employment Agreements


     Sureal has entered into employment agreements with three officers under which it has agreed to pay such officers annual aggregate salaries of $360,000 through 2003. Sureal has also entered into a consulting agreement with a member of the USFG Board of Directors calling for an annual payment of $75,000, subject to adjustment based on actual work performed, through 2003.

                         INDEPENDENT AUDITORS' REPORT



Klein Maus & Shire, Inc.
New York, NY


     We have audited the accompanying statement of financial condition of Klein Maus & Shire, Inc. as of December 31, 1997 and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Klein Maus & Shire, Inc. as of December 31, 1995 and 1996 were audited by other auditors whose reports dated April 5, 1996 and February 5, 1997, respectively, expressed unqualified opinions on those statements.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Klein Maus & Shire, Inc. as of December 31, 1997, and the results of its operations, stockholders' equity, and cash flows for the year then ended in conformity with generally accepted accounting principles.


Eichler Bergsman & Co., LL



New York, New York
March 9, 1998, except for the second paragraph of
 Note 3 which is as of April 10, 1998, the third paragraph of Note 3 which is as of December 11, 1998 and the first paragraph

 of Note 10 which are as of July 23, 1998

                          INDEPENDENT AUDITORS' REPORT




Board of Directors and Stockholders
Klein Maus & Shire Inc.
New York, New York


     We have audited the accompanying statement of financial condition of Klein Maus & Shire, Inc. as of December 31, 1996 and the related statements of operations, cash flows and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Klein Maus & Shire, Inc. as of December 31, 1996, and the results of its operations, cash flows and stockholders' equity for the year then ended in conformity with generally accepted accounting principles.



Lilling & Company
Great Neck, New York
February 5, 1997

                          INDEPENDENT AUDITORS' REPORT




KHAN, EDWARDS & COMPANY
New York, New York


     We have audited the accompanying statement of financial condition of KHAN, EDWARDS & COMPANY as of December 31, 1995 and the related statements of operations, changes in shareholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of KHAN, EDWARDS & COMPANY as of December 31, 1995, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



Hagan & Burns CPA's, P.C.
New York, New York
April 5, 1996

                           KLEIN MAUS & SHIRE, INC.

                                BALANCE SHEETS




                                                                                   DECEMBER 31,
                                                                         ---------------------------------
                                                                               1996              1997
                                                                         ---------------   ---------------
                              ASSETS
Cash (Note 2) ........................................................    $     17,461      $    359,130
Deposit at clearing broker (Note 5) ..................................              --           103,285
Due from clearing broker .............................................         255,651                --
Securities owned at market value (Note 7) ............................         361,506            99,729
Fixed assets--at cost, less accumulated depreciation and
 amortization [Notes 2(c) and 8] .....................................         103,122           197,621
Other assets (Note 6) ................................................         195,098           118,947
                                                                          ------------      ------------
   Total Assets ......................................................    $    932,838      $    878,712
                                                                          ============      ============
                LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Accrued expenses ....................................................    $    213,644      $    250,584
 Due to clearing broker (Note 5) .....................................              --            32,250
 Securities sold, not yet purchased at market value (Note 7) .........           1,113             1,575
 Capitalized lease obligations (Note 9) ..............................              --            46,179
                                                                          ------------      ------------
   Total Liabilities .................................................         214,757           330,588
                                                                          ------------      ------------
Commitments and cotingencies (Note 10)
Stockholders' equity:
 Preferred stock, $.001 par value; 3,333,400 shares authorized;
   504,009 (1996) and 773,275 (1997) shares issued and
   outstanding .......................................................             504               773
 Common stock, $.001 par value; 22,222,667 shares authorized;
   18,889,267 shares issued and outstanding ..........................              --            18,889
 Paid-in capital .....................................................       1,967,195         3,180,537
 Deficit .............................................................      (1,249,618)       (2,652,075)
                                                                          ------------      ------------
   Total stockholders' equity ........................................         718,081           548,124
                                                                          ------------      ------------
   Total liabilities and stockholders' equity ........................    $    932,838      $    878,712
                                                                          ============      ============

        The accompanying notes are an integral part of this statement.

                           KLEIN MAUS & SHIRE, INC.

                           STATEMENTS OF OPERATIONS




                                                                      YEAR ENDED DECEMBER 31,
                                                           ----------------------------------------------
                                                             1995           1996*              1997
                                                           --------   ----------------   ----------------
Revenues:
 Commissions on customer trades ........................    $   --      $    243,097       $    863,673
 Trading income [Notes 2(a) and (b)] ...................        --             5,892          1,658,197
 Other income ..........................................     1,031                --            354,671
 Interest income--net ..................................        --                --             37,656
                                                            ------      ------------       ------------
   Total revenue .......................................     1,031           248,989          2,914,197
                                                            ------      ------------       ------------
Expenses:
 Officers' compensation ................................        --                --            379,039
 Compensation and related expenses .....................        --           481,678          1,326,168
 Clearance and floor brokerage .........................        --            68,385            158,184
 Occupancy, office, and administrative expense .........       530           525,427            668,104
 Professional fees .....................................        --           310,032            273,039
 Communications ........................................        --            68,343            317,447
 Regulatory fees and expenses ..........................        --            44,608             93,919
 Other expenses (Notes 4 and 11) .......................        --                --          1,100,754
                                                            ------      ------------       ------------
   Total expenses ......................................       530         1,498,473          4,316,654
                                                            ------      ------------       ------------
Net income (loss) ......................................    $  501      $ (1,249,484)      $ (1,402,457)
                                                            ======      ============       ============

----------
* Amounts from 1996 have been reclassified to conform with the 1997 presentation.




























        The accompanying notes are an integral part of this statement.

                           KLEIN MAUS & SHIRE, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                 YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997




                             PREFERRED STOCK          COMMON STOCK
                           -------------------- -------------------------
                            NUMBER OF             NUMBER OF                  PAID-IN
                              SHARES    AMOUNT      SHARES       AMOUNT      CAPITAL      (DEFICIT)         TOTAL
                           ----------- -------- ------------- ----------- ------------ --------------- ---------------
Balance--
 January 1, 1995 .........        --     $ --            --    $  9,890    $       --   $       (635)   $      9,255
Capital contribution .....        --       --            --                     2,094             --           2,094
Distribution .............        --       --            --      (9,890)           --             --          (9,890)
Net income ...............        --       --            --          --            --            501             501
                                  --     ----            --    --------    ----------   ------------    ------------
Balance--
 December 31, 1995 .......        --       --            --          --         2,094           (134)          1,960
Issuance of shares .......   504,009      504            --          --     1,965,101             --       1,965,605
Net loss .................        --       --            --          --            --     (1,249,484)     (1,249,484)
                             -------     ----            --    --------    ----------   ------------    ------------
Balance--
 December 31, 1996 .......   504,009     $504            --    $     --    $1,967,195   $ (1,249,618)   $    718,081
Issuance of shares .......   269,266      269    18,889,267      18,889     1,213,342             --       1,232,500
Net loss .................        --       --            --          --            --     (1,402,457)     (1,402,457)
                             -------     ----    ----------    --------    ----------   ------------    ------------
Balance--
 December 31, 1997 .......   773,275     $773    18,889,267    $ 18,889    $3,180,537   $ (2,652,075)   $    548,124
                             =======     ====    ==========    ========    ==========   ============    ============

         The accompanying notes are an integral part of this statement.

                           KLEIN MAUS & SHIRE, INC.

                           STATEMENTS OF CASH FLOWS




                                                                           YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------------
                                                                  1995            1996               1997
                                                              -----------   ----------------   ----------------
Cash flows from operating activities:
 Net income (loss) ........................................    $    501       $ (1,249,484)      $ (1,402,457)
 Adjustments to reconcile net loss to net cash used
   in operating activities:
   Depreciation and amortization ..........................          --             10,911             33,493
   Increase in deposit at clearing broker .................          --                 --           (103,285)
   (Increase) decrease in securities owned ................          --           (361,506)           261,777
   (Increase) decrease in other assets ....................          --           (195,097)            76,150
   (Increase) decrease in due from/to clearing
    brokers, net ..........................................          --           (255,651)           287,901
   Increase in securities sold, not yet purchased .........          --              1,113                462
   Increase in accrued expenses ...........................          --            213,643             36,941
                                                               --------       ------------       ------------
    Total adjustments .....................................          --           (586,587)           593,439
                                                               --------       ------------       ------------
      Net cash used by operating activities ...............         501         (1,836,071)          (809,018)
                                                               --------       ------------       ------------
Cash flows from investing activities:
 Purchase of furniture, equipment, and leasehold
   improvements ...........................................          --           (114,033)          (127,992)
                                                               --------       ------------       ------------
Cash flows from financing activities:
 Increase in capitalized lease obligation, net ............          --                 --             46,179
 Proceeds from issuance of preferred and common
   stock ..................................................       2,094          1,965,605          1,232,500
 Distribution to stockholder ..............................      (9,890)                --                 --
                                                               --------       ------------       ------------
      Net cash (used) provided by financing
       activities .........................................      (7,796)         1,965,605          1,278,679
                                                               --------       ------------       ------------
Net increase (decrease) in cash ...........................      (7,295)            15,501            341,669
Cash--beginning of year ...................................       9,255              1,960             17,461
                                                               --------       ------------       ------------
Cash--end of year .........................................    $  1,960       $     17,461       $    359,130
                                                               ========       ============       ============
Supplemental disclosures of cash flow information:
 Cash paid during the period for:
   Interest expense .......................................    $     --       $      4,513       $     20,383
                                                               ========       ============       ============
   Income taxes ...........................................    $     --       $         --       $      2,800
                                                               ========       ============       ============

        The accompanying notes are an integral part of this statement.

                            KLEIN MAUS & SHIRE, INC

                         NOTES TO FINANCIAL STATEMENTS


NOTE 1 -- ORGANIZATION

     Klein, Maus & Shire, Inc. ("KMS") is a registered broker-dealer of securities under the Securities and Exchange Act of 1934, as amended. It became a subsidiary of United States Financial Group, Incorporated ("USFG") in March 1997 when its then sole stockholder exchanged all of KMS' outstanding common stock for 18,889,267 shares of USFG's common stock. KMS services institutional, corporate, government and individual clients and conducts business in securities underwriting, sales and trading of securities for its own account and that of clients. KMS has entered into a clearing arrangement with another broker-dealer under which that broker-dealer clears KMS' securities transactions on a fully disclosed basis.

     KMS is an Indiana corporation with its principal offices located at 110 Wall Street, New York, New York. It is authorized to issue up to 22,222,667 shares of common stock and 3,333,400 shares of preferred stock. Each share of Common Stock entitles the holder thereof to one vote. There are no cumulative voting rights or privileges. The preferred shares are nonvoting and do not have a stated dividend rate. Holders of the preferred shares do receive preference over holders of common shares in the event of liquidation.

     KMS issued 773,275 shares of Series A Convertible Preferred Stock in 1996 and 1997 pursuant to a Private Placement Offering memorandum dated April 15, 1996. Each such share is convertible into one share of Common Stock. The conversion feature remains in effect for a period of three years from the date of issuance. The preferred share agreement will be amended to permit the holders of Preferred Shares to convert such shares into an equal number of Common Shares of USFG.


NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING

     A summary of KMS' significant financial accounting and reporting policies follows.


 a. Revenue Recognition

     Securities transactions and related revenue are recorded on a trade date basis. Managers' fees, underwriters' fees, and other underwriting revenues are recognized at the time the underwriting is completed.


 b. Fair Value of Financial Instruments

     The carrying amounts reflected in the balance sheet for cash, cash equivalents, receivables and payables approximate their respective values due to the short maturities of these instruments. The fair values of securities owned and securities sold, not yet purchased are recorded primarily at quoted market prices. Changes in the market value of these securities are recorded currently in the results of operations for the year.


 c. Fixed Assets

     Fixed assets are stated at cost less accumulated depreciation or amortization. Depreciation of furniture, fixtures, and equipment is computed generally by the straight-line method over their estimated useful lives of five years. Leasehold improvements are amortized over the lesser of their estimated useful life or the remaining lives of their respective leases.


 d. Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash due from banks and brokerage accounts, certificates of deposit and highly liquid debt instruments purchased with a maturity of three months or less.

                            KLEIN MAUS & SHIRE, INC

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING (CONTINUED)

 e. Income Taxes

     KMS and USFG intend to file a consolidated Federal corporation income tax return for the year ended December 31, 1997. No deferred tax asset has been established by KMS because of the uncertainty in utilizing net operating loss carryforwards. Net operating loss carryforwards amount to approximately $1,800,000 expiring in 2011 and 2012.

 f. Credit Risks

     KMS maintains its cash accounts primarily with one bank. KMS had on deposit with such bank at December 31, 1997 an amount that exceeded the balance insured by the FDIC in the amount of $257,070.

     KMS executes, as agent, securities transactions on behalf of its customers. KMS as a nonclearing broker does not handle any customer funds or securities. The responsibility for processing customer activities resides with KMS' clearing agent, Cowen & Company. KMS' customers are located throughout the United States as well as in foreign countries.

 g. Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.


NOTE 3 -- REGULATORY MATTERS

     KMS is subject to the Securities and Exchange Commission's uniform net capital rule (Rule 15c3-1) which requires the maintenance of minimum net capital, as defined, and also requires that the ratio of aggregate indebtedness to aggregate net capital shall not exceed 15 to 1. Dividends may not be paid nor capital withdrawn if such action results in the ratio of aggregate indebtedness to aggregate net capital exceeds 10 to 1. At December 31, 1997, KMS' aggregate net capital as defined was $234,481 (compared to a requirement of $100,000) and its ratio of aggregate indebtedness to aggregate net capital was 1.40 to 1 (compared to a requirement of 15 to 1).

     KMS is subject to the rules and regulations promulgated by various Federal, state and industry regulatory and governmental agencies, including the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. (the "NASD"). Failure to comply with rules and regulations of these organizations could result in fine, suspension or other civil or criminal remedies. Certain of these regulatory bodies perform audits or other procedures to ensure compliance with their rules and regulations. The NASD completed an audit of KMS in February 1998, at which time it issued a preliminary letter of audit findings in which it set forth certain alleged exceptions and areas of noncompliance noted during the performance of its audit procedures, including alleged deficiencies in written supervisory procedures, violations of the firm's restriction letter with respect to the number of securities for which it can make market record keeping violations with respect to new customer accounts and options agreement forms, discrepancies on tickets relating to trades, violations of rules relating to principal markup/markdown transactions on corporate equities and various administrative deficiencies. Based on the review of the letter and on discussions with the NASD auditors, the management of KMS and its counsel do not believe that the ultimate resolution of the matters described in such letter will have a material adverse effect on KMS' financial position or operations. However, the ultimate outcome of this matter cannot be determined at this time. As of April 10, 1998, the NASD has not issued any further correspondence to KMS or had further discussions with KMS' management concerning its audit.

                            KLEIN MAUS & SHIRE, INC

NOTE 4 -- WRITE-OFF OF ADVANCES TO USFG

     At December 31, 1997, USFG was obligated to KMS in the amount of $818,271 representing net advances made to USFG for various purposes. These advances are unsecured, have no specified maturity dates and bear interest at 8%. Interest income includes $46,346 of interest earned on advances to USFG.

     USFG utilized the funds advanced from KMS and $200,000 it raised from issuing its Preferred Stock principally to pay legal, travel, and related expenses connected with filing an application for an investment banking license in Bahrain, for compensation paid on behalf of its officer/stockholder and to purchase fixed assets.

     USFG intends to repay such advances from the proceeds of an initial public offering of its common stock. Accordingly, it will file a Registration Statement on Form S-1 with the Securities and Exchange Commission. However, no assurances can be given that such public offering will be successful. An allowance for the net advances of $818,271, including interest was recorded by KMS at December 31, 1997 (see Note 11).


NOTE 5 -- RECEIVABLE FROM AND PAYABLE TO BROKER-DEALERS AND CLEARING
         ORGANIZATIONS

     KMS introduces all customer transactions in securities traded on U.S. securities markets to its clearing broker on a fully-disclosed basis. The agreement between KMS and its clearing broker provides that KMS is obligated to assume any exposure related to nonperformance by customers or counterparties. KMS monitors clearance and settlement of all customer transactions on a daily basis. In accordance with the clearing agreement, KMS deposited with Cowen & Company $100,000 in a standby money reserve fund which earns interest at a rate defined in the agreement.

     The exposure to credit risk associated with the nonperformance of customers and counterparties in fulfilling their contractual obligations pursuant to these securities transactions can be directly impacted by volatile trading markets which may impair the customer's or counterparty's ability to satisfy their obligations to KMS. In the event of nonperformance, KMS may be required to purchase or sell financial instruments at unfavorable market prices resulting in a loss. Management does not anticipate material instances of nonperformance by customers and counterparties in the above situations.


NOTE 6 -- OTHER ASSETS

     Other assets consist of the following:




                                                           DECEMBER 31,
                                                     ------------------------
                                                         1996         1997
                                                     -----------   ----------
         Employee and broker receivables .........    $102,144      $ 44,341
         Prepaid expenses ........................      92,954        44,497
         Deposits ................................          --        30,109
                                                      --------      --------
                                                      $195,098      $118,947
                                                      ========      ========

     The employee and broker receivables relate principally to advances and expenses in excess of commission earnings and inventory losses charged to registered representatives.


NOTE 7 -- TRADING AND INVESTMENT SECURITIES

     Trading securities and securities sold, not yet purchased, represent the market value of securities held long and short by KMS. The cost of such securities was $1,200 (1996) and $1,659 (1997).

                            KLEIN MAUS & SHIRE, INC

NOTE 8 -- FIXED ASSETS

     Fixed assets consist of the following:




                                                  DECEMBER 31,
                                             -----------------------
                                                1996         1997
                                             ----------   ----------
         Furniture and fixtures ..........    $ 56,706     $ 77,245
         Equipment .......................      57,327      132,478
         Leasehold improvements ..........          --       32,302
                                              --------     --------
                                               114,033      242,025
         Less accumulated depreciation and
           amortization ..................      10,911       44,404
                                              --------     --------
                                              $103,122     $197,621
                                              ========     ========

NOTE 9 -- CAPITALIZED LEASE OBLIGATIONS

     Included in fixed assets are the following assets held under capital leases:




                                                  DECEMBER 31,
                                              ---------------------
                                                1996        1997
                                              --------   ----------
         Equipment ........................   $  --       $52,003
         Accumulated depreciation .........      --         5,200
                                              -----       -------
                                              $  --       $46,803
                                              =====       =======

     Future minimum lease payments for assets under capital leases are as follows:



            1998 ...............................................  $16,304
            1999 ...............................................   16,304
            2000 ...............................................   16,304
            2001 ...............................................   16,304
            2002 ...............................................    3,682
                                                                  -------
            Total minimum lease payments .......................   68,898
            Less amount representing interest ..................   22,719
                                                                  -------
            Present value of net minimum lease payments ........  $46,179
                                                                  =======

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

 a. Litigation


     KMS was a co-defendant in an arbitration proceeding filed with the NASD Office of Dispute Resolution and a complaint filed with the Commissioner of Financial Institutions of the Government of Puerto Rico, in which the plaintiff alleged that KMS and certain of its representatives sold securities to the plaintiff through fraudulent sales practices, misrepresentations and omissions and that certain trades were unauthorized. The complaint demanded compensatory damages of $254,000, rescission damages of $100,000, unspecified punitive damages and attorneys' fees and other legal costs. The matter was resolved in April 1998 when KMS agreed to repurchase the preferred shares for $110,000 payable in five equal monthly installments commencing April 1998.

                            KLEIN MAUS & SHIRE, INC

 b. Lease Agreements


     KMS is obligated under certain noncancelable operating lease agreements for office space. Future minimum cash payments, by year and in the aggregate, required by such leases with initial or remaining terms of one year or more consist of the following:




YEAR ENDING DECEMBER 31,       AMOUNT
--------------------------- -----------
  1998 ....................  $310,000
  1999 ....................  $315,000
  2000 ....................  $315,000
  2001 ....................  $315,000
  2002 ....................  $210,000

     Rent expense charged to operations amounted to $ -0-, $127,000, and $269,000 for the years ended December 31, 1995, 1996, and 1997, respectively.


     KMS recognizes rent expense on a straight-line basis over the lease terms of its two operating leases for office space. During the initial six month periods of each lease, monthly payments were substantially reduced pursuant to each lease. Accordingly, KMS recorded an accrued liability during these periods which is amortized in subsequent periods by the excess of the monthly payments over the monthly expense during the remainder of the leases' terms.


NOTE 11 -- OTHER -- EXPENSES


     Other expenses for the year ended December 31, 1997 consist of:



            Settlement of third-party guarantee .........  $  282,483
            Provision for write-off of amount due from
               USFG (Note 4) ............................     818,271
                                                           ----------
              Total .....................................  $1,100,754
                                                           ==========

                  UNITED STATES FINANCIAL GROUP, INCORPORATED
                                AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET


                               SEPTEMBER 30, 1998


                                  (UNAUDITED)




                                  ASSETS
Cash and cash equivalents ..............................................    $    298,648
Deposit at clearing broker .............................................         186,895
Due from clearing broker ...............................................         175,646
Accounts receivable ....................................................         581,490
Inventories ............................................................         546,366
Fixed assets at cost, net of accumulated depreciation and amortization .         322,598
Due from officers/stockholders .........................................          92,335
Other assets (including deferred offering costs of $380,330) ...........         585,121
Goodwill ...............................................................       6,814,961
                                                                            ------------
 Total Assets ..........................................................    $  9,604,060
                                                                            ============
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Bridge financing payable, net of discount of $46,348...................    $    553,652
 Notes and loans payable to officers/stockholders and others ...........         789,752
 Accounts payable ......................................................         653,343
 Accrued expenses, and other ...........................................       1,030,490
 Securities sold, not yet purchased at market value ....................           1,330
 Long-term capitalized lease obligations ...............................          73,763
                                                                            ------------
   Total Liabilities ...................................................       3,102,330
                                                                            ------------
Minority interest ......................................................             740
                                                                            ------------
Commitments and contingencies
Stockholders' equity:
 Preferred stock, $.0001 par value; 10,000,000 shares authorized;
   40,000 shares issued and outstanding ................................               4
 Common stock, $.0001 par value; 30,000,000 shares authorized;
   10,704,636 shares issued and outstanding ............................           1,070
 Paid-in capital .......................................................      10,950,166
 Deficit ...............................................................      (4,450,250)
                                                                            ------------
   Total stockholders' equity ..........................................       6,500,990
                                                                            ------------
   Total liabilities and stockholders' equity ..........................    $  9,604,060
                                                                            ============


       See Notes to Unaudited Interim Consolidated Financial statements.

                  UNITED STATES FINANCIAL GROUP, INCORPORATED
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)





                                                                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                                            -----------------------------------
                                                                  1997               1998
                                                            ----------------   ----------------
Revenues:
 Sale of products .......................................     $         --       $  1,120,066
 Commissions on brokerage trades ........................          616,367            121,416
 Trading income .........................................        1,414,041          2,346,916
 Other income ...........................................           74,394            201,357
                                                              ------------       ------------
 Total revenue ..........................................        2,104,802          3,789,755
                                                              ------------       ------------
Expenses:
 Cost of sales ..........................................               --            840,116
 Officers' compensation .................................          554,067          1,001,177
 Compensation and related expenses ......................        1,049,790            885,344
 Clearance and floor brokerage ..........................          113,144            215,793
 Occupancy, office, and administrative expense, including
   interest expense of $8,893 and $204,000...............          506,932          1,116,496
 Professional fees ......................................          113,442            512,630
 Communications .........................................          172,573            132,307
 Regulatory fees and expenses ...........................           80,888             70,940
 Other expenses, including goodwill amortization of
   $557,577 (1998).......................................          800,472            569,577
                                                              ------------       ------------
   Total expenses .......................................        3,391,308          5,344,380
                                                              ------------       ------------
Net loss ................................................     $ (1,286,506)      $ (1,554,625)
                                                              ============       ============
Basic Loss Per Share ....................................     $       (.13)      $       (.15)
                                                              ============       ============
Weighted Average Number of Shares Outstanding ...........        9,944,634         10,704,636
                                                              ============       ============


       See Notes to Unaudited Interim Consolidated Financial statements.

                  UNITED STATES FINANCIAL GROUP, INCORPORATED
                                AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


            FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED)






                                  PREFERRED STOCK          COMMON STOCK
                              ----------------------- -----------------------
                                           PAR VALUE     NUMBER     PAR VALUE
                               NUMBER OF     $.0001        OF        $.0001       PAID-IN
                                 SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL        (DEFICIT)         TOTAL
                              ----------- ----------- ------------ ---------- -------------- ---------------- ---------------
Balance--
  December 31, 1997 .........   40,000         $4      10,694,634    $1,069    $10,900,104     $ (2,895,625)   $  8,005,552
Issuance of shares ..........                              10,002         1        150,029                          150,030
Net loss ....................                                                                    (1,554,625)     (1,554,625)
Repayment of subsidiary's
 preferred shares ...........                                                      (99,967)                         (99,967)
                                                                               -----------                     ------------
Balance--
  June 30, 1998 .............   40,000         $4      10,704,636    $1,070    $10,950,166     $ (4,450,250)   $  6,500,990
                                ======         ==      ==========    ======    ===========     ============    ============


       See Notes to Unaudited Interim Consolidated Financial statements.

                  UNITED STATES FINANCIAL GROUP, INCORPORATED
                                AND SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)





                                                                          NINE MONTHS ENDED SEPTEMBER 30,
                                                                        -----------------------------------
                                                                              1997               1998
                                                                        ----------------   ----------------
Cash flows from operating activities:
 Net (loss) .........................................................     $ (1,286,506)      $ (1,554,625)
                                                                          ------------       ------------
 Adjustments to reconcile net (loss) to net cash used in
   operating activities:
   Depreciation and amortization ....................................           25,404            725,699
   (Increase) decrease in deposit at clearing broker ................          138,865            (83,610)
   Decrease in securities owned .....................................          332,181             99,729
   (Increase) decrease in accounts receivable .......................               --           (577,259)
   Increase in inventories ..........................................               --           (427,812)
   (Increase) in other assets .......................................            5,082           (434,994)
   (Increase) decrease in due from/to clearing brokers, net .........         (159,913)          (207,896)
   Increase (decrease) in accounts payable ..........................          (44,312)           560,327
   Increase in accrued expenses .....................................          122,712            767,086
   Increase in securities sold, not yet purchased ...................           64,303               (245)
                                                                          ------------       ------------
    Total adjustments ...............................................          484,322            421,025
                                                                          ------------       ------------
      Net cash (used by) operating activities .......................         (802,184)        (1,133,600)
                                                                          ------------       ------------
Cash flows used by investing activities:
 Purchase of fixed assets ...........................................         (187,122)           (69,581)
                                                                          ------------       ------------
Cash flows from financing activities:
 Bridge loan financing, net .........................................               --            449,970
 Increase in notes and loans payable ................................               --            579,752
 Increase in capitalized lease obligations, net .....................           47,877             27,584
 Capital contributions, including from minority interest ............        1,432,500            150,030
 Retirement of preferred shares of subsidiary .......................               --           (100,000)
                                                                          ------------       ------------
      Net cash provided by financing activities .....................        1,480,377          1,107,336
                                                                          ------------       ------------
Net increase (decrease) in cash .....................................          491,071            (95,845)
Cash--beginning of period ...........................................           17,461            394,493
                                                                          ------------       ------------
Cash--end of period .................................................     $    508,532       $    298,648
                                                                          ============       ============
Supplemental disclosures of cash flow information:
 Cash paid during the period for:
   Interest expense .................................................     $     15,598       $     25,676
                                                                          ============       ============
   Income taxes .....................................................     $      2,800       $      5,855
                                                                          ============       ============


       See Notes to Unaudited Interim Consolidated Financial statements.

         UNITED STATES FINANCIAL GROUP, INCORPORATED AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                    SEPTEMBER 30, 1997 AND 1998 (UNAUDITED)



NOTE 1 -- GENERAL


     In the opinion of management of United States Financial Group, Incorporated and subsidiaries (the "Company"), the accompanying unaudited condensed consolidated financial statements as of September 30, 1998 and for the nine months ended September 30, 1997 and 1998 include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation. The statements should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this Prospectus. The results of operations for the nine months ended September 30, 1997 and 1998 are not necessarily indicative of the results to be expected for the full year.



NOTE 2 -- SEGMENT INFORMATION


     The Company's operations are now reported in two segments. KMS is a broker-dealer of securities and Sureal is a direct marketing company involved in the distribution of personal care and nutritional products principally in Russia and other republics of the former Soviet Union.

     Identifiable assets are those assets used exclusively in the operations of each business segment. Corporate assets are principally cash and other assets. Corporate assets include prepaid and deferred expenses of approximately $450,000 at September 30, 1998.

     A summary of segment data for the nine months ended September 30, 1997 and 1998 follows:




                                                                                    ADJUSTMENTS
SEPTEMBER 30, 1997                       SUREAL          KMS         CORPORATE     ELIMINATIONS        TOTAL
-----------------------------------  -------------  -------------  -------------  --------------  ---------------
Net revenues ......................           --     $2,108,802        $    --          $   --     $  2,104,802
Operating (losses) ................           --       (397,269)      (889,237)             --       (1,286,506)
Identifiable assets ...............           --      1,958,650         79,188        (768,425)       1,269,413

SEPTEMBER 30, 1998
------------------------------------
Net revenues ......................   $1,120,066     $3,007,100     $    2,589      $ (340,000)    $  3,789,755
Operating profits (losses) ........     (604,895)       269,941       (322,094)       (897,577)      (1,554,625)
Identifiable assets ...............    1,358,735      1,045,772      7,959,592        (760,039)       9,604,060


     Capital expenditures and depreciation expense were not significant during the periods presented.

NOTE 3 -- BRIDGE FINANCING


     From January through March 1998, the Company sold 12 units of Bridge Financing. Each Unit consists of (i) a 10 percent Promissory Note in the principal amount of $50,000 due one year from the date of issuance and (ii) 1,667 shares of the Company's Common Stock. The holders of such shares have certain registration rights. For financial reporting purposes, a portion of the net proceeds was allocated to the value of the Common Stock. The resulting debt discount of $150,030 (which was determined based on fair value estimate of $15 per share) is being amortized to expense over the term of the Promissory Notes. Such expense recognized for the nine months ended September 30, 1998 amounted to $103,682.


NOTE 4 -- LEGAL MATTERS


     KMS was a co-defendant in a legal action in which the plaintiff alleged that KMS and certain of its representatives sold securities to the plaintiff through fraudulent sales practices, misrepresentations and omissions and that certain trades were unauthorized. The complaint demanded compensatory damages of $254,000, rescission damages of $100,000, unspecified punitive damages and attorneys' fees and other legal costs. The matter was resolved in April 1998 when KMS agreed to repurchase the preferred shares for $110,000 payable in five equal monthly installments commencing April 1998.

         UNITED STATES FINANCIAL GROUP, INCORPORATED AND SUBSIDIARIES

                    SEPTEMBER 30, 1997 AND 1998 (UNAUDITED)


NOTE 4 -- LEGAL MATTERS (CONTINUED)


     On June 5, 1998, the Securities and Exchange Commission issued an order directing a private investigation of certain activities of KMS, including a private placement of KMS securities in 1996 and 1997, the firm's operational capability and the qualifications of the firm and certain of its personnel to do business as broker-dealer, record-keeping, and transactions in penny stocks. KMS is cooperating fully in the SEC investigation.



NOTE 5 -- STOCK OPTION PLAN



     The United States Financial Group, Incorporated 1998 Stock Incentive Plan (the "Plan"), which expires ten years from the date adopted, enables the Company to grant incentive stock options, nonqualified options and stock appreciation rights ("SARs") for up to 1,000,000 shares of the Company's Common Stock. Incentive stock options granted under the Plan must conform to applicable Federal income tax regulations and have an exercise price not less than the fair market value of shares at the date of grant (110% of fair market value for ten percent or more stockholders). Other options and SARs may be granted on terms determined by a committee of the Board of Directors. As of September 30, 1998, no options were outstanding under the Plan.

===============================================================================
NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES AS OF WHICH SUCH INFORMATION IS FURNISHED.
                     -----------------------------------
                               TABLE OF CONTENTS




                                                     PAGE
                                                ---------
Cover Page ..................................        1
Prospectus Summary ..........................        3
Summary Financial Information ...............        5
Risk Factors ................................        6
Use of Proceeds .............................       19
Dividends ...................................       20
Dilution ....................................       21
Capitalization ..............................       22
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ...............................       24
Business ....................................       29
Management ..................................       44
Principal and Selling Shareholders ..........       48
Certain Transactions ........................       49
Underwriting ................................       50
Description of Capital Stock ................       52
Reports to Shareholders .....................       52
Transfer Agent and Registrar ................       52
Legal Proceedings ...........................       53
Experts .....................................       53
Further Information .........................       53
Consolidated Financial Statements ...........      F-1



Until      , 1996 (25 days after the date of this Prospectus), all dealers effecting transactions in the shares of common stock offered hereby, whether or not participating in the distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               2,200,000 SHARES


                  UNITED STATES FINANCIAL GROUP, INCORPORATED



                                  COMMON STOCK






               ------------------------------------------------
                                  PROSPECTUS
               ------------------------------------------------
                               KASHNER DAVIDSON
                                SECURITIES CORP.







                                         , 1998

===============================================================================

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 22. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has a provision in its charter, by-laws, or other contracts providing for indemnification of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


ITEM 23. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Estimated expenses payable by the Registrant other than underwriting commissions payable to the Underwriter in connection with the registration and distribution of the Common Stock registered hereby are as follows:




   SEC filing fee .................................    $  12,154.37
   NASD filing fee ................................        4,620.53
   NASDAQ listing fee .............................          87,000
   "Blue sky" filing fees and expenses ............          15,000*
   Printing Expenses ..............................         100,000*
   Transfer agent and registrar's fees ............          10,000*
   Legal fees and expenses ........................         125,000*
   Accounting and other professional fees .........         125,000*
   Fairness opinion ...............................         300,000*
   Miscellaneous ..................................    $  27,225.10*
                                                       ------------
   TOTAL ..........................................    $    800,000*
                                                       ============


----------
* estimated


ITEM 24. RECENT SALES OF UNREGISTERED SECURITIES.

     The following common shares have been issued or are issuable pursuant to existing agreements:




   Shares issue to effect the merger with Klein, Maus & Share, Inc. .......        9,444,634(1)
   Shares issued to effect the merger with Sureal International, Inc. .....          750,000(2)
   Shares issued with bridge financing ....................................           10,002(3)


----------
(1)   Shares issued at inception in exchange for shares of KMS

(2)   Shares issued in exchange for shares of Sureal

(3) Shares issued pursuant to exemption from registration made available under Section 4(2) and the rules thereunder of the Securities Act of 1933, as amended

ITEM 25. EXHIBITS.

     The following exhibits can be found as exhibits to the filings listed.




   1     Form of Underwriting Agreement*
 1.1     Form of Underwriters' Warrant Agreement*
 3.1     Articles of Incorporation*
 3.2     By-Laws*
 4.1     Specimen Certificate for Common Stock***
   5     Opinion of Doros & Brescia, P.C.*
10.1     Employment Agreement -- Mohammad Ali Khan*
10.2     Employment Agreement -- Asim S. Kohli*
10.3     Employment Agreement -- R. Bret Jenkins*
10.4     Employment Agreement -- Richard Wogksch*
10.5     Employment Agreement -- Glen Jensen*
10.6     Consulting Agreement with EH Associates*
10.7     Stock Option Plan*
10.8     Lease Agreement -- 110 Wall Street, New York*
10.9     Lease Agreement -- Orem, Utah*
10.10    Clearing Agreement with Cowen & Company*
10.11    Share Exchange Agreement between United States Financial Group, Incorporated and Sureal
         International, Inc.*
16.1     Letter from Lilling & Company**
16.2     Letter from Hagan & Burns CPAs, P.C.**
22.1     Consent of Eichler, Bergsman & Co., LLP**
22.2     Consent of Lilling & Company**
22.3     Consent of Hagan & Burns CPAs, PC**
22.4     Consent of Doros & Brescia, P.C.*


----------
 *  Previously filed

 ** Filed herewith

***   To be filed by Amendment

ITEM 26. UNDERTAKINGS.

     Subject to the terms and conditions of Section 15(d) of the Securities and Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission hereto before or hereafter duly adopted pursuant to authority conferred in that section.

     The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each Purchaser.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.


     The Registrant further undertakes:


     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b). If, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 30th day of December, 1998.




                                    UNITED STATES FINANCIAL GROUP,
                                    INCORPORATED


                                    By /s/ Mohammad Ali Khan
                                       ------------------------------------
                                       Mohammad Ali Khan, President



                                       /s/ William Triebel
                                       ------------------------------------
                                       William Triebel, Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



SIGNATURE                           TITLE                            DATE
---------                           -----                            ----
/s/ Mohammad Ali Khan               President and Director           December 30, 1998
-------------------------------     (Principal Executive Officer)
Mohammad Ali Khan

/s/ William Triebel                 Principal Financial              December 30, 1998
-------------------------------      Officer
William Triebel

/s/ Asim S. Kohli                   Director                         December 30, 1998
-------------------------------
Asim S. Kohli

/s/ A. Rushdi Siddiqui              Director                         December 30, 1998
-------------------------------
A. Rushdi Siddiqui

/s/ Edward A. Heil                  Director                         December 30, 1998
-------------------------------
Edward A. Heil
                                    Director                         December 30, 1998
-------------------------------
R. Bret Jenkins

/s/ Maurice Gross                   Director                         December 30, 1998
-------------------------------
Maurice Gross

/s/ Steven Jacobson                 Director                         December 30, 1998
-------------------------------
Steven Jacobson

/s/ Joseph Antonini                 Director                         December 30, 1998
-------------------------------
Joseph Antonini

/s/ Jamil Asghar                    Director                         December 30, 1998
-------------------------------
Jamil Asghar

/s/ Leonard Yablon                  Director                         December 30, 1998
-------------------------------
Leonard Yablon

/s/ Jaffer Naqvi                    Director                         December 30, 1998
-------------------------------
Jaffer Naqvi

                                 EXHIBIT INDEX


   1     Form of Underwriting Agreement*
 1.1     Form of Underwriters' Warrant Agreement*
 3.1     Articles of Incorporation*
 3.2     By-Laws*
 4.1     Specimen Certificate for Common Stock***
   5     Opinion of Doros & Brescia, P.C.*
10.1     Employment Agreement -- Mohammad Ali Khan*
10.2     Employment Agreement -- Asim S. Kohli*
10.3     Employment Agreement -- R. Bret Jenkins*
10.4     Employment Agreement -- Richard Wogksch*
10.5     Employment Agreement -- Glen Jensen*
10.6     Consulting Agreement with EH Associates*
10.7     Stock Option Plan*
10.8     Lease Agreement -- 110 Wall Street, New York*
10.9     Lease Agreement -- Orem, Utah*
10.10    Clearing Agreement with Cowen & Company*
10.11    Share Exchange Agreement between United States Financial Group, Incorporated and Sureal
         International, Inc.*
16.1     Letter from Lilling & Company**
16.2     Letter from Hagan & Burns CPAs, P.C.**
22.1     Consent of Eichler, Bergsman & Co., LLP**
22.2     Consent of Lilling & Company**
22.3     Consent of Hagan & Burns CPAs, PC**
22.4     Consent of Doros & Brescia, P.C.*


----------
  *  Previously filed

 **  Filed herewith

***  To be filed by Amendment